SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     Information Required in Proxy Statement
                        Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

 |_|    Preliminary Proxy Statement         |_|   Confidential, for Use of the
 |X|    Definitive Proxy Statement                Commission Only (as
 |_|    Definitive Additional Materials           permitted by Rule 14a-6(e)(2))
 |_|    Soliciting Material Pursuant to
        Rule 14a-12

                            GREKA ENERGY CORPORATION
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


|_|  No fee required.

|X|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

                      common stock, no par value per share

     (2)  Aggregate number of securities to which transaction applies:

          5,118,959 shares of common stock consisting of 4,688,959 shares of, 200,000 options to purchase shares of, and 230,000 warrants to purchase shares of, common stock

     (3) Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               The filing fee of $2,491.01 was calculated pursuant to Exchange Act Rule 0-11(c)(1) and is based on the aggregate number of 5,118,959 shares of Greka Energy Corporation common stock consisting of 4,688,959 shares of Greka Energy Corporation common stock outstanding plus the 200,000 options and 230,000 warrants to purchase common stock of Greka Energy Corporation multiplied by the $6.25 per share merger consideration. The filing fee was then calculated by multiplying the resulting transaction cash value of $30,791,193.75 by 0.00008090.

     (4)  Proposed maximum aggregate value of transaction:   $30,791,193.75


     (5)  Total fee paid:   $2,491.01


     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: $2,491.01

     (2) Form, Schedule or Registration Statement No.: Schedule 13E-3

     (3) Filing Party: Greka Energy Corporation

     (4) Date Filed: June 4, 2003

================================================================================
                            GREKA ENERGY CORPORATION
                          630 Fifth Avenue, Suite 1501
                               New York, NY 10111

To our Shareholders:

     We cordially invite you to attend a special meeting of shareholders of Greka Energy Corporation ("Greka"), to be held on July 25, 2003 at 1:00pm, local time, at 6527 Dominion Road, Santa Maria, California 93454.

     As described in the enclosed proxy statement, at the special meeting, we will ask you to consider and vote upon a proposal to adopt a merger agreement that provides for the merger of Greka with Alexi Corporation ("Merger Sub"), a wholly owned subsidiary of Alexi Holdings Limited ("Alexi") and to approve the merger contemplated by the merger agreement. If the merger is completed, you will receive $6.25 in cash, without interest, for each share of common stock of Greka that you own. After the merger, Greka will be a wholly owned subsidiary of Alexi.

     A special committee of Greka's board of directors, consisting of directors who are not officers or employees of Greka, evaluated and negotiated the terms of the merger agreement and the proposed merger and unanimously recommended the approval of the merger agreement and the proposed merger to Greka's board of directors. The entire board of directors of Greka (other than Randeep Grewal, who did not vote because of his interest in the proposed merger) has unanimously approved the merger agreement and the merger. The special committee and the board of directors unanimously recommend that all shareholders vote "FOR" the adoption of the merger agreement and approval of the merger. CIBC World Markets Corp., the special committee's independent financial advisor, following the review of the terms and conditions of the merger agreement and $6.25 per share price, rendered a fairness opinion to the special committee on May 27, 2003.

     Under Colorado law, for the proposed merger to be completed, the merger agreement must be adopted by the holders of the majority of the shares of Greka common stock outstanding as of the close of business on June 18, 2003, which is the record date for purposes of the special meeting.

     The accompanying notice of special meeting of shareholders and proxy statement explain the proposed transactions and provide specific information concerning the special meeting. Please give this information your careful attention.

     Your vote is important. Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card in the postage-paid envelope as soon as possible. Returning a signed proxy card will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. You may also revoke your proxy at any time before it is voted at the special meeting by submitting a written revocation or a proxy bearing a later date. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

     In considering the recommendation of the special committee and Greka's board of directors, you should be aware that members of the Greka board of directors and certain key members of Greka's management have interests in the merger that may be different from your interests as a Greka shareholder. These interests are summarized in the accompanying proxy statement in the section entitled "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

     On behalf of the board of directors, I thank you for your support and urge you to vote "FOR" the adoption of the merger agreement and the approval of the merger.

                                            Sincerely yours,
                                            Randeep S. Grewal
                                            Chairman and Chief Executive
                                            Officer

     The date of this proxy statement is June 18, 2003. It is first being mailed to Greka shareholders on or about June 23, 2003.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these transactions, passed upon the fairness or merits of these transactions, or passed upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

                            GREKA ENERGY CORPORATION
                          630 Fifth Avenue, Suite 1501
                               New York, NY 10111

                                 ---------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON July 25, 2003

                                 ---------------

TO THE SHAREHOLDERS OF GREKA ENERGY CORPORATION:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Greka Energy Corporation, a Colorado corporation ("Greka"), will be held on July 25, 2003, at 1:00pm local time, at 6527 Dominion Road, Santa Maria, California 93454 for the following purposes:

     1. To consider and vote on a proposal to adopt the Merger Agreement, dated as of May 27, 2003, by and among Alexi Holdings Limited, a Cayman Islands corporation ("Alexi"), Alexi Corporation , a Colorado corporation and wholly owned subsidiary of Alexi ("Merger Sub") and Greka, a copy of which is attached to the accompanying proxy statement as Appendix A, and to approve the merger contemplated by the merger agreement. Under the merger agreement, Merger Sub will be merged with and into Greka and Greka will become a wholly owned subsidiary of Alexi. If the merger is completed, each outstanding share of Greka common stock will be converted into the right to receive $6.25 in cash, without interest, and each holder of a stock option and warrant granted by Greka to purchase shares of Greka's common stock will receive in cash, without interest, for each share of common stock subject to such option and warrant, the excess, if any, of the merger consideration of $6.25 per share over the exercise price per share of such option and warrant, less any applicable withholding taxes.

     2. To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice.

     Greka's shareholders of record as of the close of business on June 18, 2003 are entitled to receive notice of and to vote at the special meeting, and any adjournment or postponement of the special meeting.

     The Greka board of directors, based in part on the unanimous recommendation of a special committee, has unanimously determined that the merger agreement and the merger are advisable and approved the merger agreement and the proposed merger. The board of directors and the special committee recommend that you vote "FOR" the adoption of the merger agreement and approval of the merger. Please review in detail the attached proxy statement for a more complete statement regarding the matter to be acted upon at the special meeting, including a description of the merger agreement, the background of the merger and the factors that the special committee considered in recommending that the board of directors adopt and approve the merger and the merger agreement.

     Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to ensure representation of your shares.

     Please do not send your stock certificate at this time. If the proposed merger is completed, you will be sent instructions regarding the surrender of your certificates.

     If you properly execute and submit a proxy and no instructions are given, the shares of Greka common stock represented by that proxy will be voted "FOR" the adoption of the merger agreement and approval of the merger.

                                            By Order of the Board of Directors
                                            Susan M. Whalen, Secretary
Santa Maria, California
June 18, 2003

                            GREKA ENERGY CORPORATION
                          630 Fifth Avenue, Suite 1501
                               New York, NY 10111

                               -------------------

                                PROXY STATEMENT

                        Special Meeting of Shareholders
                          To Bo Held on July 25, 2003

     ----------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
SUMMARY TERM SHEET                                                            9

The Parties                                                                   9
Information Concerning the Special Meeting                                   10
Trading Markets and Market Price of Greka Common Stock                       10
Special Factors                                                              11
Accounting Treatment                                                         13
Material U.S. Federal Income Tax Consequences                                13
Exchange of Stock Certificates for the Merger Consideration                  13
Dissenters' and Appraisal Rights                                             13
Terms of the Merger Agreement                                                13

QUESTIONS AND ANSWERS                                                        17

SPECIAL FACTORS                                                              19

Background of the Merger                                                     19
Opinion of the Special Committee's Financial Advisor                         23
Special Committee's and Board of Directors' Recommendation;
   Fairness of the Merger                                                    30
Alexi Parties' Position as to the Fairness of the Merger                     34
Reasons, Purpose and Structure of the Merger                                 36
Certain Effects of the Merger                                                37
Plans for Greka                                                              38
Interests of Certain Persons in the Merger                                   38

SPECIAL MEETING OF SHAREHOLDERS                                              40

General                                                                      40
Matters to be Considered at the Special Meeting                              40
Date, Place and Time                                                         40
Record Date, Voting Rights, Quorum and Revocability of Proxies               40
Required Vote, Abstentions and Broker non-Votes                              41
Solicitation of Proxies and Expenses                                         41

                                                                            Page
                                                                            ----

SUMMARY FINANCIAL DATA                                                       41

TRADING MARKETS AND MARKET PRICE                                             42

DIVIDEND POLICY                                                              42

THE PARTIES                                                                  43

Greka Energy Corporation                                                     43
Alexi Holdings Limited                                                       43
Alexi Corporation                                                            43

THE MERGER                                                                   43

Effective Time of the Merger                                                 43
Payment of Merger Consideration and Surrender of Stock Certificates          43
Risks that the Merger Will Not be Completed                                  44
Financing of the Merger                                                      45
Expenses and Fees Associated with the Merger and the Special Meeting         45
Certain Regulatory Considerations                                            45
Certain U.S. Federal Income Tax Consequences                                 46
Accounting Treatment                                                         48
Dissenters' and Appraisal Rights                                             48

THE MERGER AGREEMENT                                                         48

Structure of the Merger                                                      48
Completion and Effectiveness of the Merger                                   48
Merger Consideration                                                         49
Exchange of Greka Stock Certificates for Cash                                49
Stock Options and Warrants                                                   49
Lost Stock Certificates                                                      49
Conditions to Completion of the Merger                                       49
Representations and Warranties                                               52
Greka Special Meeting                                                        53
Greka Prohibited from Soliciting Other Offers                                54
Delisting of Greka Common Stock                                              55
Conduct of Business Before Completion of the Merger                          55
Consents; Regulatory Approvals                                               56
Termination of the Merger Agreement                                          57
Termination Fee                                                              59
Expenses                                                                     60
Amendments, Extensions and Waivers                                           60

SECURITY OWNERSHIP OF CERTAIN PERSONS                                        61

Security Ownership of Certain Beneficial Owners and Management               61

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS                   63

OTHER MATTERS                                                                63

FUTURE STOCKHOLDER PROPOSALS                                                 63

LEGAL COUNSEL                                                                63

INDEPENDENT AUDITORS                                                         63

LIST OF APPENDICES

APPENDIX A          Merger Agreement, dated as of May 27, 2003, by and between
                    Alexi Holdings Limited, Alexi Corporation, and Greka Energy
                    Corporation

APPENDIX B          Opinion of CIBC World Markets Corp., dated May 27, 2003

APPENDIX C          Section 7-113-102 of the Colorado Business Corporations
                    Statute; Dissenters' Rights

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information contained in the proxy statement and may not contain all of the information that is important to you. To understand the transactions fully and for a more complete description of the legal terms of the transaction, you should carefully read this entire document and the additional documents to which we refer you, including the Merger Agreement attached as Appendix A. This proxy statement is first being mailed on or about June 23, 2003, to Greka's shareholders of record as of the close of business on June 18, 2003.

The Parties (see page 43)

     o Greka Energy Corporation, a Colorado corporation ("Greka" or the "Company") is an independent integrated energy company. Our oil and gas production, exploration and development activities are concentrated in our properties in California where we also own and operate an asphalt refinery. We supply our asphalt refinery with equity oil, which is the crude oil we produce from our surrounding heavy crude oil reserves, and we also utilize crude oil purchased from third party producers. We believe that our vertically integrated operations reduce our exposure to material volatile swings in crude oil prices. Historically, we also engaged in oil and gas exploration, development and production from our properties in Louisiana, Texas and New Mexico. These operations have substantially been sold as part of our strategic, internal reorganization. In addition, we have interests in coalbed methane properties and production sharing contracts in China. Greka's executive offices are located at 630 Fifth Street, Suite 1501, New York, NY 10111, Tel. (212) 218-4680.

     o Alexi Holdings Limited. ("Alexi") was incorporated in the Cayman Islands in May, 2003 by Randeep S. Grewal for the purpose of effecting the merger. Alexi has not been engaged in any business activities other than those in connection with its formation and the merger. All of the outstanding capital stock of Alexi is owned by Randeep S. Grewal. Alexi's registered offices are located at M&C Corp. Services Ltd., P.O. Box 309 GT, Ugland House, South Church Street, George Town Grand Cayman, Cayman Islands.

     o Alexi Corporation ("Merger Sub") was incorporated in Colorado in May 2003 by Alexi for the purpose of effecting the merger. Merger Sub has not been engaged in any business activities other than those in connection with its formation and the merger. All of the outstanding capital stock of Merger Sub is owned by Alexi. Merger Sub will be merged with and into Greka, and Greka will be a wholly owned subsidiary of Alexi following the merger. Merger Sub's executive offices are located at 2801 B Santa Maria Way, Santa Maria, CA 93454.

     Alexi and Merger Sub who, under the rules of the Securities and Exchange Commission (the "Commission"), may be deemed to be engaged in the merger, are collectively referred to as the Alexi Parties in this proxy statement.

Information Concerning the Special Meeting (see page 40)

     o Date, Time and Place. Greka will hold a special meeting of shareholders on July 25, 2003 at 1:00pm local time, at 6527 Dominion Road, Santa Maria, California 93454.

     o Purpose of the Special Meeting. At the special meeting, you will be asked to adopt the Merger Agreement, dated as of May 27, 2003, by and among Alexi, Merger Sub and Greka, and to approve the merger contemplated by the merger agreement. You will also be asked to vote on other matters that properly come before the special meeting, although we are not aware that any such other matters will be brought before the special meeting. Pursuant to the merger agreement, Merger Sub will merge with and into Greka, and Greka will become a wholly owned subsidiary of Alexi. If the merger agreement is adopted, the merger is approved and the merger is completed, your shares of Greka common stock will be converted into the right to receive $6.25 per share, in cash, without interest. All outstanding options and warrants to purchase common stock of Greka will be cancelled in exchange for the right to receive, for each such option and warrant, a cash payment equal to the amount, if any, by which the $6.25 per share merger consideration exceeds the per share exercise price of the option and warrant, without interest, less any applicable withholding taxes.

     o Record Date; Voting at the Special Meeting. You will only be entitled to vote at the special meeting if you are a shareholder of record as of the close of business on June 18, 2003, which is the record date for the special meeting. You will be entitled to one vote per share.

     o Quorum. The holders of the majority of the shares of Greka common stock outstanding as of the close of business on June 18, 2003, and entitled to vote on a matter at the special meeting must be present in person or by proxy in order for a quorum to exist at the special meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

     o Vote Required. Under Colorado law, the merger agreement and the proposed merger must be adopted by the holders of the majority of shares of Greka common stock issued and outstanding as of June 18, 2003, which is the record date for the special meeting. On the record date, Greka had 4,951,459 shares of common stock issued and outstanding.

          Brokers will not have the right to vote on adoption of the merger agreement and approval of the merger unless the beneficial owners of the shares held in street name give the broker specific instructions authorizing the vote. If you fail to return an executed proxy card or to vote in person at the special meeting, or if you abstain from voting, it will constitute, in effect, a vote against adoption of the merger agreement and approval of the merger. Similarly, broker non-votes will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

     o Engagement of Proxy Solicitation Firm. Greka has retained the firm Regan & Associates, Inc. to assist in the solicitation of proxies, for which it will be paid a fee of approximately $5,000 and reimbursed for its expenses.

Trading Markets and Market Price of Greka Common Stock (see page 42)

     o Our common stock is traded on the NASDAQ National Market under the symbol "GRKA." The closing price per share for Greka common stock on May 27, 2003, the last full trading day prior to the public announcement of Alexi's offer and the proposed merger, was $4.051 per share. On June 17, 2003, the last full trading day prior to the date of this proxy statement, the closing price for Greka common stock was $5.62.

Special Factors (see page 19)

     o Purpose of the Merger (see page 36). Our purpose for the merger is to provide shareholders who are not affiliated with Alexi immediate liquidity from their investment in Greka. The merger price of $6.25 per share represents a premium of approximately 69% over the $3.70 closing price of common stock on May 19, 2003, the last full trading day prior to Greka's announcement of Randeep S. Grewal's indication that he was evaluating a "going private" transaction. The merger price of $6.25 per share represents a premium of approximately 54% over the $4.051 closing price of common stock on May 27, 2003, the last full trading day prior to Greka's announcement of Alexi's offer and the proposed merger. See "SPECIAL FACTORS--Reasons, Purpose and Structure of the Merger."

     o Effects of the Merger (see page 37). The merger is a "going private" transaction for Greka. Upon completion of the merger, Alexi will beneficially own all of our equity securities and Greka will be a wholly owned, privately held subsidiary of Alexi. Immediately following the merger, no other shareholders will have any interest in Greka, including in any future earnings and growth of Greka, and similarly will not bear the risk of any decrease in the value of Greka after the merger. Greka common stock will no longer be publicly traded after the merger. In addition, the registration of our common stock and our reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated upon application to the Commission. See "SPECIAL FACTORS--Certain Effects of the Merger" and "Plans for Greka."

     o Special Committee (see page 30). Our board of directors formed a special committee of directors consisting of three independent directors (the "Special Committee") to review, evaluate and negotiate Alexi's proposal and to consider options that may be available to Greka. The Special Committee consisted of Messrs. Jan Holtrop, Kenton Miller and Dai Vaughan, none of whom is an officer of Greka or an affiliate of Alexi. However, Dr. Holtrop (who is temporarily residing in Spain) resigned on May 21, 2003 as a result of his limited ability to timely and efficiently communicate and receive information important to his decisions as a member of the Special Committee. The Special Committee, with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the merger proposal, including the terms of the merger agreement, with Alexi. See "SPECIAL FACTORS - Special Committee's and Board of Directors' Recommendation; Fairness of the Merger".

     o Greka's Reasons for the Merger and Board of Directors' Recommendation; Fairness of the Merger (see page 36). Our Special Committee determined that the merger agreement and the proposed merger, from a financial and procedural point of view, are fair to and in the best interests of our shareholders who are not affiliated with Alexi. The Special Committee considered a number of substantive and procedural factors in its determination of whether the proposed merger was fair to the shareholders of Greka who are not affiliated with Alexi. The Special Committee had not received any proposal other than that offered by Alexi. Therefore, after careful consideration, the Special Committee concluded that the interests of the public shareholders of Greka would be best served by entering into the merger agreement with Alexi. Accordingly, the Special Committee unanimously recommended to Greka's board of directors that it approves the merger and the merger agreement. Our board of directors, except for Mr. Grewal who did not vote for the proposal due to his conflict of interest, based in part on the unanimous recommendation of the Special Committee, determined that the merger agreement and the merger are advisable and approved the merger agreement and the merger. Subsequent to entering into the merger agreement with Alexi and prior to the filing date of this proxy statement, no significant proposals were received.

          The Special Committee and the board of directors recommend that you vote "FOR" the proposal to adopt the merger agreement and approve the merger. To our knowledge, each of our executive officers and directors intends to vote all of the shares of our common stock they directly own in favor of the merger. For a discussion of the material factors considered by the Special Committee and the board of directors, see "SPECIAL FACTORS--Special Committee's and Board of Directors' Recommendation; Fairness of the Merger" and "SPECIAL FACTORS--Background of the Merger."

     o Opinion of CIBC Worlds Markets Corp. ("CIBC" or "CIBC World Markets") with respect to the fairness to Greka's shareholders who are not affiliated with Alexi (see page 23). In connection with the merger, the Special Committee received a written opinion of CIBC World Markets Corp. as to the fairness, from a financial point of view, of the merger consideration to the holders of Greka common stock other than certain members of management of Greka holding shares of common stock that will be contributed to the capital of Alexi or Merger Sub (the "unaffiliated holders"). The full text of CIBC World Markets' written opinion, dated May 27, 2003, is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. CIBC World Markets' opinion is addressed to the Special Committee and relates only to the fairness, from a financial point of view, of the merger consideration to the unaffiliated holders of Greka common stock.

     o Position of Alexi as to the Fairness of the Merger (see page 34). The rules of the Commission require Alexi to express a belief regarding the fairness of the merger to Greka's shareholders who are not affiliated with Alexi. After careful consideration and based on various factors, the Alexi Parties have formed the belief that the merger is procedurally and substantively fair to Greka's shareholders who are not affiliated with Alexi. However, you should not construe this belief as a recommendation as to how you should vote on the merger. For a discussion of the material factors considered by the Alexi Parties, see "SPECIAL FACTORS--Alexi Parties' Position as to the Fairness of the Merger."

     o Interests of Certain Persons in the Merger (see page 38). Certain members of Greka's board of directors and Greka's executive officers have interests in the merger that are different from those that you have as a Greka shareholder. These relationships and interests could be viewed to create conflicts of interest that would affect their vote on the proposal to approve the Merger and recommend the shareholders vote "For" the Merger.

Interests that you should consider include:

     o Some of Greka's executive officers and directors, including the members of the Special Committee, own our common stock and have options to purchase Greka common stock but at an exercise price greater than the $6.25 per share merger consideration. As a result, none of our officers or directors will receive any consideration for their options. The members of the Special Committee received no Greka shares or options in connection with their role as members of that committee.

     o In recognition of their service on the Special Committee, Greka has authorized to pay to Kenton Miller and Dai Vaughan, the remaining members of the Special Committee, compensation of $100 per meeting attended payable at the end of each calendar quarter during which the meetings took place and provided they are independent members at the end of the quarter. As Chairman of the Special Committee, Mr. Vaughan is also authorized to receive an annual retainer of $12,000 which shall be earned and payable at the end of each calendar quarter provided he is the independent Chairman at the end of the quarter. The amount is not conditioned on whether the merger is consummated. To date, no member has received any fees for his service on the Special Committee.

     o Greka will continue the indemnification arrangements and directors' and officers' liability insurance for Greka's past, present and future directors and officers following the merger, including members of the Special Committee.

     o After the merger, Mr. Randeep S. Grewal will become Chairman and Chief Executive Officer of Alexi.

     o Conditions to Completion of the Merger (see page 49). Completion of the merger is subject to various conditions, including, but not limited to, Greka receiving shareholder approval and Alexi securing its financing. The conditions to completion of the merger are summarized under "THE MERGER AGREEMENT--Conditions to Completion of the Merger." As a result of various conditions to the completion of the merger, Greka cannot assure you that the merger will be completed even if the requisite shareholder approval is obtained. We expect that if Greka's shareholders do not adopt the merger agreement and approve the merger or if the merger is not completed for any other reason, the current management of Greka, under the direction of the current board of directors, will continue to manage Greka as an ongoing business.

     o Financing of the Merger (see page 45). Alexi has informed us that it currently estimates the aggregate merger consideration and other transaction costs, including Greka's debt assumption, fees and expenses relating to the merger to be approximately $100 - 105 million. For additional information regarding the financing of the merger, see "THE MERGER--Financing of the Merger."

     Accounting Treatment (see page 48)

     o The merger will be accounted for under the purchase method of accounting.

     Material U.S. Federal Income Tax Consequences (see page 46)

     o Generally, the merger will be taxable for U.S. federal income tax purposes to Greka's shareholders. You will recognize taxable gain or loss in the amount of the difference between $6.25 and your adjusted tax basis for each share of Greka common stock that you own. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

     Exchange of Stock Certificates for the Merger Consideration (see page 43)

     o You should not send in stock certificates until you receive a letter and instructions from the paying agent on how to surrender your Greka stock certificates, which should be sent to you soon after the effective date of the merger. You can expect to receive a check in the amount of your cash payment soon after Greka's paying agent has received your stock certificates, along with your properly completed documentation.

     Dissenters' and Appraisal Rights (see page 48)

     o Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters' rights in connection with the proposed merger depending on the circumstances. These rights generally confer on shareholders who do not vote in favor of a merger or the consideration to be received in a merger and who properly exercise appraisal rights, the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding.

     o Under Colorado Business Corporations law, Section 7-113-102, shareholders are not entitled to dissent as to the fair value of the shares of any class that were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934," as amended, or on the national market system of the national securities dealers automated quotation system. Greka's common stock, on the record date, was traded on the NASDAQ national market, therefore, its shareholders will not have the right to dissent.

     Terms of the Merger Agreement (see page 48)

     o Payments to Shareholders and Holders of Stock Options and Warrants (see page 49). Upon completion of the merger, you will be entitled to receive $6.25 in cash, without interest, for each share of Greka common stock that you own. You will not own any shares of Greka common stock or any other equity interest in Greka after completion of the merger. Each outstanding option and warrant to purchase shares of

          Greka common stock (whether or not presently vested) will be cancelled at the effective time of the merger, and each option and warrant holder will be entitled to receive a cash payment, without interest, equal to the excess, if any, of the $6.25 per share merger consideration over the exercise price of the option and warrant, multiplied by the number of shares subject to the option and warrant, less any applicable withholding taxes. The total merger consideration to be paid to all Greka shareholders and option and warrant holders will be approximately $30.8 million.

     o Effective Date of the Merger (see page 48). The merger will be effective when articles of merger are filed with the Colorado Secretary of State and become effective. Greka expects to make this filing no later than two business days following the satisfaction or waiver of all of the conditions to the merger contained in the merger agreement, including the adoption of the merger agreement and approval of the merger at the special meeting. Greka cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived.

     o Conditions to the Obligations of the Parties to Close the Merger (see page 49). The closing of the merger is subject to the condition, as required under Colorado law, that the merger agreement be adopted and the merger be approved by the holders of a majority of the outstanding shares of Greka common stock. In addition, the completion of the transaction contemplated by the merger agreement is subject to the absence of an order or injunction prohibiting the merger from a court or other governmental entity. In addition, the closing of the merger is subject to the representations and warranties of Greka and the Alexi Parties being true and correct as of the closing date, except to the extent that any failure of the representations and warranties to be so true and correct would not have a material adverse effect on Greka or the Alexi Parties. Furthermore, Greka and the Alexi Parties must have performed and complied in all material respects with all of its covenants and agreements contained in the merger agreement.

     o Conditions to the Obligations of the Alexi Parties to Close the Merger (see page 51).The obligations of the Alexi Parties to complete the merger are subject to satisfaction or waiver of additional conditions, including, but not limited to, the following:

          o Alexi having on hand an amount of cash and/or borrowings available under credit facilities sufficient to pay the merger consideration and to either refinance Greka's indebtedness on terms acceptable to Alexi or to obtain from Greka's principal lenders a consent to the change of control that will result from the merger or an amendment or supplement to Greka's credit agreements on terms acceptable to Alexi;

          o Greka using its best efforts to obtain from the holders of all puts to sell Greka common stock, an extention of time so that the puts could be exercised; and

          o no pending action, proceeding or investigation by a governmental authority or action by any other person challenging, seeking to prohibit, prevent or delay or seeking material damages in connection with the merger.

     o    Conditions to the Obligations of Greka to Close the Merger (see page
          51). The obligation of Greka to complete the merger is subject to satisfaction or waiver of the following additional conditions:

          o Alexi shall have provided Greka, at least 24 hours prior to the date of the Special Meeting being called by this proxy statement, with confirmation reasonably satisfactory to Greka's board of directors that Alexi has secured financing sufficient to consummate the merger and to either refinance Greka's indebtedness on terms acceptable to Alexi or to obtain from Greka's principal lenders a the consent to change of control that will result from the merger or an amendment or supplement to Greka's credit agreements on terms acceptable to Alexi; and

          o All fees and expenses of the Special Committee and its advisors shall have been paid in full.

     o Limitations on Considering Other Takeover Proposals (see page 54). We have agreed not to solicit or enter into discussions with any third party regarding an acquisition proposal while the merger is pending. However, at any time prior to the special meeting, our Special Committee or other representatives may furnish information to or enter into discussions with a third party in response to an unsolicited takeover proposal if:

          o the Special Committee determines that the proposal is reasonably likely to result in a superior proposal, as defined in the merger agreement;

          o Greka furnishes Alexi with prompt notice of its decision to take such action;

          o the Special Committee determines in good faith, after consultation with its legal counsel, that failure to do so would result in a breach of its fiduciary duties; and

          o    the third party enters into a confidentiality agreement with us.

     Furthermore, prior to the Special Committee, the board of directors or Greka accepting another takeover proposal or, in a manner adverse to Alexi, withdrawing or modifying the recommendation of the merger agreement by the board of directors, Greka must give Alexi three business days notice of such parties' intention to take such action. During this three-day period, Alexi may propose modifications to the terms of the merger agreement.

     In addition, the board of directors may not approve or recommend a takeover proposal unless the above requirements with respect to takeover proposals are complied with and, after receiving advice from outside legal counsel, the board of directors and the Special Committee determine that failure to do so would be inconsistent with their fiduciary duties.

     o Termination (see page 57). Greka and Alexi may agree by mutual written consent to terminate the merger agreement at any time prior to completion of the merger. In addition, either party may terminate the merger agreement if:

          o the merger is not completed by June 30, 2004 (unless the failure to consummate the merger is attributable to a failure on the part of the party seeking to terminate the merger agreement to perform any material obligation required to be performed by such party at or prior to the effective time of the merger);

          o our shareholders do not adopt the merger agreement and approve the merger; or

          o the other party breaches its representations, warranties or covenants contained in the merger agreement.

     In addition, Alexi may terminate the merger agreement if

          o our board of directors or the Special Committee solicits or recommends another takeover proposal, or withdraws or modifies its recommendation of the merger agreement and the merger in a manner adverse to Alexi; or

          o there is pending litigation challenging the merger or prohibiting Alexi's rights in the merger.

     We may terminate the merger agreement if, prior to the special meeting, our board of directors approves an unsolicited superior proposal as set forth in the merger agreement. However, before we can terminate the merger agreement under these circumstances and accept any such superior proposal, Greka, the board of directors and the Special Committee are required to comply with provisions in the merger agreement that relate to takeover proposals and recommendations by the board of directors (see "Limitations on Considering Other Takeover Proposals" above) and that relate to termination fees and expense reimbursement (see "Termination Fee and Expense Reimbursement" below).

     o Termination Fee and Expense Reimbursement (see page 59). The merger agreement provides that if it is terminated, all fees and expenses relating to the proposed merger will be paid by the party incurring them, except in the following circumstances:

          o if the merger agreement is terminated by Alexi or Greka because the Greka shareholders do not approve and adopt the merger at a meeting that has been held and completed, Greka will pay a termination fee of $1,050,000;

          o if the merger agreement is terminated by Alexi or Greka because the merger has not been consummated by June 30, 2004, Greka will pay a termination fee of $1,750,000;

          o if the merger agreement is terminated by Alexi or Greka because the Greka shareholders do not approve and adopt the merger and at the time of the Greka special meeting an acquisition proposal has been disclosed, announced, commenced, submitted or made and such acquisition proposal is consummated within 12 months of such termination of the merger agreement, Greka will pay a termination fee of $1,750,000 on the date of consummation of the acquisition transaction provided such consummation occurs within 12 months from the date of termination;

          o if the merger agreement is terminated by Alexi due to the withdrawal of the Greka board of director's recommendation of the merger, the acceptance by Greka of a superior proposal, or the commencement of a tender offer relating to the securities of Greka that is not rejected by the board of directors, Greka will pay a termination fee of $1,750,000 within two business days after such termination;

          o if the merger agreement is terminated by Alexi because Greka's covenants contained in the merger agreement have been materially breached, Greka will pay a termination fee of $1,750,000; and

          o if the merger agreement is terminated by Greka because of its approval and adoption of a superior proposal after the Greka board of directors determined in good faith after consulting with outside legal counsel that termination was required in order to comply with its fiduciary duties and after it complied in all material respects with the no-solicitation provisions of the merger agreement and the board of directors concurrently approves, and Greka concurrently enters into a binding written agreement providing for implementation of a superior proposal, Greka will pay a termination fee of $1,750,000 contemporaneously with such termination.

     Notwithstanding the above description of the occurrences that will give rise to the obligation of Greka to pay a termination fee, if Greka receives a significant proposal within 30 days of the date of the merger agreement and terminates the merger agreement due to its acceptance of a superior proposal before the earlier of 45 days from the date of the merger agreement or the date of mailing of this proxy statement in connection with entering into a written agreement that constitutes a superior proposal and contains terms and conditions that are not materially different than the terms and conditions of the significant proposal, the nonrefundable termination fee payable to Alexi will be $1,000,000.

     For a more detailed summary of the provisions in the merger agreement that relate to the termination fee and other effects of termination of the merger agreement, see the section entitled "THE MERGER AGREEMENT--Termination of the Merger Agreement."

                              QUESTIONS AND ANSWERS

Q.   Why did I receive this proxy statement?

A. You are being asked to vote upon a proposal to adopt the merger agreement and approve the merger of a wholly owned subsidiary of Alexi with and into Greka. As a result of the merger, Greka will become a wholly owned subsidiary of Alexi.

Q.   Where and when is the special meeting?

A. The special meeting will be held on July 25, 2003 at 1:00pm, local time at 6527 Dominion Road, Santa Maria, California 93454.

Q.   What will I receive if the merger is completed?

A. If the merger is completed, you will receive $6.25 in cash, without interest, for each share of Greka common stock that you own. Upon the closing of the merger, each share of Greka common stock held by you will become the right to receive $6.25 per share.

Q. When should I expect to receive the merger consideration if the merger is completed?

A. Promptly after the completion of the merger, you will receive detailed instructions regarding the surrender of your stock certificates. You should not send your stock certificates to us or anyone else until you receive these instructions. Promptly after surrendering your stock certificates and such other documents identified in the instructions, you will receive payment in an amount equal to the $6.25 per share merger consideration multiplied by the number of shares represented by your stock certificates.

Q.   When is the merger expected to be completed?

A. The merger cannot be completed until a number of conditions are satisfied, including the adoption of the merger agreement by Greka's shareholders at the special meeting. If the merger agreement is adopted at the special shareholders meeting, we expect the merger to be completed almost immediately thereafter. Q. Will I owe taxes as a result of the merger?

A. Generally, the merger will be a taxable transaction for all holders of Greka common stock. As a result, any gain you recognize as a result of the cash you receive in the merger will be subject to United States income tax and, in certain circumstances, a portion of the cash may be required to be withheld. You may also be taxed under applicable state, local, and other tax laws. In general, you will recognize a taxable gain or loss equal to the difference between (1) the amount of cash you receive and (2) the tax basis of your shares of Greka common stock. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q.   How do I cast my vote?

A. If you are a holder of record, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating, and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in "street name," which means your shares are held of record by a broker, bank, or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. You must return your proxy card before the special meeting or attend the special meeting in person in order for your votes to be counted at the special meeting.

Q. What happens if I do not instruct a broker holding my shares as to how to vote them or I abstain from voting?

A. If your shares are held by a broker as a nominee, your broker will not be able to vote your shares without instructions from you. You should instruct your broker on how to vote your shares, using the instructions that will be provided to you by your broker prior to the special meeting. If your broker is unable to vote your shares or if you abstain, it will have the effect of voting against adoption of the merger agreement and approval of the merger.

Q. Can I attend the special meeting and vote my shares if my shares are held by a nominee?

A. If you would like to attend the special meeting and your shares are held by a broker, bank, or other nominee, you must bring to the special meeting a recent brokerage statement or letter from the nominee confirming your beneficial ownership of the shares of Greka common stock. You must also bring a form of personal identification. In order to vote your shares at the special meeting, you must obtain from each nominee a proxy issued in your name.

Q.   Can I change my vote after I have mailed my proxy card?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting by: delivering to Greka's Secretary a signed notice of revocation; granting a new, later-dated proxy, that must be signed and delivered to Greka's Secretary; or attending the special meeting and voting in person; however, your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote.

Q.   What happens if I sell my shares before the special meeting?

A. If you were a shareholder on June 18, 2003, the record date for the special meeting, you will be entitled to vote at the special meeting. If you sell your stock after the record date but before the date of the special meeting, you will be able to vote at the special meeting, but you will not have a right to receive the $6.25 per share merger consideration. The right to receive the $6.25 per share will pass to the person who owns your stock when the merger becomes effective.

Q.   Who can help answer my questions?

A. If you have questions about the special meeting or the merger after reading this proxy statement, you should contact:

     Regan & Associates, Inc.
     (212) 587-3005

         or

     Greka Energy Corporation
     630 Fifth Avenue, Suite 1501
     New York, NY  10111
     Attention:  Susan M. Whalen
     Telephone:  (212) 218-4680

                                 SPECIAL FACTORS

Background of the Merger

     We are an independent integrated energy company that conducts operations through our two divisions, Integrated and International Operations. Our Integrated Operations consist of our heavy oil wells in California and the Santa Maria Asphalt Refinery. Included in this asset-base are approximately 1,200 oil wells and the asphalt refinery. Additional fields of higher gravity oil are located at the Richfield East Dome Unit ("REDU") and Belridge Fields in California. We also own interests in coalbed methane properties through production sharing contracts in China which cover 6,600 square kilometers (1.7 million acres) that, subsquent to siginificant capital expenditures, could potentially have a substantial value.

     During March of 1999, Greka completed the acquisition of Saba Petroleum Corporation ("Saba"). Between then and March 2002 Greka integrated Saba's operations with its own and dealt with a substantial amount of litigation that either carried over after the Saba merger or resulted from disputes in connection with the merger. As of the third quarter of 2001, we had exploration and production operations spread randomly throughout the world, including Colombia, Indonesia, and across the United States in addition to our core enrgy properties and refinery located in California. Greka was obligated on a substantial amount of debt and had a substantial working capital deficit, which reached $50 million by year end 2001. As a result of this working capital deficit during the first quarter of 2002, Greka determined to restructure its operations in order to concentrate on its core assets in the Santa Maria Valley including its asphalt refinery. In May 2002, Greka sold its interest in the Potash Field in Louisiana and arranged for additional financing. During June 2002 the proceeds obtained from that financing were utilized to acquire the Vintage Petroleum properties adjacent to Greka properties in the Santa Maria Valley. Also, as a result of these transactions, a substantial amount of the debt to Bank of Texas was repaid and the term loan with GMAC Commercial Credit was retired. In July 2002, we closed our Houston, Texas offices. In October 2002, we acquired the Rincon Island Field in central California at essentially no cost to the Company. Also during October, the Company further restructured debt by a placement of an additional $12.5 million in secured debt through Guggenheim Investment Management, LLC ("Guggenheim"). As of December 31, 2002, the Company no longer owned any material assets in the United States outside of California and held production sharing contracts in China. By that date, Greka's working capital deficit had been reduced to slightly less than $15 million. During March 2003, the Company placed an additional $20 million of debt through Guggenheim under a two year secured credit facility and utilized the proceeds to retire loans from Bank of Texas and International Publishing Holdings, while increasing the Company's total debt to approximately $67 million (including current portions of long-term debt).

     Notwithstanding the restructuring of our assets and our debt during the same time period, our stock price decreased by approximately 40% to a volume weighted average per share price of $4.81 for the last twelve months and $4.14 for the last six months. As of the date of this Proxy Statement, the Company's oil and gas properties include approximately 28 MBOE of reserves, all of which are located in California. The majority of our production from these properties is used as feedstock for our 10,000 barrel per day capacity asphalt refinery located in Santa Maria, California. The asphalt refinery is currently operating at approximately 3,200 barrels per day, which is slightly over 30% of its capacity. We recently reported a loss of approximately $2.16 million in the first quarter of 2003.

     The Company's business strategy currently is to capitalize on our integrated market position by utilizing our heavy crude oil production to feed our strategically located asphalt refinery and to supplement this revenue by increasing production from our non-heavy oil reserves, including the REDU and Belridge Fields. Additionally, we hope to pursue the high potential international prospects related to our production sharing contracts in China.

     While we have successfully restructured our asset base in order to attain our goals and activate our strategy of greater utilization of our infrastructure to boost revenues, further success in implementing our strategy will require Greka to raise additional capital, either through new loans, the renegotiation of the terms and conditions of existing loans or through the sale of additional equity. Proceeds from any of these three alternatives would be utilized to increase our capital expenditures with a view to increasing production in our central California heavy oil reserves. Increased production would provide additional feedstock to the refinery resulting in a higher profit margin level of asphalt production. The increase in cash flow generated by such additional production would permit us to pay down our debt more rapidly. The prompt completion of the merger will preserve shareholders' equity that is currently erroding because debt is accruing at a faster rate than earnings, as exemplified in comparing the Company's reported earnings for the year ended December 31, 2002 and for the quarter ended March 31, 2003. Additionally, we need approximately $3.5 million to make the capital expenditures necessary during the current fiscal year to maintain our production sharing contracts in China. To date we have been unable to provide the necessary financing to exploit any opporunity associated with the production sharing contracts in China.

     Finally, we have determined that the refinancing of our current debt would be likely to require substantial dilution to our existing shareholders, as we would have to pay down approximately $30 and $40 million of the debt to be able to participate in the historically low interest rates that would be available to us if we were able to maintain appropriate leverage ratios. Similarly, raising capital through the sale of equity would also result in dilution to existing shareholders, since our stock price was at historic lows prior to the announcement of the proposed merger with Alexi.

     In addition to the structural issues facing Greka, our Chairman recently analyzed for our board of directors the benefits of being a public company. Over the past three years, the Company's stock has traded as high as $15.68 per share and as low as $3.62 per share which has resulted in market capitalizations of between approximately $18 million and $78 million. During the period of time that the Company's market cap exceeded $50 million, the Company generated some interest from institutional investors and three analysts followed the Company on a regular basis, because they viewed us as an E&P company. For reasons that are partially market-driven and partially related to our planned evolution into a vertically integrated niche asphalt manufacturer in central coast California (a business that does not have a recognized capital market sector followed by an analyst), the value of our common stock has decreased approximately 40% during the immediately preceding year, and the average daily trading volume of our common stock has declined reduced to slightly over 13,000 shares per day. The Company's market capitialization immediately prior to our announcement that our Chairman was considering a "going private" transaction was slightly over $18 million.

     Our Chairman advised the board of directors that costs of maintaining our public status have historically ranged between $1.5 and $2 million annually. However, as a result of the recent passage of the Sarbanes-Oxley Act ("SOX") and the substantial revisions to the regulatory regime applicable to the Company as a result of SOX, we estimate that the Company may be required to spend as much as an additional $500,000 in legal and consulting fees during calendar 2003 to become fully SOX compliant. All costs of maintaining our public status directly impact our earnings. Additionally it was noted that refiners have low price to earnings ratios in general and as a result of our "micro-cap" status and the waning interest of institutional investors and analysts, the board of directors considers the advantages to maintaining the public status of the Company to be problematic.

     At a meeting of the board of directors held on May 6, 2003, our Chairman stated that he had been considering a transaction that would result in our existing shareholders being bought out at some premium to the market price of the common stock to potentially provide the shareholders liquidity as compared to other options that could further dilute their value. He indicated that he would need to raise approximately $100 to $105 million to complete such a transaction which would include a refinancing of our current debt.

     During a general discussion by the board of directors following the Chairman's report it was determined that the shareholders' interests may best be served by such a transaction in light of the Company's near and mid-term prospects, and that otherwise action was required to stem losses that were resulting from the extreme interest expense currently burdening the Company. At the meeting, the board determined to amend Greka's existing Shareholder Rights Plan (the "Rights Plan") to provide that as long as the Chairman was working with the board of directors, the Rights Plan would not be activated. Therefore, at the meeting the board determined to adopt an amendment that would permit the board or a special committee thereof to negotiate with the Chairman without activating the Rights Plan, subject to either the receipt of a proposal from the Chairman to acquire the Company or the disclosure by the Chairman of a change in his intent with respect to his shareholdings in the Company. Our board also decided that it would be appropriate to appoint a special committee made up solely of directors who are not officers or employees of the Company in order to be prepared to evaluate and negotiate any acquisition proposal received by the Company. After general discussion of the obligations of the Special Committee and the general nature of what might be included in the Special Committee's charter, the board of directors adopted a resolution appointing Kenton Miller, Dai Vaughan and Jan Holtrop as the members of the Special Committee. Also at this meeting, Susan Whalen was appointed by the board of directors to fill the vacancy on the board of directors left by the death of George Andrews in March of 2003.

     After the board of directors Meeting was adjourned, a meeting of the Special Committee was held, at which Dai Vaughan was appointed Chairman of the Special Committee. The Special Committee adopted a charter that would permit it to obtain outside advice to assist it in making decisions and rendering recommendations to the board of directors as a whole and to negotiate any acquisition proposal received by Greka. The Special Committee also appointed its legal counsel, Ballard Spahr Andrews and Ingersoll, LLP, and asked its counsel to gather proposals from financial advisors including CIBC World Markets. Beginning in 1997 CIBC World Markets had provided advice to Greka and its predecessor company, Saba and therefore was knowledgeable regarding the Company, its history, assets and business.

     On May 9, 2003, Special Committee held a second meeting by teleconference for the purpose of making a decision relative to the hiring of a financial adviser. The Special Committee's counsel reported to the Special Committee its findings with respect to the availability and pricing of both CIBC World Markets and another investment bank with offices near our principal assets in the central valley of California. The Special Committee reviewed the profiles of the two firms and their principals but gave special consideration to CIBC World Markets' reputation in the investment banking community and the fact that they already had a understanding of our business and our assets. The Special Committee decided to authorize counsel to negotiate terms with CIBC World Markets and engage them to provide the Special Committee with an evaluation of Greka and assist the Special Committee in determining the fairness of any proposal which might be received, as well as to assist in the negotiation of terms of a proposed transaction. Upon its hiring, CIBC World Markets was asked to commence its due diligence immediately.

     On May 15, 2003, our board of directors met through teleconference to clarify the timing of the adoption of an amendment to the Rights Plan. Our Chairman stated that he had been advised by his legal counsel that he was required to promptly file an amendment to his Schedule 13D indicating his interest in a possible "going private" transaction involving Greka. The board determined to amend the Rights Plan effective at the earlier of the filing of the Chairman's Schedule 13D amendment or the receipt of an acquisition proposal from the Chairman.

     On Monday, May 20, 2003, our Chairman advised the Special Committee that he desired to present a proposal on May 21, 2003. On the morning of May 21, 2003, the Special Committee and its advisors met in Dallas, Texas and a form of merger agreement was presented to the Special Committee to give its counsel an opportunity to review the terms of the proposed transaction. The draft merger agreement did not contain any financial terms. At approximately 2:00 p.m., the Special Committee met with counsel and representatives of CIBC World Markets. Jan Holtrop was present by teleconference. Representatives of CIBC World Markets presented their preliminary evaluation report regarding Greka to help prepare the Special Committee for the receipt of the financial terms of the transaction. At approximately 3:30 p.m. the meeting of the Special Committee adjourned in order to allow it to receive the Chairman's proposal. Immediately after the meeting, copies of the CIBC World Markets preliminary evaluation report were telecopied to Dr. Jon Holtrop in Spain who had not seen the written materials and who was experiencing unanticipated difficulty in hearing all of the questions, answers and comments. When he accepted the appointment, Dr. Holtrop thought that he would be available for ready access to the Special Committee but the circumstance of his residence in Spain was causing unexpected difficulties for him in attending the meetings and receiving the necessary communications of the Special Committee.

     Our Chairman's proposal involved the payment of $6.25 per share in cash for all of the shares of Greka not owned by him. There were no conditions to the offer except those contained in the draft merger agreement, particularly the receipt by Alexi of financing for the transaction on terms satisfactory to Mr. Grewal. The Special Committee and its representatives questioned the Chairman concerning the present status of his financial commitments. It was made clear that there were no commitments but that the Chairman was more confident than not that he could obtain the financing. The meeting with the Chairman was adjourned and a second meeting of the Special Committee was immediately called to order. At this Special Committee meeting there were general discussions relative to the purchase price but also substantial discussions regarding the other terms of the proposed merger agreement, many of which were deemed problematic by the Special Committee and its advisors. Subsequent to the meeting, the Special Committee asked its Chairman and his counsel to meet with them to commence negotiations of the terms of the transaction. These negotiations lasted until approximately 8:30 p.m. on May 21st and resulted in a general agreement concerning the material terms of the transaction subject to review of the revised documents.

     Revised drafts of the proposed merger agreement were circulated late Thursday, May 22, 2003. Also on May 22, Dr. Holtrop resigned from the Special Committee citing his difficulty with telecommunications and the difference in the time zones. He indicated he was not comfortable that he could stay adequately informed to allow him to perform his duties to the Special Committee. The Special Committee's counsel continued negotiations of the terms of the proposed transaction with the assistance of the financial advisors through Friday, May 23rd. On Saturday, May 24, 2003, the Special Committee (now consisting of two members) met with its legal advisors throughout the morning and counsel was given authority to continue the negotiations regarding the non-financial terms, the purchase price having been agreed to. The principal issues that remained outstanding through the Memorial Day weekend included Greka's ability to respond to alternative proposals, limiting the Chairman's right to require Greka to hold a shareholders meeting until his financial commitments were firm and reducing and/or eliminating breakup fees in circumstances where the Chairman was not in a position to close the transaction. At approximately 10:00 p.m. Eastern time on Monday, May 26, 2003, counsel for the parties agreed that they believed all outstanding issues had been agreed, subject to confirmation in the revised definitive agreement. Revised drafts of the proposed merger agreement were circulated again on the morning of Tuesday, May 27th.

     The Special Committee met with its legal and financial advisors commencing at 3:00 p.m. Eastern time. At this meeting, the Special Committee received a verbal opinion from CIBC World Markets that as of May 27, 2003, the merger consideration to be received by the unaffiliated holders of common stock of the Company pursuant to the merger agreement is fair from a financial point of view. The Special Committee was also provided with a draft form of the written opinion CIBC World Markets proposed to deliver.

     After the receipt of this opinion, the Special Committee unanimously resolved to recommend to the board of directors of Greka that they approve the merger agreement in its amended form. The Special Committee and its legal advisor then participated in a conference call of the board of directors of Greka and presented the Special Committee's recommendation to the board. At this meeting, our Chairman recused himself and took no part in the discussion regarding the Special Committee's recommendation or other discussions surrounding the board's decision relative to the acceptance of the Special Committee's recommendation. The board was advised of the considerations that entered into the Special Committee's decision. In addition to the fairness of the price that had been offered, critical to the Special Committee's decision was its ability to respond to alternative proposals and negotiate a superior proposal if one was presented. Additionally, a key element was that it was not required to hold a shareholders meeting until such time as it had received satisfactory evidence that the financing necessary to complete the transaction was in place. Based on this and based on the unanimous recommendation of the Special Committee, the board adopted a resolution whereby it unanimously approved the merger agreement and resolved to call a shareholders meeting and take all action necessary to deliver a proxy statement regarding that shareholders meeting to our shareholders and include in that proxy statement a recommendation of the board of directors to our shareholders that they vote "for" adoption of a resolution approving the merger agreement and the merger transaction. Additionally, the board adopted a resolution authorizing Susan Whalen and Special Committee counsel to proceed expeditiously in the preparation of the necessary filings with the Commission to permit the delivery of the proxy statement. Subsequent to entering into the merger agreement with Alexi and prior to the filing date of this proxy statement, no significant proposals were received.

     Greka issued a press release before the opening of the markets on May 28 announcing the signing of the merger agreement and that the board of directors of Greka (except our Chairman, Mr. Grewal) had unanimously approved the merger agreement and would recommend that our shareholders vote in favor of the transaction at the shareholders meeting.

     On May 28, 2002, Greka was served with a shareholder class action lawsuit that had been filed on May 23 in the District Court for the City and County of Denver, State of Colorado. The lawsuit alleges, among other things, self-dealing and breach of fiduciary duty by Greka and its directors. The lawsuit, however, was filed prior to the named shareholder or his counsel having any knowledge regarding the Chairman's proposal or the terms thereof or the terms and conditions of the merger agreement that had been executed subsequent to a fairness opinion obtained in the process that Greka had undertaken to provide for independent negotiation and evaluation of the Chairman's proposal at arms length negotiations held by the Special Committee. The lawsuit asks the court to enjoin the merger to ensure a fair deal. Thus we believe that the lawsuit is without merit. Greka filed its response to the complaint.

Opinion of the Special Committee's Financial Advisor

     The Special Committee engaged CIBC World Markets to act as its exclusive financial advisor in connection with the merger. In connection with this engagement, the Special Committee requested that CIBC World Markets evaluate the fairness, from a financial point of view, to the unaffiliated holders of Greka common stock of the merger consideration. On May 27, 2003, at a meeting of the Special Committee of the board of directors of Greka held to evaluate the proposed merger, CIBC World Markets rendered an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration was fair, from a financial point of view, to the unaffiliated holders of the Greka common stock.

     The full text of CIBC World Markets' written opinion dated May 27, 2003, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix B. CIBC World Markets' opinion is addressed to the Special Committee and relates only to the fairness, from a financial point of view, of the merger consideration to unaffiliated holders of Greka common stock. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder with respect to any matters relating to the merger. The summary of CIBC World Markets' opinion described below is qualified in its entirety by reference to the full text of the written opinion. You are encouraged to read the opinion carefully in its entirety.

     In arriving at its opinion, CIBC World Markets:

o    reviewed a draft of the merger agreement;

o reviewed audited consolidated financial statements of Greka for the fiscal years ended December 31, 2000, 2001 and 2002;

o reviewed unaudited consolidated financial statements of Greka for the three months ended March 31, 2003 and 2002;

o reviewed reserve reports prepared by Greka's independent petroleum engineers as of December 31, 2002;

o reviewed financial estimates and projections of Greka prepared by Greka and Greka's management;

o reviewed the historical market prices and trading volume for Greka common stock;

o held discussions with senior management of Greka with respect to the business and prospects for future growth of Greka;

o reviewed and analyzed certain publicly available financial and trading data for certain companies CIBC World Markets deemed comparable to Greka or its component businesses;

o reviewed and analyzed certain publicly available financial and trading data for transactions that CIBC World Markets deemed comparable to the merger;

o performed an analysis of the net asset value of Greka based on the value of its reserves, the market value of its other assets and its current capital structure;

o performed discounted cash flow analyses of Greka using certain assumptions of future performance provided to CIBC World Markets by the management of Greka;

o    reviewed public information concerning Greka; and

o performed such other analyses and reviewed such other information as CIBC World Markets deemed appropriate.

     In rendering its opinion, CIBC World Markets relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to CIBC World Markets by Greka and its employees, representatives, affiliates and public filings. With respect to forecasts of future financial condition and operating results of Greka provided to CIBC World Markets, CIBC World Markets assumed with the Company's consent, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgment of Greka and its management. In addition, Greka's management indicated to CIBC World Markets that existing financial constraints on the company prevented current development of the company's interest in coalbed methane properties in China and production sharing contracts for such properties and accordingly no value should be ascribed thereto. Accordingly, without independent verification or investigation and with the Company's consent, CIBC World Markets assigned no value to such properties and contracts. At the direction of representatives of Greka, CIBC World Markets also assumed that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by CIBC World Markets and that Alexi will be able to secure the financing necessary to complete the merger on terms acceptable to Alexi.

     CIBC World Markets neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Greka or affiliated entities. CIBC World Markets did not express any opinion as to the underlying valuation, future performance or long term viability of Greka following the merger. CIBC World Markets was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Greka, or the effect of any other transaction in which Greka might engage. CIBC World Markets also was not asked to conduct an auction of the company or its assets, and no such auction has been conducted. CIBC World Markets' opinion is necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed at the date of the opinion and could be evaluated by CIBC World Markets on the date thereof. It should be understood that, although subsequent developments may affect the opinion, CIBC World Markets does not have any obligation to update, revise or reaffirm the opinion.

     This summary is not a complete description of CIBC World Markets' opinion to the Special Committee or the financial analyses performed and factors considered by CIBC World Markets in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. CIBC World Markets believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying CIBC World Markets' analyses and opinion.

     In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Greka. No company, transaction or business used in the analyses as a comparison is identical to Greka or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in CIBC World Markets' analysis and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, CIBC World Markets' analyses and estimates are inherently subject to substantial uncertainty.

     The type and amount of consideration payable in the merger was determined through negotiation between the Special Committee and Alexi and the decision to enter into the merger was solely that of the Special Committee and the board of directors of Greka. CIBC World Markets' opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee and the board of directors of Greka with respect to the merger or the merger consideration.

     The following is a summary of the material financial analyses underlying CIBC World Markets' opinion dated May 27, 2003 to the Special Committee with respect to the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets' financial analyses.


     In arriving at its opinion, CIBC World Markets made no attempt to assign specific weights to particular analyses or factors considered but rather made qualitative judgments as to the significance and relevance of all of the analyses and factors considered by it. Accordingly, CIBC World Markets believes that its analyses and the summary set forth below must be considered as a whole, and that selecting portions of its analyses and of the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CIBC World Markets made numerous assumptions with respect to Greka, industry performance, general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of CIBC World Markets or Greka, and involve the application of complex methodologies and educated judgment.

     Summary of Analysis.

     CIBC World Markets performed a valuation of Greka using the following methodologies: E&P (Exploration and Production) Comparable Company Analysis, R&M
(Refining and Marketing) Comparable Company Analysis, Precedent Asset
Transactions Analysis, Net Asset Valuation Analysis, Discounted Cash Flow
Analysis and Premiums Paid Analysis. Each of these methodologies was used to generate a reference enterprise value range for Greka. The enterprise value range was adjusted for appropriate balance sheet assets and liabilities to arrive at an equity value range (in aggregate dollars). The equity value range was divided by fully diluted shares outstanding comprised of primary shares and outstanding options and warrants which have an exercise price less than the merger consideration of $6.25 per share. The per share equity value ranges were then compared to the consideration to be paid to shareholders of Greka in the merger. The implied per share equity values derived using various valuation methodologies described above supported the conclusion that the consideration to be paid by Alexi was fair, from a financial point of view, to the unaffiliated holders of Greka common stock.

                                                                                                Implied Equity Value
        Valuation Methodology                    Summary Description of Methodology                   Per Share
--------------------------------------    --------------------------------------------------    ----------------------
Comparable Company Trading Analysis       Market valuation benchmark based on an                      E&P Comps
                                                                                                      ---------
                                          examination of trading multiples of selected             ($0.07) - $1.42
                                          comparable public companies

                                                                                                      R&M Comps
                                                                                                      ---------
                                                                                                   ($1.37) - $4.69

Precedent Asset Transactions Analysis     Market valuation benchmark based on                      ($4.04) - $9.99
                                          consideration paid in selected asset transactions

Net Asset Value Analysis                  Net present value of after-tax cash flows                 $2.73 - $7.52
                                          generated by producing to exhaustion
                                          Greka's existing proved reserves using
                                          selected discount rates adjusted for
                                          certain other assets and liabilities

Discounted Cash Flow Analysis             Net present value of after-tax estimated                  $1.01 - $7.51
                                          unlevered cash flows generated by management
                                          projections of future financial performance
                                          using selected discount rates and terminal value
                                          multiples, adjusted for certain assets and
                                          liabilities

Premiums Paid Analysis                    Values the Greka common stock based on premiums           $4.26 - $5.28
                                          paid in recent "going private" or "squeeze out"
                                          transactions


     Comparable Company Trading Analysis - E&P

     CIBC World Markets reviewed and compared certain financial information, ratios, public market multiples and forecasted financial information for Greka to corresponding financial information, ratios, public market multiples and forecasted financial information for three (3) publicly traded E&P companies with operations in California: Berry Petroleum Corporation, Nuevo Energy Company and Vintage Petroleum, Inc. (collectively, the "Selected E&P Companies"). The
Selected E&P Companies were chosen because they are publicly traded companies with financial and operating characteristics which CIBC World Markets deemed to be similar to Greka. CIBC World Markets calculated various financial ratios for the Selected E&P Companies and compared them to those of Greka. The ratios for

                                       25

the Selected E&P Companies were based on publicly available financial forecasts, including estimates provided by First Call and other Wall Street equity research. With respect to Greka, CIBC World Markets used financial forecasts based on information provided by Greka management.

     CIBC World Markets calculated and compared the following financial ratios for each of the Selected E&P Companies and Greka: (1) enterprise value (defined as equity value plus indebtedness plus working capital deficit less cash) as a multiple of (a) 2003 estimated earnings before interest, taxes, depreciation, depletion and exploration expense and amortization ("EBITDA"), (b) 2004 estimated EBITDA, and (2) equity market value as a multiple of (a) 2003 estimated cash flow from operations (defined as net income plus depreciation, depletion and exploration expense and amortization plus any non-cash charges excluding any working capital changes) ("CFFO") and (b) 2004 estimated CFFO.

     Based upon the information derived for the Selected E&P Companies, CIBC World Markets applied its judgment and derived the following relevant ranges and implied equity values:

                                              Low       High      Mid
                                              ---       ----      ---

      Enterprise Value as a multiple of:
        2003E EBITDA                          3.6x      4.4x      4.0x
        2004E EBITDA                          4.3x      4.7x      4.5x
      Equity Value as a multiple of:
        2003E CFFO                            2.4x      6.9x      2.8x
        2004E CFFO                            2.7x      6.9x      3.4x


     Based upon the comparable company trading analysis as a multiple of 2003 estimated and 2004 estimated EBITDA and 2003 estimated and 2004 estimated CFFO, CIBC World Markets applied its judgment and calculated an implied enterprise value range of $64.8 million to $72.5 million. CIBC World Markets then subtracted net debt of $58.3 million and working capital deficit of $6.8 million resulting in an implied equity value range of ($0.3) million to $7.4 million and an implied value range for each share of Greka common stock of ($0.07) to $1.42.

     Comparable Company Trading Analysis - R&M

     CIBC World Markets reviewed and compared certain financial information, ratios, public market multiples and forecasted financial information for Greka to corresponding financial information, ratios, public market multiples and forecasted financial information for four (4) publicly traded R&M companies:
Frontier Oil Corporation, Giant Industries, Inc., Tesoro Petroleum Corporation and Valero Energy Corporation (collectively, the "Selected R&M Companies"). The Selected R&M Companies were chosen because they are publicly traded companies with financial and operating characteristics which CIBC World Markets deemed to be similar to Greka. CIBC World Markets calculated various financial ratios for the Selected R&M Companies and compared them to those of Greka. The ratios for the Selected Companies were based on publicly available financial forecasts, including estimates provided by First Call and other Wall Street equity research. With respect to Greka, CIBC World Markets used financial forecasts based on information provided by Greka management.

     CIBC World Markets calculated and compared the following financial ratios for each of the Selected R&M Companies and Greka's: (1) enterprise value as a multiple of (a) 2003 estimated EBITDA, (b) 2004 estimated EBITDA, and (2) equity market value as a multiple of (a) 2003 estimated CFFO and (b) 2004 estimated CFFO.

     Based upon the information derived for the Selected R&M Companies, CIBC World Markets applied its judgment and derived the following relevant ranges and implied equity values:

                                              Low       High      Mid
                                              ---       ----      ---

      Enterprise Value as a multiple of:
        2003E EBITDA                          3.3x      7.6x      4.8x
        2004E EBITDA                          3.2x      6.7x      4.5x
      Equity Value as a multiple of:
        2003E CFFO                            0.9x      3.6x      2.4x
        2004E CFFO                            0.9x      3.4x      2.3x


     Based upon the comparable company trading analysis as a multiple of 2003 estimated and 2004 estimated EBITDA and 2003 estimated and 2004 estimated CFFO,
CIBC World Markets applied its judgment and calculated an implied enterprise value range of $58.0 million to $89.4 million. CIBC World Markets then subtracted net debt of $58.3 million and working capital deficit of $6.8 million resulting in an implied equity value range of ($7.1) million to $24.3 million and an implied value range for each share of Greka common stock of ($1.37) to
$4.69

     Because of the inherent differences between the corporate structure, businesses, operations, and prospects of Greka and the corporate structure, businesses, operations and prospects of the companies included in the comparable company groups, CIBC World Markets believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating-characteristics of Greka and the companies in the comparable company groups that would affect the public trading values of Greka and such comparable companies.

     Precedent Asset Transactions Analysis

     CIBC World Markets reviewed publicly available information relating to twenty merger or acquisition transactions in respect of companies primarily engaged in oil and natural gas exploration, development and production located in North America and in respect of companies primarily engaged in refining and marketing announced since the beginning of 1998 and involving at least one publicly traded company. CIBC World Markets focused on transactions greater than $50 million but less than $1 billion in value.

     The comparable transactions that CIBC World Markets reviewed and the years those transactions were announced were as follows:

                       E&P Transactions                                         R&M Transactions
   --------------------------------------------------------     --------------------------------------------
    Berry Petroleum Co.'s acquisition of certain assets of      Valero Energy Corp.'s acquisition of certain
    Tannehill Oil (1996)                                        assets of El Paso Energy (2001)

    Nuevo Energy Company's acquisition of certain assets of     Valero Energy Corp.'s acquisition of Huntway
    Unocal Corp. (1996)                                         Refining Co. (2001)

    Berry Petroleum Co.'s acquisition of certain assets of      Tosco Corp.'s acquisition of certain assets of
    Exxon Corp. (1996)                                          BP plc (2001)

    Plains Resources, Inc.'s acquisition of certain assets      Tosco Corp.'s acquisition of certain assets of
    of Chevron Corp. (1997)                                     Equilon (2001)

    Plains Resources, Inc.'s acquisition of certain assets      Frontier Oil Corp.'s acquisition of certain
    of Shell Oil Co. (1997)                                     assets of Equilon (1999)

    National Fuel Gas Co.'s acquisition of certain assets       Clark USA's acquisition of certain assets of BP
    of Whittier Trust Co. (1998)                                plc (1998)

    Berry Petroleum Co.'s acquisition of certain assets of      Valero Energy Corp.'s acquisition of certain
    Aera Energy LLC (1998)                                      assets of Mobil (1998)

    Nuevo Energy Company's acquisition of certain assets of     Tesoro Petroleum Corp.'s acquisition of certain
    Texaco, Inc. (1999)                                         assets of Shell Oil Co. (1998)

    Occidental Petroleum's acquisition of certain assets of Atlantic Richfield Co. (1999)

    Vintage Petroleum, Inc.'s acquisition of certain assets of Nuevo Energy Company (2000)

    Greka's acquisition of certain assets of Vintage
    Petroleum, Inc. (2001)

    BlackSand Partners L.P.'s acquisition of certain assets of Nuevo Energy Company (2003)

                                       27

     With respect to financial information involved in the precedent transactions, CIBC World Markets relied on information available in public documents and reports published by Securities Data Corporation and John S. Herold, Inc. With respect to Greka, CIBC World Markets used information provided by Greka management.

     CIBC World Markets calculated and compared the following ratios for each of the selected precedent asset transactions and Greka's: enterprise value implied by the transaction value (1) per thousand barrel of equivalent ("MBOE") of its proved reserves and (2) per $ per day of refinery processing capacity.

     The following table sets forth the results of these analyses:

                                                  Low          High        Mid
                                                 -----        ------      -----

      Enterprise Value as a multiple of:

      E&P Precedent Transactions
      --------------------------
        $/MBOE of proved reserves                 $1.08        $3.17       $2.24

      R&M Precedent Transactions
      --------------------------
        $/day of refinery processing capacity    $1,341       $2,640      $1,801


     Based upon the precedent asset transactions analysis, CIBC World Markets applied its judgment and calculated an implied enterprise value range of $44.2 million to $116.9 million. CIBC World Markets then subtracted net debt of $58.3 million and working capital deficit of $6.8 million resulting in an implied equity value range of ($21.0) million to $51.7 million and an implied value range for each share of Greka common stock of ($4.04) to $9.99.

     Because of market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of inherent differences between the businesses, operations, and prospects of Greka and the acquired businesses analyzed, CIBC World Markets believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of each of these transactions and the proposed merger.

     Net Asset Value

     CIBC World Markets estimated the net present value of the future after-tax cash flows expected to be generated from Greka's proved reserves as of December 31, 2002 based on estimated reserves, production cost estimates and a range of discount rates, ranging from 10% to 15%. CIBC World Markets added to such estimated values for proved reserves assessment of the value of other assets and liabilities of Greka.

     The natural gas and oil price forecasts employed by CIBC World Markets were based on New York Mercantile Exchange ("NYMEX") price forecasts (Henry Hub, Louisiana delivery for natural gas and West Texas Intermediate, Cushing, Oklahoma delivery for oil). From these benchmark prices, adjustments were made to reflect location and quality differentials to Greka's reserves.

     Based on this discounted flow analysis, CIBC World Markets applied its judgment and calculated an implied value range for each share of Greka common stock of $2.73 to $7.52. The following table sets forth the results of analysis:

                                                 15.0%       12.5%      10.0%
                                               -------     -------    -------

      Proven Reserves
        Present Value of Existing Reserves     $ 57.7      $ 66.7     $ 77.6
      Other Assets /Liabilities
        Plus Cash                                 9.4         9.4        9.4
        Plus Land                                11.6        11.6       11.6
        Plus Refinery                            10.0        12.5       15.0
        Less Working Capital Deficit             (6.8)       (6.8)      (6.8)
        Less Debt                               (67.7)      (67.7)     (67.7)
                                               -------     -------    -------
      Net Asset Value                          $ 14.1      $ 25.6     $ 39.0
        Diluted Shares Outstanding                5.2         5.2        5.2
      Net Asset Value Per Share                $  2.73     $  4.94    $  7.52


     Discounted Cash Flow Analysis.

     Using a discounted cash flow analysis, CIBC World Markets calculated a range of implied per share equity values for Greka based upon the present value of the after-tax estimated unlevered cash flows that Greka could be expected to generate after March 31, 2003 based on Greka management's financial and reserve forecasts, and reduced for net debt (i.e. total debt less cash and working capital deficit). CIBC World Markets discounted these cash flows at rates ranging from 11% to 15% and assumed a range of terminal exit multiples from 5.5x to 7.5x. Based upon this discounted cash flow analysis, CIBC World Markets applied its judgment and calculated an implied value range for each share of Greka common stock of $1.01 to $7.51.

     The following table sets forth the results of this analysis:

                                            Implied Share Price
           Discount                       EBITDA Terminal Multiple
                            --------------------------------------------------
           Rate              5.5x                  6.5x                  7.5x
           ----              ----                  ----                  ----
           11.0%               $2.83                 $5.17                 $7.51
           13.0%               $1.88                 $4.07                 $6.26
           15.0%               $1.01                 $3.06                 $5.11


     Premiums Paid Analysis.

     In order to determine an implied value for the shares of Greka common stock based upon premiums paid analysis, CIBC World Markets examined premiums paid in going private and minority squeeze out transactions in the E&P and broader industries with a deal equity value of less than $100 million since January 1, 2001. CIBC World Markets analyzed the premiums paid based on the closing price for the acquired company's common equity over pre-announcement stock prices one day, one week and one month prior to the announcement. With respect to information for the companies involved in these precedent transactions, CIBC World Markets relied on information available in public documents and reports published by Securities Data Corporation.


     The following table sets forth the results of these analyses:

                                                                                 Relevant          Implied Value
      Premium to Market Price                                Median               Range              Per Share
      ----------------------------------------------    -----------------    -----------------    -----------------
        1 day prior to announcement of a potential           20.0%            15.0% - 25.0%        $4.26 - $4.63
        management buyout on May 19, 2003
        1 day prior to announcement                          20.0%            15.0% - 25.0%        $4.77 - $5.19
        1 week prior to announcement                         25.0%            20.0% - 30.0%        $4.51 - $4.89
        1 month prior to announcement                        30.0%            25.0% - 35.0%        $4.89 - $5.28


     Based on this analysis, CIBC World Markets applied its judgment and calculated an implied value range for each share of Greka common stock of $4.26-$5.28.

     The Special Committee selected CIBC World Markets as its exclusive financial advisor in connection with the merger and to the Special Committee based on CIBC World Markets' reputation and experience. CIBC World Markets is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. CIBC World Markets has performed investment banking and other services for Greka in the past and has been compensated for such services. In the ordinary course of its business, CIBC World Markets and its affiliates may actively trade securities of Greka for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Greka has agreed to pay CIBC World Markets for its financial advisory services upon consummation of the merger. In addition, Greka has agreed to reimburse CIBC World Markets for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its legal counsel, and to indemnify
CIBC World Markets and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

Special Committee's and Board of Directors' Recommendation; Fairness of the
Merger

     Special Committee

     On May 6, 2003, Greka's board of directors established a Special Committee, comprised of the three Greka directors who are neither employees of Greka nor affiliates of Alexi, to consider ways to maximize our shareholder value.

     The board of directors appointed Messrs. Jan Holtrop, Kenton Miller and Dai
Vaughan, non-employee members of our board of directors who are not affiliates of Alexi, to serve as members of the Special Committee.

     The board of directors delegated to the Special Committee the power and authority to:

          o determine whether the sale of Greka or another strategic transaction was in the best interest of our shareholders;

          o review, evaluate and negotiate the terms, conditions, and advisability of any proposed transaction involving Alexi and its affiliates;

          o determine whether or not to seek or commence discussions with other potential acquirers;

          o    negotiate with Alexi or any other potential purchaser of Greka;
               and

          o recommend action(s) to the full board of directors to maximize shareholder value through one or more strategic transactions.

                                       30

     The Special Committee was also authorized and empowered to retain such legal and financial advisors as it deemed necessary and appropriate to execute its responsibilities, and enter into any retention or engagement relationships with such parties to affect its charter. After engaging in discussions with one other candidate, the Special Committee engaged CIBC to act as its financial advisors and Ballard Spahr Andrews & Ingersoll, LLP as its legal counsel to assist it in discharging its charter.

     In consideration of the expected time requirements and other commitments required from the Special Committee members, Greka has authorized payment to each member of the Special Committee compensation of $100 per meeting attended payable at the end of each calendar quarter during which the meetings took place and provided they are independent members at the end of the quarter. As Chairman of the Special Committee, Mr. Vaughan is also authorized to receive an annual retainer of $12,000 which shall be earned and payable in quarterly installments provided he is the independent Chairman at the end of the quarter. Dr. Holtrop resigned from the Special Committee as a result of his limited ability to timely and efficiently communicate and receive information important to his decisions as a member of the Special Committee.

     Reasons for the Special Committee's Determination; Fairness of the Merger

     The Special Committee unanimously determined that the merger is fair, from a financial and procedural point of view, to and in the best interests of Greka and Greka's shareholders other than Mr. Grewal and recommended that the full board of directors of Greka approve the merger agreement and that shareholders of Greka vote for the adoption of the merger agreement and the approval of the merger contemplated thereby. The following are the material factors the Special Committee considered in reaching its conclusion that the merger is substantively fair to Greka's shareholders other than Mr. Grewal:

     o The cash price of $6.25 per share to be paid in the merger, including the fact that such amount represents a premium of 69% over the $3.70 closing price for Greka shares on May 19, 2003 (the last full trading day prior to Greka's announcement of Randeep S. Grewal's indication that he is evaluating a "going private" transaction). In addition, the $6.25 per share price represents a premium of:

          o 52% over the average closing market price of Greka shares over the six-month period ending on May 27, 2003;

          o 29% over the average closing market price of Greka shares over the one-year period ending on May 27, 2003;

          o 35% below the average closing market price of Greka shares over the three-year period ending on May 27, 2003;

          o 54% over the closing market price of Greka shares on May 27, 2003, the date before the announcement of the execution of the merger agreement;

     o The relatively low trading volume of the Greka shares -- an average daily trading volume over the two year period ending May 27, 2003 of 20,971 shares. The merger will provide Greka's unaffiliated shareholders with immediate liquidity for their shares without the usual transaction costs associated with open market sales.

     o The delivery on May 27, 2003 to the Special Committee of the opinion of CIBC World Markets, its independent financial advisor, to the effect that as of that date the cash merger consideration of $6.25 per share of Greka common stock is fair, from a financial point of view, to the unaffiliated holderes of Greka's common stock. The Special Committee and the Greka board of directors reviewed the analysis of CIBC World Markets and expressly adopted that analysis, which is summarized above under the caption, "SPECIAL FACTORS--Opinion of the Special Committee's Financial Advisor."

     o That the merger agreement, after giving consideration to the requirements and limitations contained therein, allows us a reasonable opportunity to respond to certain third party alternative acquisition proposals, and, if a superior proposal were made, to terminate the merger agreement and accept the superior proposal up until the time of the shareholder vote on the merger, subject to certain limitations including the payment of a termination fee and expense reimbursement. (See "THE MERGER AGREEMENT--Greka is Prohibited from Soliciting Other Offers", "Termination of the Merger Agreement", "Termination Fee", and "Expenses").

          o That the per share cash price exceeds the price of a "put" option outstanding for approximately 250,000 shares of our common stock which should reduce the likelihood of the "put" being exercised, which exercise would cost us $1.5 million cash.

          o The current and prospective business environment in which Greka operates, including: economic, market, regulatory and competitive conditions; the benefits, costs and risks inherent in Greka's strategic plan, which contemplates growth through increasing production from its California properties; the risk that Greka would not be able to raise additional capital to fund the necessary capital expenditures to increase production or to pay required fees to maintain our China production sharing contracts; existing and potential increased competition from other similar companies and the prospect of substantially larger, better financed companies entering Greka's markets; the difficulty that Greka has experienced in raising capital and the risks of changes to the regulations governing Greka.

          o The fact that Greka has never paid any cash dividends in respect of its common stock and in light of Greka's level of existing indebtedness and its current inability to generate sufficient cash from operations to fund recurring working capital and capital expenditure requirements, Greka would be unlikely to pay cash dividends in the foreseeable future. The merger will afford Greka shareholders an opportunity to receive this cash in the form of merger consideration.

          o There is no public market sector that follows a "micro-cap" vertically integrated asphalt manufacturer and thus there is lack of analyst interest in following the Company. This lack of independent review has prohibited the shareholders from being able to judge the Company's performance relative to its peers as no such analysis is possible.

     The Special Committee also considered the following factors, among others, relating to the procedures involved in the negotiation of the merger:

          o Greka's board of directors established a Special Committee, comprised initially of three and presently of two Greka directors who are neither employees of Greka nor affiliates of Alexi, to evaluate and negotiate Alexi's transaction proposal, determine whether to seek transactions with other parties, negotiate with Alexi or any other potential acquirer of Greka, consider whether any proposed transaction was in the best interest of Greka's shareholders, and, if appropriate, recommend a proposed transaction to Greka's full board of directors. Moreover, the Special Committee had the authority to reject a transaction with Alexi;

          o The Special Committee retained CIBC World Markets and Ballard Spahr Andrews & Ingersoll, LLP, both of which are unaffiliated with Alexi, as the Special Committee's outside financial and legal advisors, and these advisors reported directly to, and took direction from, the Special Committee;

          o The Special Committee, assisted by its outside advisors, negotiated at arms length the terms of the transaction with Alexi. These negotiations resulted in, among other things, a transaction price of $6.25 cash per share and allowing us to respond to alternative proposals. The price achieved by the special committee in these negotiations was a siginificant preimum over most of the comparable corporate and asset transactions as evaluated by CIBC World Markets, its financial advisor.

                    o The Special Committee also considered a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These negative factors included the following:

                    o The merger is contingent on Alexi obtaining financing and we have not independently evaluated the current status any sources of that financing;

                    o Certain terms and conditions set forth in the merger agreement, required by Alexi as a prerequisite to entering into the merger agreement, prohibit Greka and its representatives from soliciting third-party bids and from accepting third-party bids except in specified circumstances. See "THE MERGER AGREEMENT--Greka is Prohibited from Soliciting Other Offers."; and

                    o Certain members of Greka's board of directors have interests in the merger that are different from those of the Greka shareholders. The Special Committee and the Greka board of directors considered these interests but determined they were not material except for Mr. Grewal.

     For greater detail of these and other potential conflicts of interest, see "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

          o Following the merger, Greka will be a privately held company and its current shareholders will cease to participate in any future earnings, losses, growth or decline in value of Greka.

     After considering these factors, the Special Committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the Special Committee may have assigned different weights to various factors. The determination of the Special Committee was made after consideration of all of the factors together.

     Reasons for the Board of Directors' Determination

     Our board of directors consists of five directors: Messrs. Kenton Miller and Dai Vaughan, who serve on the Special Committee, Dr. Jan F. Holtrop, Ms. Susan M. Whalen who was appointed to the board in May 2003 to replace George G. Andrews who died in March 2003, and Mr. Randeep S. Grewal, our Chairman and Chief Executive Officer. In reporting to our board of directors regarding its determination and recommendation, the Special Committee, with its legal advisor participating and financial advisor available to participate, advised the other members of our board of directors of the process that the Special Committee underwent in the course of seeking alternatives for us, the course of its negotiations with third parties, in particular with Alexi and its advisors, its review of the merger agreement and the factors the Special Committee considered in reaching its determination that the terms of the merger agreement, including the offer price of $6.25 per share, and the merger are advisable, fair to and are in the best interests of, our shareholders who are not affiliated with Alexi.

     The board of directors, based in part upon the determination and unanimous recommendation of the Special Committee, unanimously determined that the terms of the merger agreement and the proposed merger are advisable, approved the merger agreement and the merger and unanimously recommends that our shareholders vote "FOR" the adoption of the merger agreement and approval of the merger. Mr. Grewal recused himself from the board's determinations and the vote. Moreover, the board of directors believes that the merger is procedurally and substantively fair to the shareholders of Greka not affiliated with Alexi. Messrs. Miller and Vaughan, members of the Special Committee, Dr. Holtrop, and Ms. Whalen based their determinations and recommendations as part of the board of directors on the facts set forth above under "Reasons for the Special Committee Determination; Fairness of the Merger" and expressly adopted the Special Committee's analyses and conclusions. In view of the wide variety of factors considered in its evaluation of the proposed merger, the members of our board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching their determination. Rather, our board of directors based its position on the totality of the information presented and considered. To our knowledge, each of our executive officers and directors intends to vote all of the shares of our common stock he or she directly owns in favor of the merger.

     Position of Our Chairman and Chief Executive Officer as to the Fairness of the Merger

     Under a potential interpretation of the Exchange Act rules governing "going private" transactions, continuing officers may be deemed to be our affiliates. Randeep S. Grewal, Greka's current Chairman and Chief Executive Officer, will assume the position of Chairman and Chief Executive Officer with Alexi. Mr. Grewal is making the statements included in this subsection solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Although Mr. Grewal may have interests in the merger that are different from the interests of our shareholders generally, Mr. Grewal believes that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to the shareholders who are not affiliated with Alexi based on the facts and information available to him. See "Interests of Certain Persons in the Merger."

     Mr. Grewal was not a member of, and did not participate in the deliberations of, the Special Committee; however as a director of Greka, was present during the deliberations of the board of directors described above. Mr. Grewal concurs with, and expressly adopts, the analyses and conclusions of the Special Committee relating to whether the consideration offered to unaffiliated shareholders is fair from a substantive and financial point of view and whether procedures existed that were designed to enhance the protection of unaffiliated shareholders in the transaction. In making this determination, Mr. Grewal considered the same factors examined by the Special Committee described above under "Special Committee's and Board of Directors' Recommendation; Fairness of the Merger" and has adopted the conclusion, and the analysis underlying the conclusion, of the Special Committee, based upon his view as to the reasonableness of that analysis. Mr. Grewal believes that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to our shareholders who are not affiliated with Alexi. He has formed this belief with respect to substantive and procedural fairness even though no disinterested representative, other than the Special Committee and its advisors, was retained to act solely on behalf of the shareholders who are not affiliated with Alexi.

     Mr. Grewal believes these analyses and factors provide a reasonable basis upon which to form his belief that the merger is fair to our shareholders who are not affiliated with Alexi. To our knowledge, each of our executive officers and directors intends to vote all of the shares of our common stock he or she directly owns in favor of adopting the merger agreement and approving the merger.

Alexi Parties' Position as to the Fairness of the Merger

     Under the rules of the Commission, the Alexi Parties are required to express their belief as to the fairness of the proposed merger to the shareholders of Greka who are unaffiliated with the Alexi Parties. Each of the Alexi Parties believes the merger is procedurally and substantively fair to the shareholders of Greka that are unaffiliated with the Alexi Parties.

     The Alexi Parties formed their belief that the merger is procedurally fair to the unaffiliated Greka shareholders based on the following material factors:

          o Establishment of Special Committee to Evaluate Alexi's Proposal and Other Transaction Proposals. Greka's board of directors established a Special Committee, comprised initially of three and presently of two Greka directors who are neither employees of Greka nor affiliates of Alexi, to evaluate Alexi's transaction proposal, determine whether to seek transactions with other parties, negotiate with Alexi or any other potential acquirer of Greka, consider whether any proposed transaction was in the best interest of Greka's shareholders, and, if appropriate, recommend a proposed transaction to Greka's full board of directors. Moreover, the Special Committee had the authority to reject a transaction with Alexi;

          o Outside Advisors. The Special Committee retained CIBC World Markets and Ballard Spahr Andrews & Ingersoll, LLP, both of which are unaffiliated with Alexi, as the Special Committee's outside financial and legal advisors, and these advisors reported directly to, and took direction from, the Special Committee;

          o Negotiations with Alexi. The Special Committee, assisted by its outside advisors, negotiated the terms of the transaction with Alexi. These negotiations resulted in, among other things, a transaction price of $6.25 per share and the right to respond to third party proposals and approve a superior transaction if one becomes available;

          o CIBC World Market's Opinion. CIBC World Markets delivered to the Special Committee its opinion, on May 27, 2003, to the effect that, as of that date, the cash merger consideration of $6.25 per share was fair, from a financial point of view, to unaffiliated holders of Greka's common stock;

          o Special Committee Recommendation. After evaluating Alexi's transaction proposal and negotiating the terms of that proposal with Alexi, the Special Committee unanimously determined that the merger agreement and the merger with Alexi are advisable, fair to and in the best interests of Greka's shareholders who are not affiliated with Alexi and recommended to the full board of directors that they approve the merger agreement and the merger. The Special Committee also recommended to the board of directors that the board of directors recommend to Greka shareholders to vote in favor of the adoption of the merger agreement and approval of the merger; and

          o Appraisal Rights. Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters' rights in connection with the proposed merger depending on the circumstances. These rights generally confer on shareholders who do not vote in favor of a merger or the consideration to be received in a merger and who properly exercise appraisal rights, the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding. Under Colorado Business Corporations law, Section 7-113-102, shareholders are not entitled to dissent as to the fair value of the shares of any class that were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934," as amended, or on the national market system of the national securities dealers automated quotation system. Since Greka's common stock, on the record date, was traded on the NASDAQ national market, its shareholders will not have the right to dissent.

     Although the merger was not structured to require approval of at least a majority of Greka shareholders unaffiliated with the Alexi Parties, the Alexi Parties nonetheless believes that the merger is procedurally fair to those shareholders, based on the material factors described above.

     The Alexi Parties formed their belief that the merger is substantively fair to the unaffiliated shareholders based upon the following material factors:

          o Premium to Current and Historic Market Price. The merger consideration of $6.25 per share in cash reflects a premium of approximately 69% over the $3.70 closing price of Greka common stock on May 19, 2003, the last full trading day prior to Greka's announcement of Randeep S. Grewal's indication that he is evaluating a "going private" transaction. In addition, the $6.25 per share price represents a premium of:

                    o 52% over the average closing market price of the Greka shares over the six-month period ending on May 27, 2003;

                    o 29% over the average closing market price of the Greka shares over the one-year period ending on May 27, 2003;

                    o 35% below the average closing market price of the Greka shares for the three-year period ending on May 27, 2003; and

                    o 54% over the closing market price of the Greka shares on May 27, 2003, the date before the announcement of the execution of the merger agreement;

          o Possible Decline in the Market Prices of the Greka Shares if the Merger is not Completed. The possibility that, if the merger is not completed, the market price of Greka common stock could decline below the $3.70 per share closing price recorded on May 19, 2003, the last full trading day before the announcement of Mr. Grewal's intention to consider a "going private" transaction.

          o Limited Liquidity of Greka Shares, Absence of Transaction Costs. The relatively low trading volume of the Greka shares--an average daily trading volume over the two-year period ending May 27, 2003 of 20,971 shares. The merger will provide Greka's unaffiliated shareholders with immediate liquidity for their shares without the usual transaction costs associated with open market sales.

     o No Dividends. The fact that Greka has never paid any cash dividends in respect of its common stock and in light of Greka's level of existing indebtedness and its current inability to generate sufficient cash from operations to fund recurring working capital and capital expenditure requirements, Greka would be unlikely to pay cash dividends in the foreseeable future. The merger will afford Greka shareholders unaffiliated with the Alexi Parties an opportunity to receive this cash in the form of merger consideration.

     The Alexi Parties believe that the analyses and factors discussed above provide a reasonable basis upon which they formed their belief that the merger is procedurally and substantively fair to Greka's shareholders not affiliated with the Alexi Parties. In view of the wide variety of factors considered, the Alexi Parties did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to the specific factors they considered in forming this belief. The discussion above of the analyses and factors considered and given weight by the Alexi Parties is not intended to be exhaustive but is believed to include all material factors considered. In addition, the Alexi Parties' belief should not be construed as a recommendation by the Alexi Parties to Greka shareholders as to the manner in which they should vote with respect to the merger.

Reasons, Purpose and Structure of the Merger

     Greka's purpose for the merger is to provide its shareholders who are not affiliated with Alexi with the best reasonable return for their investment in Greka. Greka's shares of common stock have been trading at a relatively low trading volume. Greka believes that this is due to its relatively low market capitalization and share price and certain institutions' reluctance to invest in companies with low market capitalization or shares trading at low stock prices and Greka has not attracted meaningful analyst coverage. Additionally, trading volume of companies in the asphalt refinery industry has been relatively low. The merger will provide Greka's unaffiliated shareholders with immediate liquidity at a specified price for their shares without the usual transaction costs associated with open market sales. The prompt completion of the merger will preserve shareholders' equity that is currently erroding due to the faster accrual rate of debt over earnings, as exemplified in comparing the Company's reported earnings for the year ended December 31, 2002 and for the quarter ended March 31, 2003.

     Greka considered strategic alternatives, including remaining a public company and the significant challenges that Greka would face as an independent company if it did not proceed with the proposed merger. Because of the effect of adverse financial and competitive conditions in the asphalt refinery industry and Greka's difficulty in obtaining favorable financing necessary to maintain and expand its business, Greka believes that the merger consideration of $6.25 per share represents the highest likely value that our unaffiliated common shareholders could realize under any scenario available to us at this time based on our exploration of strategic alternatives as set forth in "SPECIAL FACTORS--Background of the Merger."

     Greka is undertaking the transaction now primarily because it presents the most viable alternative for Greka at this time, the benefits of which may not be available to our unaffiliated shareholders in the future, and for the reasons set forth in "SPECIAL FACTORS--Background of the Merger" and "Special Committee's and Board of Directors' Recommendation; Fairness of the Merger."

     Greka believes that obtaining $6.25 per share in cash for its shareholders in the merger is preferable to attempting to achieve a future price in excess of that amount as an independent publicly traded company. Greka also believes that it is unlikely that a third party would be able to consummate a superior offer. The $6.25 per share merger consideration represents a premium of approximately 54% over the $4.051 closing price per share of its common stock on May 27, 2003, the last full trading day before the public announcement of Alexi's offer and the proposed merger.

     As part of the foregoing analysis, the Special Committee and board of directors considered other possible alternatives to engaging in a going-private transaction at this point in Greka's operating history. In addition, CIBC World Markets reviewed alternatives that were generally related either to continuing current operations or to seeking a merger or sale transaction with a strategic or industry partner. The Special Committee determined that each of the alternatives presented was subject to significant risks and uncertainties and was specifcally untimely to otherwise prevent further errosion of the Company's cash being determental to the shareholders equity, and that none offered greater value to the shareholders who are not affiliated with Alexi than the $6.25 per share merger consideration. Subsequent to entering into the merger agreement with Alexi and prior to the filing date of this proxy statement, no significant proposals were received.

     The merger has been structured as a merger of Merger Sub with and into Greka in order to permit the acquisition of Greka in a single step and the preservation of Greka. The merger was structured as a cash transaction because that was the consideration offered by Alexi in its proposal.

     Mr. Grewal's reasons and purposes for the merger and the transaction structure are the same as those for Greka as described above.

Certain Effects of the Merger

     If the merger agreement is adopted and the merger is approved by Greka's shareholders and the merger is completed, Greka will be a privately held corporation and Alexi will own 100% of Greka's outstanding common stock. Accordingly, no current Greka shareholders will have any interest in, or be shareholders of, Greka, and no current Greka shareholders will have the right to vote on corporate matters affecting the surviving corporation. In addition, no current shareholders will benefit from any future earnings or growth of Greka or benefit from any increase in the value of Greka. However, no current shareholders will bear the risk of any decrease in value of Greka. Instead, upon completion of the merger, those shareholders will have the right to receive a payment of $6.25 in cash, without interest, for each share of Greka common stock they hold. See "THE MERGER--Dissenters' and Appraisal Rights" for a description of appraisal rights.

     If the merger is completed, Alexi will own all of the equity interests in Greka and will benefit from any future earnings or growth of Greka and any increase in value of Greka; however, Alexi will also bear the risk of any decrease in value of Greka.

     Greka's common stock is currently registered under the Exchange Act. Upon the closing of the merger, Greka common stock will no longer be publicly traded or quoted on the NASDAQ National Market and the registration of Greka common stock under the Exchange Act will be terminated upon application to the Commission. Greka will also be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act and, as described under "Plans for Greka," the periodic reporting requirements of the Exchange Act and will cease filing information with the Commission. As a result, it is estimated that the surviving company will decrease its recurring annual costs by an amount of approximately $1 - 1.5 million because it will save the costs currently incurred in complying with its obligations as a public company including, but not limited to, investor relations and printing, legal, insurance, and accounting costs relating to quarterly and annual reports, proxy solicitations, and annual meetings and other expenses relating to compliancewith the rules of the Commission.

     Mr. Grewal will assume the position of Chairman and Chief Executive Officer at Alexi. No determination has been made as to whether additional persons will be invited to join the board of directors of the surviving corporation following the merger. At the effective time, the certificate of incorporation and bylaws of Greka will be the certificate of incorporation and bylaws of the surviving corporation, likely with certain amendments to the certificate of incorporation.

     The receipt of cash pursuant to the merger will constitute a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a shareholder would generally recognize gain or loss in an amount equal to the difference between the amount of cash received by the shareholder pursuant to the merger and the shareholder's tax basis in the shares surrendered. If shares are held by a shareholder as capital assets, that gain or loss will be capital gain or loss. Any such capital gain or loss will be long-term if, as of the date of the disposition of its shares, the shareholder held such shares for more than one year or will be short term if, as of such date, the shareholder held such shares for one year or less.

Plans for Greka

     Except as described above, Alexi expects that the business and operations of the surviving corporation will be continued substantially as they are currently being conducted by Greka. Alexi does not currently intend to dispose of any assets or operations of the surviving corporation other than in the ordinary course of business. Alexi will continue to evaluate all aspects of the business, operations, capitalization and management of Greka prior to and following consummation of the merger and will take such further actions, if any, as it deems appropriate under the circumstances then existing.

     It is contemplated that, after the closing of the merger, Greka's current certificate of incorporation may be amended so as to (i) not provide for a classified board of directors, (ii) decrease the number of authorized shares,
(iii) provide that there will be one director on the board of directors, (iv) not to prohibit shareholder action by written consent and (v) provide for other changes to reflect that Greka will not be a public company. Alexi also may cause Greka's bylaws to be amended after the closing of the merger to reflect that Greka will not be a public company. Greka's directors and officers may be replaced in connection with, or at any time after, the merger.

Interests of Certain Persons in the Merger

     In considering the recommendation of the Special Committee to the Greka board of directors and the recommendation of the Greka board of directors to you, you should be aware that certain members of the Greka board of directors and some members of Greka's management have interests that are different from your interests as a Greka shareholder generally. This section of the proxy statement discusses all of the interests of Greka board members and Greka officers that are different from your interests as a shareholder generally and other than what is discussed below, there are no other agreements that relate to the voting of shares in this transaction. The Greka board of directors appointed the Special Committee, consisting solely of non-employee directors who are not officers, directors, or employees of Alexi or its affiliates, to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of Greka's shareholders who are unaffiliated with Alexi. The Special Committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the Greka board of directors that the merger agreement be adopted and the merger be approved. In addition, each of the members of Greka's board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

     Special Committee

     In recognition of their service on the Special Committee, Greka has authorized to pay to Kenton Miller and Dai Vaughan, the members of the Special Committee, compensation of $100 per meeting attended payable at the end of each calendar quarter during which the meetings took place and provided they are independent members at the end of the quarter, regardless of whether any proposed transaction was entered into or completed. As Chairman of the Special Committee, Mr. Vaughan is also authorized to receive an annual retainer of $12,000 payable at the end of each calendar quarter provided he is the independent Chairman at the end of the quarter. The amount is not conditioned on whether the merger is consummated. To date, no member has received any fees for their service on the Special Committee.

     Management of Greka Following the Merger

     Mr. Grewal will remain Chairman and Chief Executive Officer of Greka.

     Greka has no outstanding loans to any of its officers or directors.

     Allocation of Consideration Among Executive Officers and Directors of Greka; Treatment of Stock Options and Warrants

     Immediately prior to the effective time of the merger, all unexpired and unexercised options or similar rights to purchase shares of Greka common stock, whether or not then exercisable, will be cancelled. In exchange for such cancellation, each former holder will be entitled to receive a cash payment, without interest, equal to the excess, if any, of the $6.25 per share cash consideration over the exercise price per share of the cancelled options and warrants, multiplied by the number of shares of Greka common stock subject to the options, less any applicable withholding taxes.

     As of the record date for the special meeting, a total of 1,721,000 options and warrants to purchase Greka common stock were exercisable. Of this total, 1,291,000 options are at an exercise price greater than the $6.25 per share merger consideration, 200,000 options are at an exercise price of $6.00 per share, and 230,000 warrants are at an exercise price of $0.01 per share.

     Greka's directors and executive officers collectively have options to purchase 880,000 shares of Greka common stock at exercise prices in excess of the $6.25 per share merger consideration. Therefore, none of our officers or directors will receive any consideration from their ownership of stock options. Additionally, they own 285,274 shares of Greka common stock, or approximately 5.8% of the outstanding shares. The directors and executive officers will receive the same consideration for their shares of Greka common stock as the other shareholders of Greka. See "SECURITY OWNERSHIP OF CERTAIN PERSONS" for information regarding the current executive officers and directors and their stock ownership in Greka.

     Shareholders Rights Plan

     We have a Rights Plan in order to preserve the long-term value of the Company for Greka's shareholders. Under the Rights Plan, one right will be distributed for each outstanding share of Greka common stock. Each right will entitle the holder to buy one share of Greka common stock for an initial exercise price of $57.14 per share. The rights will initially trade with common shares and will not be exercisable unless certain takeover events occur. The Rights Plan generally provides that if a person or group acquires or announces a tender offer for the acquisition of 9.9% or more of Greka common stock without approval of the board of directors, the rights will become exercisable and the holders of the rights, other than the acquiring person or group, will be entitled to purchase shares of Greka common stock (or under certain circumstances stock of the acquiring entity) for 50% of its then current market price. The rights may be redeemed by Greka for a redemption price of $.01 per right.

     Since the board of directors established a special committee to negotiate with Alexi at least for the present transaction the Rights Plan will not be in effect.

     Insurance; Directors' and Officers' Indemnification

     Greka presently maintains a directors' and officers' liability insurance policy. For one year after the closing of the merger, the surviving company shall provide for each current and former director and officer of Greka a directors' and officers' liability insurance and indemnification policy that provides coverage for events occurring prior to the merger. This policy shall be substantially no less favorable than Greka's existing policy.

     In addition, all rights to indemnification existing in favor of the directors and officers of Greka as provided in Greka's certificate of incorporation as of the date of the merger agreement will survive the merger. Such indemnification will continue in full force and effect and not be amended, appealed, or otherwise modified in any manner that would adversely affect the rights of anyone entitled to indemnification thereunder (unless such amendment or modification is required by law) for a period of one year after the merger, all in accordance with, and subject to, applicable law.

                         SPECIAL MEETING OF SHAREHOLDERS

General

     Greka's board of directors is furnishing you with this proxy statement to solicit your proxy to be voted at the special meeting of shareholders to be held on July 25, 2003 and at any adjournments or postponements thereof.

Matters to be Considered at the Special Meeting

     At the special meeting, holders of Greka common stock will be asked to vote upon a proposal to adopt the merger agreement attached to this proxy statement as Appendix A and approve the merger contemplated in the merger agreement and to vote on any other matter that properly comes before the special meeting. Pursuant to the merger agreement, Merger Sub will merge with and into Greka and Greka, as the surviving corporation will become a wholly owned subsidiary of Alexi. Each outstanding share of Greka common stock held by shareholders will be converted into the right to receive $6.25 in cash, without interest. Each outstanding option and warrant to purchase Greka common stock will be cancelled and converted into the right to receive the excess, if any, of the $6.25 per share merger consideration over the exercise price per share of such option and warrant, multiplied by the number of shares subject to such option and warrant, less any applicable withholding taxes.

Date, Place and Time

     The special meeting will be held on July 25, 2003 at 1:00pm local time at 6527 Dominion Road, Santa Maria, California 93454.

Record Date, Voting Rights, Quorum and Revocability of Proxies

     If you owned Greka common stock at the close of business on June 18, 2003, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. On the record date, there were 4,951,459 shares of Greka common stock issued and outstanding held by approximately 745 holders of record and approximately 2,700 persons hold positions in our stock in broker accounts. At the special meeting, each Greka shareholder will be entitled to one vote for each share of Greka common stock owned by such shareholder on the record date. The holders of a majority of the shares of Greka common stock outstanding as of the record date must be present in person or by proxy in order for a quorum to exist at the special meeting.

     Brokers who hold shares in "street name" for customers who are the beneficial owners of such shares may not give a proxy to vote those shares to adopt the merger agreement and approve the merger without specific instructions from their customers.

     Properly executed proxies that Greka receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted "FOR" the proposal to adopt the merger agreement and approve the merger, and the proxy holder may vote in his discretion as to any other matter that may come properly before the special meeting.

     Any shareholder who has given a proxy solicited by the board of directors may revoke it at any time prior to its exercise at the special meeting by:

     o    giving written notice of revocation to the secretary of Greka;

     o properly submitting by mail to Greka's secretary a duly executed proxy bearing a later date; or

     o    attending the special meeting and voting in person.

     All written notices of revocation and other communications with respect to revocation of proxies should be sent to:

Greka Energy Corporation
630 Fifth Avenue, Suite 1501
New York, NY  10111
Attention:  Susan M. Whalen

     Greka's directors and executive officers who are not affiliated with Alexi, including their immediate family members and affiliated entities, owned 22,774 shares, or less than 1%, of the outstanding shares of Greka common stock entitled to vote on the proposal to adopt the merger agreement and approve the merger. This number does not include unexercised options to purchase Greka common stock.

     A list of shareholders entitled to vote at the special meeting will be available for inspection at Greka's main office during regular business hours at least 10 days before the special meeting, as well as at the special meeting.

Required Vote, Abstentions and Broker Non-Votes

     Under Colorado law, adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of all shares of Greka common stock outstanding on the record date. Your vote is important to the adoption of the merger agreement and approval of the merger, which are conditions to the completion of the merger.

     Any abstention or "broker non-vote" will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

Solicitation of Proxies and Expenses

     Greka will solicit proxies through the mails and has requested brokerage firms, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. In addition to the solicitation of proxies by mail, Greka's directors, officers, and regular employees may solicit proxies in person, by telephone, or facsimile, but Greka will not pay them any additional compensation for doing this, except for reimbursement of reasonable out-of-pocket costs.

     Greka has retained Regan & Associates, Inc. to assist in the solicitation of proxies, for which it will be paid a fee of approximately $5,000 and reimbursed for its expenses.

     Greka will bear all costs and expenditures related to the solicitation of proxies for the special meeting. Such costs and expenditures shall include fees for attorneys, accountants, public relations or financial advisors, solicitors, advertising, printing, transportation, and other costs incidental to the solicitation.

                             SUMMARY FINANCIAL DATA

     The selected financial data located at Item 6 on page 19 of Greka's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 has been extracted from, and should be read in conjunction with, our audited consolidated financial statements and other financial information contained in Greka's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including the notes thereto. The comparability of the selected financial data to the financial information contained in such annual report is impacted by the fact that such report reflects in more detail the acquisition of public partnership interests, the early extinguishment of debt and other unusual items. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operation) is included in such annual report, and the selected financial data is qualified in its entirety by reference to such report and all of the financial information and notes contained therein. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is being delivered to shareholders together with this proxy statement and is incorporated by reference in this proxy statement. See "AVAILABLE INFORMATION." Copies of such report may be inspected or obtained at the website of the Commission, www.sec.gov.

                        TRADING MARKETS AND MARKET PRICE

     The common stock, no par value per share, of Greka is listed and traded on the NASDAQ National Market under the symbol "GRKA." Prior to March 25, 1999, the trading symbol was "HVNV". Except for a period from August to December of 1997, Greka's common stock has been quoted on NASDAQ since February 19, 1993. The following table sets forth, for the periods indicated, the high and low closing bid quotations per share of Greka common stock as reported on the Nasdaq National Market. Our common stock quotations represent inter-dealer quotations, without retail markup, markdown or commissions, and may not represent actual transactions. There can be no assurance that a public market for Greka's common stock will be sustained in the future.

--------------------------------------------------------------------------------
                                                                Bid
     Quarter Ended                                   Low                  High
--------------------------------------------------------------------------------

     March 31, 2000                                $8.563                $9.500
     June 30, 2000                                  8.625                 8.813
     September 30, 2000                            14.375                15.688
     December 31, 2000                             12.750                13.438
     March 31, 2001                                12.250                14.813
     June 30, 2001                                 10.000                14.375
     September 30, 2001                             7.500                11.600
     December 31, 2001                              6.950                 9.150
     March 31, 2002                                 6.010                 8.630
     June 30, 2002                                  4.580                 7.330
     September 30, 2002                             4.750                 6.290
     December 31, 2002                              3.760                 6.120
     March 31, 2003                                 3.620                 5.170

     The closing price per share for Greka common stock as reported on the NASDAQ National Market on May 19, 2003, the last full trading day prior to the announcement of Randeep S. Grewal's indication that he is evaluating a "going private" transaction was $3.70. The closing price per share for Greka common stock as reported on the NASDAQ National Market on May 27, 2003, the last full trading day prior to the public announcement of Alexi's offer and the proposed merger was $4.05. The closing price per share of Greka common stock, as reported on June 17, 2003, the last full trading day prior to the date of this proxy statement, was $5.62. Shareholders are urged to obtain a current market quotation for their shares.

     As of June 18, 2003, the record date of the special meeting, there were approximately 745 holders of record of Greka common stock and approximately 2,700 persons hold positions in our stock in broker accounts. After the merger, Alexi will be the beneficial owner of 100% of Greka's issued and outstanding common stock. None of Greka's beneficial owners will own any of its common stock after the merger. Likewise, no directors or officers will own any shares of Greka common stock after the merger.

                                 DIVIDEND POLICY

     Greka has never paid any cash dividends on its common stock. Greka does not intend to pay cash dividends on its common stock in the foreseeable future, and the board of directors of Greka intends to pursue a policy of retaining earnings for use in Greka's operations and to finance expansion of its business. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by Greka's board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.

                                   THE PARTIES

Greka Energy Corporation

     Greka Energy Corporation, a Colorado corporation is an independent integrated energy company. Our oil and gas production, exploration and development activities are concentrated in our properties in California where we also own and operate an asphalt refinery. We supply our asphalt refinery with equity oil, which is the crude oil we produce from our surrounding heavy crude oil reserves, and we also utilize crude oil purchased from third party producers. We believe that our vertically integrated operations reduce our exposure to material volatile swings in crude oil prices. Historically we have also engaged in oil and gas exploration, development and production from our properties in Louisiana, Texas and New Mexico which operations have substantially been sold as part of our strategic, internal reorganization. In addition, we have interests in coalbed methane properties and production sharing contracts in China. Greka's executive offices are located at 630 Fifth Avenue, Suite 1501, New York, NY 10111, Telephone (212) 218-4680.

     The names and positions of the executive officers and directors of Greka are set forth in "SECURITY OWNERSHIP OF CERTAIN PERSONS".

Alexi Holdings Limited

     Alexi Holdings Limited. Alexi was incorporated in the Cayman Islands in May, 2003 by Randeep S. Grewal for the purpose of effecting the merger. Alexi has not been engaged in any business activities other than those in connection with its formation and the merger. All of the outstanding capital stock of Alexi is owned by Randeep S. Grewal. Alexi's registered offices are located at M&C Corp. Service Ltd., P.O. Box 309 GT, Ugland House, South Church Street, Georgetown Grand Cayman, Cayman Islands, (Telephone: 852-2846-1705).

Alexi Corporation

     Alexi Corporation. Merger Sub was incorporated in Colorado in May 2003 by Alexi for the purpose of effecting the merger. Merger Sub has not been engaged in any business activities other than those in connection with its formation and the merger. All of the outstanding capital stock of Merger Sub is owned by Alexi. Merger Sub will be merged with and into Greka, and Greka will be a wholly owned subsidiary of Alexi following the merger. Merger Sub's executive offices are located at 2801 B Santa Maria Way, Santa Maria, CA 93454, (Telephone: (805) 347-1075).

                                   THE MERGER

     The following information describes the material aspects of the merger. This description is qualified in its entirety by reference to the appendices to this proxy statement, including the merger agreement itself, which is attached to this proxy statement as Appendix A and is incorporated herein by reference. You are urged to read Appendix A in its entirety. See also "THE MERGER AGREEMENT" below.

Effective Time of the Merger

     If all of the conditions to the merger are satisfied, including the approval of the majority of the shareholders of Greka common stock, or, to the extent permitted, waived, the merger will be consummated and become effective at the time that the Articles of Merger is filed with the Secretary of State of the State of Colorado or such later time as otherwise agreed by Greka and Alexi and provided in the Articles of Merger. If the other conditions to the merger are satisfied or, to the extent permitted, waived, Greka expects to complete the merger as soon as practicable after the special meeting.

Payment of Merger Consideration and Surrender of Stock Certificates

     Prior to the effective time of the merger, Greka will designate a bank or trust company reasonably acceptable to Alexi to act as paying agent for purposes of making the cash payments provided by the merger agreement. Immediately after the effective time of the merger, Alexi will deposit, or cause to be deposited, with the paying agent immediately available funds in an aggregate amount necessary to pay the $6.25 per share merger consideration to Greka's shareholders. The paying agent will, in accordance with irrevocable instructions, deliver to you your merger consideration according to the procedure summarized below.

     Promptly after the effective time of the merger, the paying agent will mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the paying agent your stock certificates in exchange for payment of the $6.25 per share merger consideration. Upon the surrender for cancellation to the paying agent of your stock certificates, together with a letter of transmittal, duly executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the paying agent will pay to you the $6.25 per share merger consideration and your stock certificates will be cancelled. Payments of merger consideration also will be reduced by any applicable withholding taxes.

     If your stock certificates have been lost, mutilated or destroyed, you may be required to deliver to the paying agent an affidavit reasonably satisfactory to Alexi and an indemnity bond in an amount that Alexi deems reasonably necessary as indemnity, in order to receive your merger consideration.

     If the merger consideration, or any portion of it, is to be paid to a person other than you, it will be a condition to the payment of the merger consideration that your stock certificates be properly endorsed or otherwise in proper form for transfer and that you pay to the paying agent any transfer or other taxes required by reason of the transfer or establish to the satisfaction of Greka that the taxes have been paid or are not required to be paid.

     You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

     At and after the effective time of the merger, you will cease to have any rights as a Greka shareholder, except for the right to surrender your stock certificates, according to the procedure described in the merger agreement, in exchange for payment of the $6.25 per share merger consideration, without interest, less any applicable withholding taxes.

     At the effective time of the merger, Greka's stock ledger with respect to shares of Greka common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

     After 180 days following the effective time of the merger, the paying agent will, on demand, deliver to Greka all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the paying agent's duties will terminate. Thereafter, you may surrender your stock certificates to Greka and receive the $6.25 per share merger consideration, without interest, less any applicable withholding taxes. None of Alexi, Merger Sub or Greka will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Risks that the Merger Will Not Be Completed

     If the merger is not completed, Greka's board of directors expects that current management will continue to operate Greka's business substantially as presently operated. Greka is not presently considering any other alternative.

     Completion of the merger is subject to various risks, including, but not limited to, those described under "THE MERGER AGREEMENT--Conditions to Completion of the Merger." As a result of various risks to the completion of the merger, Greka cannot assure you that the merger will be completed even if the requisite shareholder approval is obtained.

Financing of the Merger

     The aggregate merger consideration and other transaction costs, including fees and expenses relating to the merger, are expected to be approximately $100-105 million including assumed debt. Alexi expects its capital structure to be approximately $50 million in senior secured debt and the approximate $50-55 million balance in a combination of subordinated debt and equity. However, financing is currently not assured. Greka's shareholders may not have the opportunity to approve the transaction with Alexi unless at least 24 hours prior to the shareholders' meeting the Board of Directors has received from Alexi confirmation reasaonbly satisfactory to the Board of Directors of the availability of financing. If this condition is not met, Greka may delay and reschedule the date of its shareholders' meeting. Greka has not made any alternative financing plans in the event Alexi is unable to secure definitive financing arrangements.

Expenses and Fees Associated with the Merger and the Special Meeting

     Except as described above, all fees and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring such fees and expenses.

     The following table itemizes the expenses that Greka expects to incur in connection with this proxy solicitation, the special meeting and in closing the merger.

                  Item                                       Amount
         ---------------------------------                  --------
         Filing Fees                                        $  2,491
         Financial Expert fees & expenses                   $510,000
         Legal fees & expenses                              $100,000
         Accounting fees & expenses                         $ 10,000
         Solicitation costs                                 $  5,000
         Printing, mailing & miscellaneous                  $ 25,000
                                                            --------
         Total                                              $652,491
                                                            ========


Certain Regulatory Considerations

     Alexi and Greka do not believe that any material regulatory approvals, filings or notices are required by Alexi or Greka in connection with the merger other than:

          o such approvals, filings or notices required pursuant to federal and state securities laws and with the NASDAQ National Market; and

          o the filing of the articles of merger with the Secretary of State of the State of Colorado.

     We expect to promptly file with the articles of merger an application for the necessary approval.

     Litigation Challenging the Merger

     On May 28, 2003, Greka was served with a summons and complaint in relation to the 13D filing made by Mr. Grewal on May 20, 2003. The case is entitled "Binsley vs. Greka Energy Corporation, et al." and was filed on May 23, 2003 in the District Court for the City and County of Denver, Colorado, Case No. 03-CV-3819. The complaint alleges breach of fiduciary duty of loyalty, independence, good faith and fair dealing and seeks class action status for all shareholders of Greka. The lawsuit, however, was filed prior to the named shareholder or his counsel having any knowledge regarding the Chairman's proposal or the terms thereof or the terms and conditions of the merger agreement that had been executed subsequent to a fairness opinion obtained in the process that Greka had undertaken to provide for independent negotiation and evaluation of the Chairman's proposal at arms length negotiations held by the Special Committee. The lawsuit asks the court to enjoin the merger to ensure a fair deal. Thus we believe that the lawsuit is without merit. Greka filed its response to the complaint.

Certain U.S. Federal Income Tax Consequences

     Holders of Greka Common Stock

     The following summary of certain U.S. federal income tax consequences of the merger to holders of Greka common stock is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial opinions, administrative rulings of the U.S. Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, resulting in United States federal tax consequences different from those set forth below. Greka has not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the statements made in the following summary, and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained by a court.

     This summary generally assumes that shares of Greka common stock are held by U.S. holders (as defined below) as capital assets for United States federal income tax purposes. This summary is for general information purposes only and is not tax advice. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this summary does not purport to deal with all aspects of federal income taxation that may affect particular holders in light of their individual circumstances or certain types of shareholders subject to special treatment under the federal income tax laws, including, without limitation:

          o Non-U.S. holders (except as specifically set forth below under "Non-U.S. Holders");

          o    banks, insurance companies or other financial institutions;

          o    U.S. expatriates;

          o    tax-exempt organizations;

          o    dealers in securities or currencies;

          o traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

          o    U.S. holders whose "functional currency" is not the U.S. dollar;

          o persons that hold Greka common stock as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes;

          o persons that acquired Greka common stock pursuant to the execution of options, warrants or otherwise as compensation;

          o persons deemed to sell Greka common stock under the constructive sale provisions of the Code;

          o    persons who are subject to the alternative minimum tax;

     In addition, if a partnership (including any entity treated as a partnership for United States tax purposes) holds Greka common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of Greka common stock that is a partnership, and partners in such partnership, should consult their tax advisors regarding the tax consequences of the receipt of cash in the merger.

     For purposes of this discussion a "U.S. holder" means a beneficial owner of Greka common stock that is:

          o    a citizen or resident of the U.S.;

          o a corporation (including any entity treated as a corporation for U.S. tax purposes) or partnership (including any entity treated as a partnership for U.S. tax purposes) created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.;

          o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

          o a trust, the administration of which is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a U.S. person.

     A "non-U.S. holder" is a beneficial owner of Greka common stock other than a U.S. holder.

     YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     U.S. Holders

     The receipt of cash in the merger as merger consideration will be a taxable transaction for federal income tax purposes. In general, you will recognize capital gain or loss equal to the difference between the merger consideration received in the merger and your tax basis in the Greka common stock exchanged in the merger.

     If you exercise appraisal rights and receive cash (other than merger consideration) in exchange for your shares of Greka common stock, you will generally recognize capital gain or loss equal to the difference between the cash you receive and your tax basis in the Greka common stock exchanged in the merger therefor.

     Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction.

     Capital gains of non-corporate shareholders are generally taxable at a maximum United States federal income tax rate of fifteen percent (15%) if the shareholder's holding period in its shares is more than one year at the time of the completion of the merger. Capital gains of corporate shareholders are generally taxable at the regular tax rates applicable to corporations. Certain limitations apply to the deductibility of capital losses by U.S. holders. Certain U.S. holders who fail to provide appropriate certification of their status as U.S. holders may also be subject to an additional ten percent (10%) withholding tax. See the discussion under "Non-U.S. Holders" below.

     Cash consideration received by our non-corporate shareholders in the merger or in respect of a dissenting share of our stock, as the case may be, may be subject to backup withholding at a thirty percent (30%) rate. Backup withholding generally will apply only if the shareholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate shareholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

     Any amounts withheld under the backup withholding rules will be allowed as a credit against the shareholder's United States federal income tax liability and may entitle the shareholder to a refund, provided the shareholder furnishes specified required information to the IRS.

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

     Non-U.S. Holders

     If you are a non-U.S. holder or you fail to provide certification that you are a U.S. holder and your Greka common stock constitutes a "United States real property interest" as defined in the Code, Alexi may be required to withhold ten percent (10%) of the merger consideration paid to you unless (1) you are eligible for a treaty exemption or (2) your shares of Greka common stock are considered to be "regularly traded on an established securities market," and you have not held, directly or indirectly, at any time during the shorter of the five year period preceding such disposition or your holding period, more than five percent (5%) of Greka common stock. In addition, if you are a non-U.S. holder and your shares of Greka common stock constitute a United States real property interest, then, unless you meet one of the two foregoing exceptions, your receipt of cash in the merger will be a taxable transaction for U.S. federal income tax purposes.

     The Parties

     For U.S. federal income tax purposes, no gain or loss will be recognized by Greka or Alexi.

Accounting Treatment

     The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among Greka's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

Dissenters' and Appraisal Rights

     Shareholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled under relevant state laws to appraisal or dissenters' rights in connection with the proposed merger depending on the circumstances. These rights generally confer on shareholders who do not vote in favor of a merger or the consideration to be received in a merger and who properly exercise appraisal rights, the right to receive, in lieu of the consideration being offered in the merger, the fair value for their shares as determined in a judicial appraisal proceeding. However, under Colorado law,
Section 7-113-102 of the Corporations Business statute, shareholders are not entitled to dissent as to the fair value of the shares of any class that were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934," as amended, or on the national market system of the national securities dealers automated quotation system. Greka's common stock, on the record date, was traded on the NASDAQ national market, therefore, its shareholders will not have the right to dissent.

                              THE MERGER AGREEMENT

     The following summary describes certain material provisions of the merger agreement, which is included in this proxy statement as Appendix A and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

Structure of the Merger

     Under the terms of the merger agreement, Merger Sub will merge with and into Greka. Upon consummation of the merger, Merger Sub will cease to exist and Greka will become a wholly owned subsidiary of Alexi. After the merger, Greka's name will remain Greka Energy Corporation.

Completion and Effectiveness of the Merger

     The closing of the merger will occur no later than the fifth business day after all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived (see the section entitled "--Conditions to Completion of the Merger" below). The merger will become effective upon the later of the date and time of the filing of a articles of merger with the Secretary of State of the State of Colorado or upon any later date and time as specified in the articles of merger, with Alexi's prior written consent.

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

     We are working to complete the merger as promptly as possible. However, because completion of the merger is subject to Alexi's ability to obtain financing and other conditions, we cannot guarantee the timing of the merger or whether it will occur at all.

Merger Consideration

     Upon closing of the merger, each share of Greka common stock outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive $6.25 per share in cash upon surrender of the certificate representing that share of Greka common stock in the manner provided in the merger agreement (other than shares for which appraisal rights are validly perfected in accordance with Colorado law). However, shares held by Greka shareholders who validly perfect appraisal rights will be subject to appraisal in accordance with Colorado law. Alexi is not obligated to complete the merger if appraisal rights are properly demanded, and such demands are not withdrawn as of the date the merger is completed for more than 5% of the issued and outstanding shares of Greka common stock.

     In addition, any shares of Greka common stock held by Alexi or any direct or indirect wholly-owned subsidiaries of Alexi (including Merger Sub) immediately prior to the merger will be automatically cancelled and extinguished, and none of Alexi or any of its direct or indirect subsidiaries will receive any consideration in exchange for those shares. Likewise, any shares of Greka common stock held by Greka or any direct or indirect wholly owned subsidiaries of Greka immediately prior to the merger will be automatically cancelled and extinguished, and none of Greka or any of its direct or indirect subsidiaries will receive any consideration in exchange for those shares.

Exchange of Greka Stock Certificates for Cash

     As soon as reasonably practical following completion of the merger, the exchange agent for the merger will mail to each record holder of Greka common stock a letter of transmittal and instructions for surrendering the record holder's stock certificates in exchange for cash. Only those holders of Greka common stock who properly surrender their Greka stock certificates in accordance with the exchange agent's instructions will receive the cash consideration. After the effective time of the merger, each certificate representing shares of Greka common stock that has not been surrendered will represent only the right to receive upon surrender of that certificate to the exchange agent the cash consideration pursuant to the terms of the merger agreement.

     Holders of Greka common stock should not send in their Greka stock certificates until they receive a letter of transmittal from the exchange agent, with instructions for the surrender of Greka stock certificates.

Stock Options and Warrants

     Immediately prior to the effective time of the merger, Greka shall take all action necessary so that each outstanding option and warrant to purchase Greka common stock issued by Greka will become fully exercisable and at the effective time of the merger, each outstanding option and warrant to purchase Greka common stock will be canceled. Holders of options and warrants that are canceled pursuant to the terms of the merger agreement will receive consideration equal to the difference between the exercise price of each option or warrant held by the holder and the amount of cash consideration payable to the holders of Greka common stock in the merger.

Lost Stock Certificates

     If a Greka stock certificate is lost, stolen or destroyed, the holder of such certificate may need to execute an affidavit and post a bond prior to receiving the cash consideration.

Conditions to Completion of the Merger

Conditions to Alexi's and Greka's Obligations to Complete the Merger

     The obligations of Alexi and Greka to complete the merger are subject to the satisfaction or waiver, if legally permissible, of the following conditions:

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

     o the approval and adoption of the merger agreement by Greka shareholders;

     o the absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger issued by any court of competent jurisdiction or any other governmental entity, and there has not been any law enacted, adopted or deemed applicable to the merger that makes consummation of the merger illegal;

     o the representations and warranties of the other party, disregarding any qualifications and exceptions relating to materiality or material adverse effect, being true and correct on the date the merger is completed as if they were made on that date (except to the extent that the representations and warranties speak as of another date), except where the breaches of such representations and warranties do not have, and are not reasonably expected to have, individually or in the aggregate, a material adverse effect on the representing party;

     o the other party has performed or complied with all of its covenants and agreements in the merger agreement in all material respects on or prior to the date the merger is completed;

     o the receipt by each party of a certificate from the other party stating that certain of these enumerated conditions have been satisfied.

     A "material adverse effect," when used in reference to Greka, means an event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the merger agreement but for the presence of material adverse effect or other materiality qualifications, or any similar qualifications, in such representations and warranties) that has had or would reasonably be expected to have a material adverse effect on:

     o the business, condition, capitalization, assets, liabilities, operations or financial performance of Greka and its subsidiaries taken as a whole;

     o the ability of Greka to consummate any of the transactions contemplated by the merger agreement or to perform any of its obligations under the merger agreement; or

     o Alexi's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving company;

provided, however, that the following shall not be deemed to constitute, create or cause a material adverse effect:

     o any changes, circumstances or effects that affect generally the oil and gas industry, and do not disproportionately affect such persons, and that result from national, regional, state or local economic conditions, from general developments or conditions in the industry in which Greka conducts business, from changes in laws, rules or regulations applicable to such party or its subsidiaries or from other general economic conditions, facts or circumstances that are not subject to the control of such party;

     o any changes, circumstances or effects that result from the transactions contemplated by the merger agreement and public announcement thereof;

     o any changes that result from any change in the trading prices or volumes of the capital stock of Greka;

     o any changes that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including the occurrence of a terrorist attack; or

     o any changes that result from any change resulting from actions of Alexi.

     A "material adverse effect," when used in reference to Alexi, means an event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the merger agreement but for the presence of material adverse effect or other materiality qualifications, or any similar qualifications, in such representations and warranties) that has had or would reasonably be expected to have a material adverse effect on:

     o the business, condition, capitalization, assets, liabilities, operations or financial performance of Alexi and its subsidiaries taken as a whole; or

     o the ability of Alexi to consummate the transactions contemplated by the merger agreement or to perform any of its obligations under the merger agreement;

provided, however, that the following shall not be deemed to constitute, create or cause a material adverse effect:

     o any changes, circumstances or effects that affect generally the oil and gas industry, and do not disproportionately affect such persons, and that result from national, regional, state or local economic conditions, from general developments or conditions in the industry in which Greka conducts business, from changes in laws, rules or regulations applicable to such party or its subsidiaries or from other general economic conditions, facts or circumstances that are not subject to the control of such party;

     o any changes, circumstances or effects that result from the transactions contemplated by the merger agreement and public announcement thereof; or

     o any changes that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war of the occurrence of any other calamity or crisis, including the occurrence of a terrorist attack; or

     o any changes that result from any change resulting from actions of Greka.

Conditions to Greka's Obligation to Complete the Merger

     The obligation of Greka to complete the merger is also subject to the satisfaction or waiver, of the following conditions:

     o Greka shall have received from Alexi at least 24 hours prior to the Greka Shareholders' Meeting, confirmation reasonably satisfactory to Greka's board of directors that Alexi has secured financing sufficient to consummate the merger and to either refinance Greka's indebtedness on terms acceptable to Alexi or obtain from the Greka's principal lenders a consent to the change of control that will result from the merger or an amendment or supplement to Greka's credit agreements on terms acceptable to Alexi;

     o All fees and expenses of the special committee of the board of directors of Greka and its advisors, including all reasonable attorneys' fees and professional fees, shall be paid in full.

Conditions to Alexi's and Merger Sub's Obligation to Complete the Merger

         The obligation of Alexi and Merger Sub to complete the merger is also subject to the satisfaction or waiver, of the following conditions:

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

     o the absence of any event or occurrence that has or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of the merger agreement, a material adverse effect on either party;

     o there shall not be any pending or threatened legal proceedings challenging or seeking to restrain or prohibit the consummation of the merger, or relating to the merger and seeking to obtain from Alexi or any of its subsidiaries any damages that are material to Alexi, or seeking to prohibit or limit Alexi's right to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to Greka and its subsidiaries, or which would materially and adversely affect the right of Greka to operate, or that seeks to compel any of Greka, Alexi or their respective subsidiaries to dispose of or hold separate any material assets as a result of the merger or, which, if adversely determined, could result in a material adverse affect to Greka or Alexi.

     o Alexi will have on hand an amount of cash and/or borrowings available under credit facilities sufficient to provide the exchange agent with the funds sufficient to consummate the merger and to either refinance Greka's indebtedness on terms acceptable to Alexi or obtain from the Greka's principal lenders a consent to the change of control that will result from the merger or an amendment or supplement to Greka's credit agreements on terms acceptable to Alexi;

     o the number of shares with respect to which holders of Greka common stock have properly demanded appraisal rights in accordance with the Colorado Business Corporation Act, and have not withdrawn such demand as of the date the merger is completed, has not exceeded 5% of the issued and outstanding shares of Greka common stock;

     o the governmental and regulatory consents, approvals and authorizations listed in the merger agreement have been obtained and must be in full force and effect except where the failure to do so would not be reasonably likely to have a material adverse effect; and

     o Greka shall have used its best efforts to obtain, from the holders of all puts to sell Greka common stock, an extension of time such that all such puts could be exercised.

Representations and Warranties

     The merger agreement contains customary representations and warranties of Alexi, Merger Sub and Greka relating to, among other things:

     o    corporate organization and good standing;

     o    authority, enforceability and no conflicts;

     o    capitalization;

     o    full disclosure; and

     o    brokers and finders.

     The merger agreement also contains additional representations and warranties of Greka with respect to, among others, the following:

     o Commission filings and the financial statements contained in those filings;

     o    no undisclosed liabilities;

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

     o absence of events or circumstances that would reasonably be expected to have a material adverse effect;

     o    legal proceedings;

     o    recommendation of the special committee and Greka board of directors;

     o    absence of certain changes or events since August 15, 2002;

     o    rights plan;

     o    opinion of financial advisors;

     o    compliance with laws;

     o    environmental matters;

     o    validity and absence of breaches of material contracts;

     o    compliance with laws; and

     o    takeover statutes not applicable.

     The merger agreement also contains additional representations and warranties of Alexi and Merger Sub with respect to, among others, the following:

     o    no prior activities; and

     o    due diligence.

     The representations and warranties contained in the merger agreement are subject to materiality and knowledge qualifications in many respects, and expire at the completion of the merger.

Greka Special Meeting

     Greka has agreed to call, give notice of and hold a meeting of the holders of its common stock, as promptly as practicable after this proxy statement is declared effective by the Commission, to vote on a proposal to approve and adopt the merger agreement. The Greka board of directors and the special committee of the board of directors unanimously agreed to recommend the approval and adoption of the merger agreement to its shareholders. Greka reserves the right to delay or reschedule the shareholders' meeting in the event Alexi has not provided Greka with confirmation of the availability of financing necessary to complete the merger and the transactions contemplated by the merger with respect to Greka's outstanding debt obligations.

     At any time prior to the approval and adoption of the merger agreement by the Greka shareholders, the Greka board of directors may, in a manner adverse to Alexi, withdraw or modify its recommendation to the Greka shareholders if:

     o a proposal to acquire all of the outstanding shares of Greka is made to Greka and is not withdrawn;

     o Greka provides Alexi with at least five business days prior notice of any meeting of the Greka board of directors at which the board will consider and determine whether the offer is a superior proposal;

     o the Greka board of directors determines in good faith that the offer constitutes a superior proposal;

     o the Greka board of directors determines in good faith, after taking into account the advice of outside legal counsel, that in light of the superior proposal the withdrawal or modification of the recommendation to approve and adopt the merger agreement is required in order to comply with its fiduciary obligations to Greka' shareholders under applicable law; and

     o none of Greka and its subsidiaries or any of their representatives has violated no-solicitation provisions of the merger agreement.

Greka is Prohibited from Soliciting Other Offers

     Under the terms of the merger agreement, subject to specific exceptions described below, Greka has agreed that neither it nor any of its subsidiaries will, and that it will not authorize or permit its and their representatives to, directly or indirectly:

     o solicit, initiate, encourage, induce or facilitate the making, submission or announcement of, any acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal;

     o furnish any information regarding Greka or any of its subsidiaries in connection with or in response to an acquisition proposal or could reasonable result in an acquisition proposal;

     o engage in discussions or negotiations with any person with respect to any acquisition proposal;

     o approve, endorse or recommend any acquisition proposal (except as described above); or

     o enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any acquisition proposal.

     Under the merger agreement, Greka agreed to cease all existing discussions as of the date of the merger agreement with any person with respect to any acquisition proposal.

     Greka is obligated to notify Alexi promptly, orally and in writing, upon receipt of any acquisition proposal or any inquiry or indication of interest that is reasonably likely to lead to an acquisition proposal that is made or submitted by any person prior to completion of the merger. The notice must include the terms of the acquisition proposal, inquiry or indication of interest and the identity of the person or group making the acquisition proposal. Greka must keep Alexi informed with respect to the status of any acquisition proposal, inquiry or indication of interest.

     An "acquisition proposal" means any offer, proposal, inquiry or indication of interest made by a person other than Alexi contemplating or otherwise relating to any "acquisition transaction."

     An "acquisition transaction" means any transaction or series of transactions involving:

     o any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (a) in which Greka or any of its subsidiaries is a constituent corporation, (b) in which a person or "group" (as defined in the Securities Exchange Act of 1934) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 9.9% of the outstanding securities of any class of voting securities of Greka or any of its subsidiaries, or (c) in which Greka or any of its subsidiaries issues or sells securities representing more than 9.9% of the outstanding securities of any class of voting securities of Greka or any of its subsidiaries; or

     o any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 9.9% or more of the consolidated net revenues, net income or assets of Greka and of its subsidiaries.

     Under the merger agreement, Greka agreed not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality or similar agreement to which Greka or any of its subsidiaries is a party, and to use its reasonable efforts to enforce or cause to be enforced each such agreement at Alexi's request.

     Notwithstanding the prohibitions contained in the merger agreement, if Greka receives a significant proposal, prior to the adoption of the merger agreement by the Greka shareholders, Greka may furnish information regarding Greka or any of its subsidiaries to, or enter into discussions or negotiations with, any person in response to such proposal if the following conditions are satisfied, among others:

     o neither Greka, its subsidiaries nor any of their representatives has violated the provisions regarding non-solicitation in the merger agreement;

     o Greka promptly gives Alexi notice of the identity of the person making the significant proposal and of Greka's intention to give such person nonpublic information;

     o Greka receives from the person making the acquisition proposal a confidentiality agreement containing customary limitations on the use and disclosure of all information furnished to the person on behalf of Greka.

     A "significant proposal" means an unsolicited, bona fide written proposal made by a third party to purchase all of the outstanding Greka common stock on terms that the Greka board of directors determines, in its reasonable judgment:

     o to be more favorable from a financial point of view to Greka's shareholders than the terms of the merger; and

     o    is reasonably capable of being consummated.

Delisting of Greka Common Stock

     After the Merger is consummated, all of the then outstanding shares of Greka common stock will be cancelled and public trading of Greka common stock will cease. Accordingly, Greka common stock will, at such time, be delisted from The Nasdaq Stock Market.

Conduct of Business Before Completion of the Merger

Restrictions on Operations of Greka and Other Obligations of the Parties

     Greka has agreed to restrictions on its activities until either the completion of the merger or the termination of the merger agreement. In general, Greka is required to conduct its business and operations in the ordinary course of business and use its reasonable efforts to preserve intact their current business organizations of Greka and its subsidiaries. In addition, Greka is required to:

     o ensure that it and each of its subsidiaries conduct their businesses and operations in the ordinary course of business and in material compliance with all applicable laws and the requirements of all Greka material contracts;

     o use its reasonable efforts to ensure that each of its subsidiaries preserve intact their current business organization and keep available the services of the current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with Greka or any of its subsidiaries;

     o    not take certain actions that might have a material adverse effect;

     o    promptly notify Alexi of:

     o any written notice or other communication in writing from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement; and

     o any proceeding commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting Greka or any of its subsidiaries that relates to the consummation of the transactions contemplated by the merger agreement;

     o not enter into any contract providing for a hedging or derivative transaction of a nature described in Financial Accounting Standards Board Release No. 133; and

     o    not grant any options to purchase or otherwise acquire options.

Notification of Certain Events

     Prior to completion of the merger, Alexi and Greka have agreed to promptly notify the other in writing of:

     o the discovery by a party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the merger agreement and that caused or constitutes a material inaccuracy or breach in any representation or warranty made by that party in the merger agreement;

     o any event, condition, fact or circumstance that occurs, arises or exists after the date of the merger agreement and that causes or constitutes a material inaccuracy or breach in any representation or warranty made by that party in the merger agreement if:

     o such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or

     o such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the merger agreement;

     o any material breach of any covenant or obligation of that party (and, in the case of Greka, any of its subsidiaries); and

     o any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to the obligations of the parties to complete the merger impossible or unlikely or that has had or could reasonably be expected to have a material adverse affect.

Consents; Regulatory Approvals

     Alexi and Greka have agreed to:

     o use their reasonable efforts to take, or cause to be taken, all action necessary to consummate the merger and make effective the other transactions contemplated by the merger agreement;

     o make all filings and give all notices required to be made in connection with the merger and the transactions contemplated by the merger agreement and submit promptly any additional information requested in connection with such filings and notices;

     o use their reasonable efforts to obtain each consent required to be obtained pursuant to any applicable law or contract in connection with the transactions contemplated by the merger agreement; and

     o use their reasonable efforts to lift any restraint, injunction or other legal bar to the merger.

Termination of the Merger Agreement

Termination by Alexi or Greka

     Either Greka or Alexi, by action of their respective boards of directors, may terminate the merger agreement and abandon the merger at any time prior to effective time of the merger:

     o    by mutual written consent of Alexi and Greka;

     o if the merger is not completed by June 30, 2004 (unless the failure to consummate the merger is attributable to a failure on the part of the party seeking to terminate the merger agreement to perform any material obligation required to be performed by such party at or prior to the effective time of the merger);

     o if the Greka shareholders do not approve and adopt the merger agreement at a duly convened shareholders meeting at which the vote to approve and adopt the merger agreement was taken (provided that Greka may not terminate the merger agreement for this reason unless it has paid applicable termination fees to Alexi).

Termination by Alexi

     Alexi, by action of the Alexi board of directors, may also terminate the merger agreement and abandon the merger at any time prior to completion of the merger:

     o Alexi shall not have secured financing sufficient to consummate the merger and to either refinance Greka's indebtedness on terms acceptable to Alexi or obtain from the Greka's principal lenders a consent to the change of control that will result from the merger or an amendment or supplement to Greka's credit agreements on terms acceptable to Alexi;

     o at any time prior to the approval and adoption of the merger agreement by the Greka shareholders, if a Greka triggering event has occurred;

     o if any of Greka' representations and warranties has been inaccurate as of the date of the merger agreement, unless such breaches do not have, and are not reasonably likely to have, individually or in the aggregate, a material adverse effect;

     o if (a) any of Greka' representations and warranties become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date), unless such breaches do not have, and are not reasonably likely to have, individually or in the aggregate, a material adverse effect and (b) such inaccuracy has not been cured by Greka within 5 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given;

     o any of Greka' covenants contained in the merger agreement have been breached; or

     o if, since the date of the merger agreement, there has occurred any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of the merger agreement, a material adverse effect.

     o if there is pending or threatened any legal proceeding (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the transactions contemplated by the merger, (ii) relating to the merger and seeking damages material to Alexi, (iii) seeking to prohibit or limit Alexi's right to exercise its ownership rights with respect to Greka or any of its subsidiaries, (iv) which would materially and adversely affect the rights of Greka to own assets or operate the business following the merger, (v) seeking to compel any of the parties to the merger agreement or their subsidiaries to dispose of or hold separate any material assets; or (vi) that, if adversely determined, could have a material adverse effect on Greka or Alexi.

     A "Greka triggering event" means:

     o the withdrawal or modification of the Greka board of directors' recommendation that shareholders approve and adopt the merger agreement in a manner adverse to Alexi;

     o approval, endorsement or recommendation by the Greka board of directors of any acquisition proposal;

     o commencement of a tender or exchange offer relating to securities of Greka and the failure of Greka to send to its shareholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Greka board of directors recommends rejection of such tender or exchange offer; or

     o the taking of any action inconsistent with the Greka board of directors' no solicitation obligations pursuant to the merger agreement.

Termination by Greka

     Greka, by action of the Greka board of directors, may also terminate the merger agreement and abandon the merger at any time prior to completion of the merger:

     o if prior to the approval and adoption of the merger agreement by the holders of Greka common stock:

               o the Greka board of directors has received a superior proposal;

               o in light of such superior proposal the Greka board of directors has determined in good faith, after consultation with its outside legal advisors, that termination is required in order for the Greka board of directors to comply with its fiduciary obligations to Greka' shareholders under applicable law;

               o Greka has complied in all material respects the provisions regarding no solicitation in the merger agreement;

               o    Greka contemporaneously pays the applicable termination fee;
                    and

               o the Greka board of directors concurrently approves, and Greka concurrently enters into, a binding definitive written agreement providing for the implementation of such superior proposal;

               provided that Greka may not effect such termination unless and until (i) Alexi receives at least three business days' prior written notice from Greka of its intention to effect such termination; and (ii) during such three business day period, Greka shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of the merger agreement that Alexi may propose;

     o if any of Alexi's representations and warranties has been inaccurate as of the date of the merger agreement, unless such breaches do not have, and are not reasonably likely to have, individually or in the aggregate, a material adverse effect;

     o if (a) any of Alexi's representations and warranties become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date), unless such breaches do not have, and are not reasonably likely to have, individually or in the aggregate, a material adverse effect and (b) such inaccuracy has not been cured by Alexi within 5 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given; or

     o any of Alexi's covenants contained in the merger agreement have been materially breached.

     A "superior proposal" means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding Greka common stock on terms that the Greka board of directors (excluding Randeep Grewal) determines, in its reasonable judgment:

     o after consultation with an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to Greka' shareholders than the terms of the merger; and

     o is reasonably capable of being consummated; provided that any such offer shall not be deemed to be a "superior proposal" if any financing required to consummate the transactions contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

Termination Fee

Alexi shall pay to Greka, in cash at the time specified below (and in addition to the amounts paid for expenses as discussed below), a nonrefundable termination fee upon the occurrence of the following events and in the amounts described below:

     o if the merger agreement is terminated by Alexi or Greka because the Greka shareholders do not approve and adopt the merger at a meeting that has been held and completed, Greka shall pay a termination fee of $1,050,000;

     o if the merger agreement is terminated by Alexi or Greka because the merger has not been consummated by June 30, 2004, a termination fee of $1,750,000 shall be paid by Greka;

     o if the merger agreement is terminated by Alexi or Greka because the Greka shareholders do not approve and adopt the merger and at the time of the Greka special meeting an acquisition proposal has been disclosed, announced, commenced, submitted or made and such acquisition proposal is consummated within 12 months of such termination of the merger agreement, a termination fee of $1,750,000 shall be paid by Greka on the date of consummation of the acquisition transaction provided such consummation occurs within 12 months from the date of termination;

     o if the merger agreement is terminated by Alexi because of the occurrence of a Greka triggering event, a termination fee of $1,750,000 shall be paid by Greka within two business days after such termination;

     o if the merger agreement is terminated by Alexi because Greka's covenants contained in the merger agreement have been materially breached, a termination fee of $1,750,000 shall be paid by Greka; or

     o if the merger agreement is terminated by Greka because of its approval and adoption of a superior proposal after the Greka board of directors determined in good faith after consulting with outside legal counsel that termination was required in order to comply with its fiduciary duties and after it complied in all material respects with the no-solicitation provisions of the merger agreement and the board of directors concurrently approves, and Greka concurrently enters into a binding written agreement providing for implementation of a superior proposal, a termination fee of $1,750,000 shall be paid by Greka contemporaneously with such termination.

     Notwithstanding the above description of the occurrences that will give rise to the obligation of Greka to pay a termination fee, if Greka receives a significant proposal within 30 days of the date of the merger agreement and terminates the merger agreement due to its acceptance of a superior proposal before the earlier of 45 days from the date of the merger agreement or the date of mailing of the proxy statement in connection with entering into a written agreement that constitutes a superior proposal and contains terms and conditions that are not materially different than the terms and conditions of the significant proposal, the nonrefundable termination fee payable to Alexi shall be $1,000,000.

     If Greka fails to pay when due any termination fee payable under the merger agreement, then Greka shall reimburse Alexi for all costs and expenses (including attorney's fees) incurred in connection with the collection of such overdue amount and the enforcement by Alexi of its rights under the merger agreement.

Expenses

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such expenses, whether or not the merger is consummated. However, if the merger agreement is terminated by Alexi or Greka, Greka shall, except under certain circumstances, make a nonrefundable cash payment to Alexi in an amount equal to the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees and filing fees) that have been paid or that may become payable by or on behalf of Alexi in connection with the preparation and negotiation of the merger agreement and otherwise in connection with the merger or any other transaction contemplated by the merger agreement; provided, in no event will the amount of such payment for fees and expenses exceed $500,000. Greka will not be required to pay Alexi's expenses if the merger agreement is terminated:

     o    by mutual consent;

     o    by the Company due to a material breach by Alexi of its covenants; or

     o    by Alexi due to its failure to secure financing.

     In the case of termination of the merger agreement by Greka because the Greka shareholders do not approve and adopt the merger agreement, any nonrefundable payment for expenses shall be paid by Greka contemporaneously with such termination. In the case of termination of the merger agreement by Alexi because the Greka shareholders do not approve and adopt the merger agreement, any nonrefundable payment for expenses shall be paid by Greka within two business days after such termination.

Amendments, Extensions and Waivers

Amendments

     The merger agreement may be amended by action of the Alexi board of directors, the Merger Sub board of directors and the Greka board of directors at any time prior to the effective time of the merger. However, after approval and adoption of the merger agreement by the Greka shareholders, no amendment may be made without further shareholder approval which, by law, requires further approval by the Greka shareholders. All amendments to the merger agreement must be in writing signed by each party.

Extensions and Waivers

     To the maximum extent permitted by applicable law, (a) no claim or right arising out of the merger agreement or any of the documents referred to in the merger agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in the merger agreement or the documents referred to in the merger agreement.

                      SECURITY OWNERSHIP OF CERTAIN PERSONS

Security Ownership of Certain Beneficial Owners

     The following table shows the names, addresses, number of shares held, and percentage of shares held on June 18, 2003, the record date for the special meeting (based on a total of 4,951,459 outstanding shares of common stock), by persons or entities known to Greka to be beneficial owners of more than five percent of the outstanding shares of Greka common stock on that date, all directors and officers individually, and all directors and officers of Greka as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each individual is considered to be the beneficial owner of any shares:
(a) to which they have the sole or shared voting power or investment power and
(b) that they have the right to acquire within 60 days of June 18, 2003, through the exercise of stock options or other similar rights. Unless otherwise indicated, we believe each person in the table below has sole investment and voting power with respect to all shares beneficially owned subject to community property laws where applicable.

--------------------------------------------------------------------------------
                        Amount of Beneficial Ownership
                                                     Common           Percent
Name and Address of Beneficial Owner                 Stock(1)        of Class
--------------------------------------------------------------------------------

Strong Capital Management, Inc.                    472,900              9.55%
Richard S. Strong
100 Heritage Reserve
Menomonee Falls, WI 53051

Randeep S. Grewal                                  782,500(2)          14.30%
Chairman of the Board,
Chief Executive Officer,
and President
630 Fifth Avenue, Suite 1501
New York, NY  10111

Dr. Jan F. Holtrop                                  69,299(3)           1.39%
Director
Van Alkemadelaan
2596 AS The Hague
The Netherlands

Kenton D. Miller                                    45,000(4)               *
Director
212 F. 25th Street
Tulsa, OK 47114

Dai Vaughan                                         70,000(5)           1.39%
Director
2536 Waterstone Way
Marietta, GA 30062

--------------------------------------------------------------------------------
                        Amount of Beneficial Ownership
                                                     Common          Percent
Name and Address of Beneficial Owner                 Stock(1)        of Class
--------------------------------------------------------------------------------
Susan M. Whalen                                     45,000(6)               *
Director, VP Asset Management & Secretary
2801B Santa Maria Way
Santa Maria, CA 93455

Brent E. Stromberg                                  76,900(7)           1.53%
VP Downstream
2801B Santa Maria Way
Santa Maria, CA 93455

Richard R. Lembcke                                  76,575(8)           1.52%
VP Upstream
2801B Santa Maria Way
Santa Maria, CA  93455

Andrew deVegvar                                             0               *
Chief Financial Officer
2801B Santa Maria Way
Santa Maria, CA  93455

All directors and officers as a group            1,165,274(9)          19.98%
(8 persons)

----------
*    Less than l%

     (1) Rule l3d-3 under the Securities Exchange Act of 1934 involving the determination of beneficial owners of securities, includes as beneficial owners of securities any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to such securities, and any person who has the right to acquire beneficial ownership of such security within sixty days, including through the exercise of any option, warrant or conversion of a security.

     (2) Includes options presently exercisable to acquire 520,000 shares of Greka common stock, and 262,500 shares of Greka common stock held individually by Mr. Grewal.

     (3) Includes options presently exercisable to acquire 50,000 shares of Greka common stock.

     (4) Consists of options presently exercisable to acquire 45,000 shares of Greka common stock.

     (5) Consists of options presently exercisable to acquire 70,000 shares of Greka common stock.

     (6) Includes options presently exercisable to acquire 45,000 shares of Greka common stock.

     (7) Consists of options presently exercisable to acquire 75,000 shares of Greka common stock.

     (8) Includes options presently exercisable to acquire 75,000 shares of Greka common stock.

     (9) Includes options presently exercisable to acquire 880,000 shares of Greka common stock held by directors and executive officers of Greka.

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

     Our business, results of operations and financial condition are subject to many risks, including those set forth below. Certain statements contained in this proxy statement and the other documents incorporated herein by reference, including without limitation, statements containing the words "believes," "anticipates," "expects," and words of similar import, constitute "forward-looking statements." Such forward-looking statements are not a guaranty of future performance and are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Greka, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We have made forward-looking statements in this proxy statement. These statements are only predictions; however, actual events or results may differ materially as a result of risks we face. These risks include, but are not limited to, those items listed below. Certain of these factors are discussed in more detail in the other documents incorporated herein by this reference. Given these uncertainties, we caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date of this proxy statement, or in the case of the documents incorporated herein by reference, as of the date of those documents. Except as to the extent required under the federal securities laws, we disclaim any obligation to update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                  OTHER MATTERS

     As of the date of this proxy statement, the board of directors does not know of any other matters to be presented for action at the special meeting other than described in this proxy statement. If any other business should properly come before the special meeting, the person named in the enclosed proxy card will vote on those matters using his best judgment.

                          FUTURE SHAREHOLDER PROPOSALS

     If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of Greka's shareholders. If the merger is not completed, Greka's shareholders will continue to be entitled to attend and participate in Greka's shareholder meetings. If the merger is not completed, we will inform our shareholders, by press release or other means determined reasonable by us, of the date by which shareholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

                                  LEGAL COUNSEL

     Ballard Spahr Andrews & Ingersoll, LLP is counsel to the Special Committee.

                              INDEPENDENT AUDITORS

     Greka's consolidated financial statements for the fiscal years ended December 31, 2002 and 2001, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, and for the fiscal year ended December 31, 2000, incorporated herein by reference, have been audited by Arthur Andersen, LLP, independent auditors, who have ceased operations.

     It is not expected that Deloitte & Touche LLP will attend the special meeting.

                              AVAILABLE INFORMATION

     Greka files annual, quarterly and current reports, proxy and information statements, and other information with the Commission. You may read and copy this information at the office of the Commission:

     Public Reference Room
     450 Fifth Street, N.W.
     Judiciary Plaza
     Washington, D.C. 20549.

     You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at rates set by the Commission. For further information on the operation of the Public Reference Room, you may call the Commission at 1-800-SEC-0330.

     This information may also be accessed through the web site maintained by the Commission that contains reports, proxy statements, and other information about issuers like us, who file electronically. The address of that site is http://www.sec.gov.

     The merger described in this proxy statement is a "going private transaction." Greka, Randeep S. Grewal and Alexi have jointly filed a Rule 13e-3 Transaction Statement on the Schedule 13E-3 and amendments thereto under the Exchange Act with respect to the merger. The Schedule 13E-3, as amended, contains additional information about Greka and Alexi. Copies of the Schedule 13E-3 and amendments thereto are available for inspection and copying at Greka's principal executive offices during regular business hours by any of Greka's interested shareholders, or a representative who has been so designated in writing, and may be obtained by mail, without charge, by written request directed to us at the following address: Greka Energy Corporation, Suite 1501, New York, NY 10111, Attention: Susan M. Whalen.

     The Commission allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement may update and supersede the information incorporated by reference. We incorporate by reference into this proxy statement our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is being delivered to shareholders together with this proxy statement, is available, without exhibits, unless the exhibits are specifically incorporated by reference in this proxy statement, to any person, including any beneficial owner, to whom this proxy statement is delivered, without charge, upon written request directed to Greka at 630 Fifth Avenue, Suite 1501, New York, NY 10111,
Attention: Susan M. Whalen. Any references to Private Securities Litigation Reform Act in our Annual Report on Form 10-K are specifically not incorporated by reference in this proxy statement.

     The proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

     Alexi has supplied all information contained in this proxy statement relating to Alexi and its directors and officers. Merger Sub has supplied all information contained in this proxy statement relating to Merger Sub and its directors and officers. Alexi has supplied all information contained in this proxy statement relating to Alexi and its directors and officers.

     No provisions have been made in connection with the merger to grant shareholders access to our corporate files or the corporate files of Merger Sub or Alexi or to obtain counsel or appraisal services for shareholders at our expense or the expense of Merger Sub or Alexi.

     We have not authorized anyone to give any information or make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made by this proxy statement, and, if given or made, you must not rely upon such information as having been authorized by Greka or any other person.

     This proxy statement is dated June 18, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than June 18, 2003, and the mailing of this proxy statement to you does not create any implication to the contrary. Unless explicitly stated otherwise, the information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, incorporated by reference in this proxy statement is accurate as of June 18, 2003, the date we filed it with the Commission.

     By Order of the Board of Directors

     Santa Maria, California

     June 18, 2003

                                   APPENDIX A

                                MERGER AGREEMENT

                            dated as of May 27, 2003

                                  by and among

                             ALEXI HOLDINGS LIMITED,

                                ALEXI CORPORATION

                                       and

                            GREKA ENERGY CORPORATION

                                MERGER AGREEMENT

     This Merger Agreement ("Agreement") is made as of May 27, 2003, by and among Alexi Holdings Limited, a Cayman Islands company ("Parent"), Alexi Corporation, a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Greka Energy Corporation, a Colorado corporation ("Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                             PRELIMINARY STATEMENTS

     A. Parent, Merger Sub and Company intend to effect a merger of Merger Sub into Company in accordance with this Agreement and the Colorado Business Corporation Act ("Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and Company will become a wholly-owned Subsidiary of Parent.

     B. The respective boards of directors of Parent, Merger Sub and Company have approved this Agreement and the Merger.

                                    AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                                   Article 1

                           DESCRIPTION OF TRANSACTION

1.1  MERGER OF MERGER SUB INTO COMPANY

     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Company, and the separate existence of Merger Sub shall cease. Following the Effective Time, Company shall continue as the surviving corporation ("Surviving Corporation"). The name of Surviving Corporation shall be Greka Energy Corporation.

1.2  EFFECT OF THE MERGER

     The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Colorado Business Corporation Act ("CBCA").

1.3  CLOSING; EFFECTIVE TIME

     The consummation of the Contemplated Transactions ("Closing") shall take place at the offices of Baker & McKenzie, 2001 Ross Avenue, 2300 Trammell Crow Center, Dallas, Texas at 10:00 a.m. (or at such other place and time as the parties may agree) on a date to be designated by Parent ("Closing Date"), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions).

Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the CBCA ("Articles of Merger") shall be duly executed by Company and Merger Sub and, simultaneously with or as soon as practicable following Closing, filed with the Secretary of State of the State of Colorado ("Secretary of State"). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Articles of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Articles of Merger with the prior written consent of Parent ("Effective Time").

1.4  ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS

     At the Effective Time:

     (a) the Articles of Incorporation of Surviving Corporation shall be the Articles of Incorporation of Company;

     (b) the Bylaws of Surviving Corporation shall be the Bylaws of Company; and

     (c) the directors and officers of Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5  CONVERSION OF SHARES

     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time whether or not subject to transfer restrictions or rights of Company to reacquire such shares (other than (i) shares of Company Common Stock held in Company's treasury or by any of Company's Subsidiaries,
(ii) shares of Company Common Stock held by Parent or Merger Sub and (iii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder thereof, be cancelled and extinguished and be converted into the right to receive, pursuant to Section 1.6, $6.25 per share ("Merger Consideration"), payable in cash to the holder thereof, without interest thereon, upon the surrender of the Company Stock Certificate formerly representing such shares of Company Common Stock, less any required withholding of Taxes.

     (b) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Company, be converted into and become one fully paid and nonassessable share of common stock, no par value per share, of Surviving Corporation.

     (c) Each share of Company Common Stock held in the treasury of Company or by any of Company's Subsidiaries and each share of Company Common Stock held by Parent or Merger Sub (or their respective Subsidiaries) immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder thereof, be cancelled, retired and cease to exist and no payment shall be made with respect thereto.

     (d) Immediately prior to the Effective Time, Company shall take all actions necessary so that all warrants then outstanding to purchase shares of Company Common Stock heretofore granted under any arrangement or agreement shall become fully exercisable (whether or not currently exercisable) and, at the Effective Time, each warrant not theretofore exercised shall be canceled. Subject to the following sentence and Sections 1.5(f) and (g), each holder of a warrant that is canceled pursuant to the preceding sentence shall, in respect of each such warrant, be entitled to a cash payment by Surviving Corporation in an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the applicable exercise price per share of Company Common Stock subject to such warrant, multiplied by (ii) the number of shares of Company Common Stock for which such warrant was exercisable immediately prior to such cancellation, provided that the foregoing shall not require any action that violates the warrant. The foregoing cash payment shall be made by the Surviving Corporation upon or as soon as practicable after (A) such holder's surrender of all warrants held by such holder or (B) delivery by such holder of such holder's written agreement or acknowledgement that all warrants held by such holder have been cancelled as a result of the Merger in exchange for such cash payment; provided, however, that if it is determined that compliance with this Section 1.5(d) would cause any individual subject to Section 16 of the Exchange Act to become subject to the profit recovery provisions thereof, any warrants held by such individual will be cancelled or purchased as the case may be, as promptly thereafter as possible so as not to subject such individual to any liability pursuant to
Section 16.

     (e) Immediately prior to the Effective Time, Company shall take all actions necessary so that all options then outstanding to purchase shares of Company Common Stock ("Company Stock Options") heretofore granted under any plan, arrangement or agreement (collectively, "Option Plans") shall become fully vested and exercisable (whether or not currently exercisable) and, at the Effective Time, each Company Stock Option not theretofore exercised shall be canceled. Subject to the following sentence and Sections 1.5(f) and (g), each holder of a Company Stock Option that is canceled pursuant to the preceding sentence shall, in respect of each Company Stock Option, be entitled to a cash payment by Surviving Corporation in an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the applicable exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option was exercisable immediately prior to such cancellation, provided that the foregoing shall not require any action that violates the Option Plans. The foregoing cash payment shall be made by the Surviving Corporation upon or as soon as practicable after (A) such holder's surrender of all Company Stock Options held by such holder or (B) delivery by such holder of such holder's written agreement or acknowledgement that all Company Stock Options held by such holder have been cancelled as a result of the Merger in exchange for such cash payment; provided, however, that if it is determined that compliance with this
Section 1.5(e) would cause any individual subject to Section 16 of the Exchange Act to become subject to the profit recovery provisions thereof, any Company Stock Options held by such individual will be cancelled or purchased as the case may be, as promptly thereafter as possible so as not to subject such individual to any liability pursuant to Section 16.

     (f) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 1.5 to any holder of Company Stock Options or of warrants to purchase Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation.

     (g) Except as provided herein or as otherwise agreed to by the parties, and to the extent permitted by the Option Plans, (i) the Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant by Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time and (ii) Company will use all reasonable efforts to ensure that following the Effective Time no holder of Options or any participant in the Option Plans or any other such plans, programs or arrangements shall have any right thereunder to acquire any equity securities of Company, Surviving Corporation or any Subsidiary thereof.

1.6  EXCHANGE OF CERTIFICATES

     (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in connection with the Merger ("Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent the funds necessary to make the payments contemplated by
Section 1.5 ("Exchange Fund"). For purposes of determining the amount of the Exchange Fund, Parent shall assume that no holder of shares of Company Common Stock will perfect its right to appraisal (as described in Section 1.8).

     (b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for payment therefor. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (x) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (as promptly as practicable) cash in an amount equal to the product of the number of shares of Company Common Stock represented by such Company Stock Certificate and the Merger Consideration, without interest thereon, less the required withholding of Taxes, and (y) each Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.6, each Company Stock Certificate (other than Company Stock Certificates representing Dissenting Shares and shares of Company Common Stock canceled pursuant to Section 1.5(c)) shall be deemed, from and after the Effective Time, to represent only the right to receive for each share of Company Common Stock represented thereby the Merger Consideration provided for under this Agreement, without any interest thereon. If any Company Stock Certificate shall have been lost, stolen or destroyed, Surviving Corporation may, in its discretion and as a condition precedent to the issuance of the Merger Consideration, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or Surviving Corporation with respect to such Company Stock Certificate.

     (c) After the Effective Time, there shall be no transfers on the stock transfer books of Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Section 1.6.

     (d) From and after the Effective Time, the holders of Company Stock Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law. Such holders shall have no rights, after the Effective Time, with respect to such shares of Company Common Stock except to surrender such certificates in exchange for the Merger Consideration pursuant to this Agreement or to perfect any rights of appraisal as a holder of Dissenting Shares that such holders may have pursuant to Section 7-113-101 et seq. of the CBCA.

     (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Effective Time occurs shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.6 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

     (f) Each of the Exchange Agent, Parent and Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

     (g) Notwithstanding anything to the contrary in this Section 1.6, none of the Exchange Agent, Parent or Surviving Corporation shall be liable to a holder of a Company Stock Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Company Stock Certificates are not surrendered prior to two years after the date on which the Effective Time occurs, unclaimed funds payable with respect to such Company Stock Certificates shall, to the extent permitted by applicable Law, become the property of Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

1.7  FURTHER ACTION

     If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and Company, the officers and directors of Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of Company or otherwise) to take such action.

1.8  APPRAISAL RIGHTS

     Notwithstanding anything in this Agreement to the contrary, Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has delivered a written demand for appraisal of such shares in accordance with Section 7-113-101 et seq. of the CBCA, if such sections provide for appraisal rights for such shares of Company Common Stock in the Merger ("Dissenting Shares"), shall not be converted as provided in Section 1.5 of this Agreement, unless and until such holder fails to perfect or effectively withdraws or loses his right to appraisal and payment under the CBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 1.5 hereof, together with any dividends or distributions payable thereon, and to which such holder is entitled, without interest thereon. Company shall give Parent prompt notice of any demands received by Company for appraisal of Company Common Stock, and prior to the Effective Time, Parent shall have the right to participate in all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, Company shall not, except with the prior written consent of Parent, make any payment with respect to, or offer to settle, any such demands. Parent covenants and agrees that, in the event any cash payment is to be made following the Effective Time in respect of Dissenting Shares (as a result of a judgment, settlement or otherwise), Parent shall contribute to the capital of Surviving Corporation an amount sufficient to make such payment, and no funds or other assets of Surviving Corporation shall, directly or indirectly, be used for such purpose.

                                   Article 2

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company Disclosure Schedule:

2.1  ORGANIZATION AND GOOD STANDING

     (a) Company and each of its Subsidiaries (collectively, "Acquired Companies") are corporations or limited partnerships duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, with full corporate power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use and to perform all their respective obligations under Company Contracts, except where the failure to have such power or authority could not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect. Each of the Acquired Companies is duly qualified to do business as a foreign corporation or limited partnership and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.

     (b) Exhibit 21.1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002 lists all Acquired Companies and indicates as to each its jurisdiction of organization and, except in the case of Company, its shareholders or partners. Company has delivered to Parent copies of the Governing Documents of each of the Acquired Companies, as currently in effect.

     (c) Company has delivered to Parent copies of the charters of each committee of Company's board of directors and any code of conduct or similar policy adopted by Company.

2.2  AUTHORITY; ENFORCEABILITY; NO CONFLICT

     (a) Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Company and the consummation by Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock ("Required Company Shareholder Vote") and the filing of appropriate merger documents as required by the CBCA). The affirmative vote of a majority of the shares of Company Common Stock outstanding as of the record date for the Company Shareholders' Meeting is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement and the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Company and constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) Contravene, conflict with or result in a violation of (A) any provision of the Governing Documents of any of the Acquired Companies, or (B) any resolution adopted by the board of directors, shareholders or partners of any of the Acquired Companies;
(ii) Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is or may be subject; (iii) Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Companies; (iv) cause any of the

Acquired Companies to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the Acquired Companies to be reassessed or revalued by any Governmental Body; (vi) Contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or cancel, terminate or modify, any Company Contract;
(vii) require a Consent from any Person; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Companies, except, in the case of clauses (ii),
(iii), (iv), (v), (vi), (vii) and (viii), for any such Contravention, conflict or violation that could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     (c) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or "blue sky" laws, (B) the filing of Articles of Merger as required by the CBCA and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not result in a Company Material Adverse Effect.

2.3  CAPITALIZATION

     The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock and 50,000,000 shares of Company Preferred Stock. As of the date hereof, (a) 4,951,451 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 1,506,000 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Stock Options, (c) 230,000 shares of Company Common Stock are reserved for issuance upon exercise of outstanding warrants of Company, (d) no shares of Company Common Stock are held in the treasury of Company, (e) 77,000 shares of Company Common Stock are reserved for issuance pursuant to the Company Stock Options not yet granted, and
(f) 4,951,451 shares of Company Common Stock are reserved for issuance upon exercise of the Rights issued pursuant to the Rights Agreement, dated November 3, 1999, between Company and American Securities Transfer & Trust, Inc., as Rights Agent ("Company Rights Agreement"). No shares of Company Preferred Stock are outstanding and no series of Company Preferred Stock has been designated. Other than the financing arrangements that have been specifically disclosed in or filed as Exhibits to the Company SEC Reports, there are not any bonds, debentures, notes or other indebtedness or securities of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company's shareholders may vote. Except as set forth in this Section 2.3, as of the date hereof no shares of capital stock or other voting securities of Company are issued, reserved for issuance or outstanding, and no shares of capital stock or other voting securities of Company will be issued or become outstanding after the date hereof other than upon exercise of the Company Stock Options outstanding as of the date hereof. Except as set forth in this Section 2.3, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character ("Options") relating to the issued or unissued capital stock of any of the Acquired Companies, or obligating any of the Acquired Companies to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in,

Company or any of its Subsidiaries. Since December 31, 2002, Company has not issued any shares of its capital stock or Options in respect thereof, except upon the conversion of the securities or the exercise of the options and warrants referred to above. All shares of Company Common Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. Other than the financing arrangements that have been specifically disclosed in or filed as Exhibits to the Company SEC Reports: (i) none of the Acquired Companies has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of Company's Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of Company's Subsidiaries or any other Person;
(ii) each outstanding share of capital stock of each of Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each such share owned by any of the Acquired Companies is free and clear of all Encumbrances; (iii) none of the outstanding equity securities or other securities of any of the Acquired Companies was issued in violation of the Securities Act or any other Law; and (iv) none of the Acquired Companies owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of Company) or any direct or indirect equity or ownership interest in any other business. None of the Acquired Companies is a general partner of any general or limited partnership of which all of the partnership interests are not held by the Company or Subsidiary.

2.4  SEC FILINGS; FINANCIAL STATEMENTS

     Company has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since August 15, 2002. The Company SEC Reports (i) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. No Subsidiary of Company is or has been required to file any form, report, registration statement or other document with the SEC. The Acquired Companies maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, and such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of Company's filings with the SEC and other public disclosure documents. Company has delivered to Parent copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. Company is in compliance with the applicable listing rules of the NASDAQ National Market and has not since August 2002 received any notice from the NASDAQ National Market asserting any non-compliance with such rules. As used in this Section 2.4, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

2.5  FINANCIAL STATEMENTS

     The financial statements and notes contained or incorporated by reference in the Company SEC Reports fairly present the financial condition and the results of operations, changes in shareholders' equity and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not differ materially from notes to the financial statements found in the Company's Report on Form 10-Q for the period ended March 31, 2003 included in the Company SEC Reports (the consolidated balance sheet included in such Quarterly Report is the "Balance Sheet")); the financial statements referred to in this Section 2.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of Company. The Company's auditors have not performed any non-audit services for the Acquired Companies since the beginning of the immediately preceding fiscal year of Company. The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company has delivered to Parent copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. The Company does not have any Off-Balance Sheet Arrangements.

2.6  NO UNDISCLOSED LIABILITES

     The Acquired Companies have no Liabilities or obligations of any nature (whether absolute, accrued, contingent, choate or inchoate or otherwise), except for Liabilities or obligations reflected or reserved against in the Balance Sheet, current liabilities incurred in the Ordinary Course of Business and not in violation of this Agreement since the date thereof (assuming for this purpose that this Agreement had been in effect since the date of the Balance Sheet) and contingent or inchoate liabilities that could not reasonably be expected to have a Company Material Adverse Effect.

2.7  ABSENCE OF CERTAIN CHANGES AND EVENTS

     Since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business, there has not been any Company Material Adverse Effect, no event has occurred or circumstance exists that may result in a Company Material Adverse Effect and there has not been:

     (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Companies (whether or not covered by insurance) that has had or could reasonably be expected to have a Company Material Adverse Effect;

     (b) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of any Acquired Company, or (ii) any repurchase, redemption or other acquisition by any Acquired Company of any shares of capital stock or other securities;

     (c) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Company (except for Company Common Stock issued upon the valid exercise of outstanding Company Stock Options), (ii) any option, warrant or right to acquire any capital stock or other security of any Acquired Company (except for Company Stock Options) or
(iii) any instrument convertible into or exchangeable for any capital stock or other security of any Acquired Company;

     (d) any amendment or waiver of any of the rights of any Acquired Company under, or acceleration of vesting under, (i) any provision of any of Company's employee stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Stock Option, (iii) any provision on any Company warrant or
(iv) any restricted stock purchase agreement;

     (e) any amendment to any Governing Document of any of the Acquired Companies or any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Acquired Company;

     (f) any receipt by the Acquired Companies of any Acquisition Proposal;

     (g) any creation of any Subsidiary of an Acquired Company or acquisition by any Acquired Company of any equity or other interest in any other Person;

     (h) except in the Ordinary Course of Business, any capital expenditure by any Acquired Company which, when added to all other capital expenditures made by or on behalf of the Acquired Companies since the date of the Balance Sheet, exceeds $50,000 in the aggregate;

     (i) except in the Ordinary Course of Business, any action by the Acquired Companies to (i) enter into, or suffer any of the assets owned or used by it to become bound by, any material Contract, or (ii) amend or terminate, or waive any material right or remedy under, any material Contract;

     (j) any (i) acquisition, lease or license by any Acquired Company of any material right or other material asset from any other Person, (ii) sale or other disposal or lease or license by any Acquired Company of any material right or other material asset to any other Person or (iii) waiver or relinquishment by any Acquired Company of any right, except for rights or other assets acquired, leased, licensed or disposed of in the Ordinary Course of Business and consistent with past practices;

     (k) any write-off as uncollectible of, or establishment of any extraordinary reserve with respect to, any account receivable or other indebtedness of an Acquired Company;

     (l) any pledge of any assets of, or sufferance of any of the assets of, an Acquired Company to become subject to any Encumbrance, except for pledges or sufferances of immaterial assets made in the Ordinary Course of Business and consistent with past practices;

     (m) other than loans and/or guarantees made between one or more of the Acquired Companies for the benefit of another Acquired Company, any (i) loan by an Acquired Company to any Person, or (ii) incurrence or guarantee by an Acquired Company of any indebtedness for borrowed money;

     (n) any (i) adoption, establishment, entry into or amendment by an Acquired Company of any stock option plan or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of any Acquired Company;

     (o) any change of the methods of accounting or accounting practices of any Acquired Company in any material respect;

     (p) any material Tax election by any Acquired Company;

     (q) any commencement or settlement of any Proceeding by any Acquired Company that would have a Company Material Adverse Effect; or

     (r) any agreement or commitment to take any of the actions referred to in clauses (c) through (q) above.

2.8  LEGAL PROCEEDINGS

     (a) Except as disclosed in the Company SEC Reports, there is no pending Proceeding (i) that has been commenced by or against any of the Acquired Companies or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Companies, except for such Proceedings as are normally incident to the business carried on by the Acquired Companies and could not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions or (iii) against any director or officer of any of the Acquired Companies pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

     (b) To the Knowledge of Company, (i) no Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened and
(ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

2.9 RECOMMENDATION OF SPECIAL COMMITTEE AND COMPANY BOARD; OPINION OF FINANCIAL ADVISOR

     (a) The Special Committee, at a meeting duly called and held, unanimously
(i) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the shareholders of the Company, and (ii) resolved to recommend approval and adoption of this Agreement and the Merger by the Board of the Directors of Company.

     (b) The Board of Directors of Company, at a meeting duly called and held and acting on the unanimous recommendation of the Special Committee, (i) determined that this Agreement and the Contemplated Transactions are fair to, and in the best interests of, the shareholders of the Company, (ii) approved this Agreement and transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the shareholders of the Company.

     (c) CIBC World Markets Corp. ("CIBC") has rendered to the Special Committee its opinion to the effect that, as of the date of this Agreement and subject to the assumptions and limitations specifically described by CIBC to the Special Committee, the Merger Consideration to be received by the shareholders of the Company is fair from a financial point of view to such holders, other than the holders of Excluded Shares (as defined in such opinion). A complete and correct written copy of CIBC's engagement letter has been delivered to Parent and a complete and correct written copy of CIBC's opinion letter will be delivered to Parent promptly after the date of this Agreement. Company has received the approval of CIBC to permit the inclusion of a copy of its written opinion, when delivered, in its entirety in the Proxy Statement, subject to CIBC's review of the Proxy Statement.

2.10 RIGHTS PLAN

     Company has delivered to Parent a copy of the Company Rights Agreement as currently in effect. Company has amended the Company Rights Agreement to provide that (a) neither Parent nor Merger Sub nor any of their respective Affiliates shall be deemed to be an Acquiring Person (as such term is defined in the Company Rights Agreement), (b) neither a Distribution Date nor a Shares Acquisition Date (as each such term is defined in the Company Rights Agreement) shall be deemed to occur, and the Rights will not detach from the Company Common Stock or become non-redeemable, as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other Contemplated Transactions and (c) the Rights shall terminate immediately prior to the Effective Time.

2.11 ENVIRONMENTAL MATTERS

     Except as disclosed in the Company SEC Reports, each of the Acquired Companies is, and at all times has been, in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law. None of the Acquired Companies has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (a) any Governmental Body or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Facilities, of any actual or potential material violation of or failure to comply with any Environmental Law, or of any actual or threatened material obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any of the Acquired Companies has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any of the Acquired Companies or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

2.12 AGREEMENTS, CONTRACTS AND COMMITMENTS

     Company has not breached or defaulted (nor has any event occurred which, with passage of time or giving of notice would constitute a default), or received in writing any claim or notice that it has breached or defaulted under, any of the terms or conditions of any agreement, contract or commitment filed as an exhibit to the Company SEC Reports ("Company Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Each Company Material Contract that has not expired by its terms is in full force and effect.

2.13 COMPLIANCE WITH LAWS; PERMITS

     Each of the Acquired Companies has complied with, is not in violation of, and has not received any notices of violation with respect to, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Each of the Acquired Companies has all permits, licenses, easements, variations, exemptions, consents, certificates approvals, authorizations and registrations (collectively, "Permits") with and under all federal, state and local Laws, and from all Governmental Bodies required by it to carry on its respective business as currently conducted, except where the failure to have such Permits would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

2.14 TAKEOVER STATUTES NOT APPLICABLE

     The Board of Directors of Company has taken all actions so that no restrictive provision of any "fair price," "moratorium," "business combination," "control share acquisition," "interested shareholder," or other similar anti-takeover Law, or restrictive provision of any applicable anti-takeover provision in the Governing Documents of any of the Acquired Companies is, or at the Effective Time will be, applicable to Company, Parent, Merger Sub or the Surviving Corporation, the shares of Company Common Stock (including shares acquired in the Merger), the Merger or the other Contemplated Transactions.

2.15 BROKERS; FINDERS

     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Company, except for the fees payable to CIBC.

2.16 FULL DISCLOSURE

     (a) This Agreement (including the Company Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein (in the light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading.

     (b) None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the holders of Company Common Stock or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement and Schedule 13E-3 will each comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

                                   Article 3

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to Company severally, but not jointly, that:

3.1  ORGANIZATION AND GOOD STANDING

     Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization.

3.2  AUTHORITY; ENFORCEABILITY; NO CONFLICT

     (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than the filing of appropriate merger documents as required by the CBCA). The Boards of Directors of each of Parent and Merger Sub, at meetings duly called and held,
(i) determined that this Agreement and the Contemplated Transactions are fair to, and in the best interests of, the shareholders of Parent and Merger Sub, and
(ii) approved this Agreement and the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

     (b) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) Contravene, conflict with or result in a violation of (A) any provision of the Governing Documents of either Parent or Merger Sub or (B) any resolution adopted by the board of directors of Parent or Merger Sub; (ii) Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or Order to which Parent or Merger Sub is or may be subject; or (iii) require a Consent from any Person, except, in the case of clauses (ii) and (iii), for any such Contravention, conflict or violation that could not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

     (c) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent and Merger Sub will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or "blue sky" laws and (B) the filing of the Articles of Merger as required by the CBCA and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not result in a Parent Material Adverse Effect.

3.3  CAPITALIZATION

     (a) The authorized capital stock of Parent consists of 5,000,000 shares of Parent Common Stock. As of the date hereof, one share of Parent Common Stock is issued and outstanding, which is duly authorized, validly issued, fully paid and nonassessable. There are no Options relating to the issued or unissued capital stock of Parent, or obligating Parent to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent. Parent has no Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Parent Common Stock.

     (b) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and held by Parent.

3.4  NO PRIOR ACTIVITIES

     Except for obligations incurred in connection with its incorporation or the negotiation and consummation of this Agreement and the Contemplated Transactions, neither Parent or Merger Sub has incurred any obligation or Liability nor engaged in any business or activity of any type or kind whatsoever, or entered into any agreement or arrangement with any Person.

3.5  BROKERS; FINDERS

     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

3.6  FULL DISCLOSURE

     (a) This Agreement does not, and the certificate referred to in Section 8.4 will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

     (b) None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the holders of Company Common Stock or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.7  DUE DILIGENCE

     Parent and Merger Sub have had, to their Knowledge, full access to (a) the Company and its records, assets and properties and (b) the Company's auditors, accountants, legal counsel and tax advisors. Without waiving any of its rights to terminate this Agreement as provided herein, Parent and Merger Sub do not have Knowledge that, as of the date of this Agreement, any of Company's representations and warranties in Article 2 are false, incomplete, or untrue.

                                   Article 4

                     CERTAIN COVENANTS OF COMPANY AND PARENT

4.1  ACCESS AND INVESTIGATION BY PARENT

     During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), Company shall, and shall cause the respective Representatives of the Acquired Companies to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Companies' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, Company shall promptly provide Parent with copies of: (i) all material operating and financial reports prepared by the Acquired Companies for Company's senior management, (ii) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the Contemplated Transactions; and (iii) any material notice, report or other document received by any of the Acquired Companies from any Governmental Body.

4.2  OPERATION OF COMPANY'S BUSINESS

     (a) During the Pre-Closing Period, except as provided in this Agreement:
(i) Company shall ensure that each of the Acquired Companies conducts its business and operations (A) in the Ordinary Course of Business and in accordance with past practices and (B) in compliance with all applicable Laws and the requirements of all material Company Contracts; (ii) Company shall use its reasonable best efforts to ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of its current directors, officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Companies; (iii) Company shall not and shall not permit any of the other Acquired Companies to take, without the prior Consent of Parent, any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events in Section 2.7 would be likely to occur; (iv) Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and (B) any Proceeding commenced or, to the best of its Knowledge threatened against, relating to or involving or otherwise affecting any of the Acquired Companies that relates to the consummation of the Contemplated Transactions; (v) Company shall not enter into any Contract providing for a hedging or derivative transaction of a nature described in Financial Accounting Standards Board Release No. 133; (vi) Company shall (to the extent requested by Parent) cause its officers to report regularly to Parent concerning the status of Company's business; and (vii) Company shall not grant any options to purchase or otherwise acquire Options.

     (b) During the Pre-Closing Period, each Party shall promptly notify the other Parties in writing of: (i) the discovery by a Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of any of the Acquired Companies; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Articles 6, 7 and 8 impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, Company shall promptly advise Parent in writing of any Proceeding or claim threatened, commenced or asserted against or with respect to any of the Acquired Companies, except where such Proceeding or claim would not be reasonably likely to have a Company Material Adverse Effect. No notification given to Parent pursuant to this
Section 4.2(b) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Company contained in this Agreement.

4.3  NO SOLICITATION

     (a) Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Companies or any Representative of any of the Acquired Companies directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal (except pursuant to Section 5.2(c)) or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the mailing of the Proxy Statement to the holders of Company Common Stock, this Section 4.3(a) shall not prohibit Company from furnishing nonpublic information regarding the Acquired Companies to, or entering into discussions with, any Person in response to a Significant Proposal that is submitted to Company by such Person (and not withdrawn) if (A) neither Company nor any Representative of any of the Acquired Companies shall have violated any of the restrictions set forth in this Section 4.3, (B) Company promptly gives Parent written notice of the identity of such Person and of Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and Company receives from such Person an executed confidentiality agreement in substantially the form attached as Exhibit B and
(C) Company promptly furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Without limiting the generality of the foregoing, Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Companies, whether or not such Representative is purporting to act on behalf of any of the Acquired Companies, shall be deemed to constitute a breach of this Section 4.3 by Company.

     (b) Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Companies (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

     (c) On the date of this Agreement, Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

     (d) Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Companies is a party, and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent. Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Companies.

                                   Article 5

                       ADDITIONAL COVENANTS OF THE PARTIES

5.1  PROXY STATEMENT AND SCHEDULE 13E-3

     (a) As promptly as practicable after the date of this Agreement, Company shall prepare and cause to be filed with the SEC the Proxy Statement, and use commercially reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Merger Sub and Company shall cooperate with each other in the preparation of the Proxy Statement, and Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent reasonably promptly, copies of all correspondence between Company or any Representative of Company and the SEC. Company shall give Parent and its counsel the opportunity to review and comment on the Proxy Statement and any other documents filed with the SEC or mailed to Company's shareholders prior to their being filed with, or sent to, the SEC or mailed to Company's shareholders and shall give Parent and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and any other documents filed with, or sent to, the SEC or mailed to Company's shareholders and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or mailed to Company's shareholders. Each of Company, Parent and Merger Sub agrees to use its commercially reasonable efforts to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, Company shall mail the Proxy Statement to Company's shareholders. Prior to the date of approval of the Merger by Company's shareholders, each of Company, Parent and Merger Sub shall correct promptly any information provided by it and used in the Proxy Statement that shall have become false or misleading in any material respect, and Company shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement to correct the same and to cause the Proxy Statement as so corrected to be disseminated to Company's shareholders, in each case to the extent required by applicable Law.

     (b) Promptly following the date of this Agreement, Parent, Merger Sub and Company shall file with the SEC, and shall use all commercially reasonable efforts to cause any of their respective Affiliates engaging in this transaction to file with the SEC, a Schedule 13E-3 with respect to the Merger. Each of the parties hereto agrees to use all commercially reasonable efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement and the Schedule 13E-3. The Schedule 13E-3 shall be filed with the SEC concurrently with the filing of the Proxy Statement. Each of Company, Parent and Merger Sub agrees to use its commercially reasonable efforts to respond promptly to all comments of and requests by the SEC. Each party hereto agrees to promptly supplement, update and correct any information provided by it for use in the
Schedule 13E-3 if and to the extent that such information is or shall have become incomplete, false or, in light of the circumstances, misleading.

5.2  COMPANY SHAREHOLDERS' MEETING

     (a) Company shall, subject to Company's right to terminate this Agreement pursuant to Section 9.1(j), take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement ("Company Shareholders' Meeting"). The Company Shareholders' Meeting shall be held on a date selected by Company in consultation with Parent as promptly as practicable after the Proxy Statement is cleared by the SEC; provided, the Company shall be permitted to delay and reschedule the date of the Company Shareholders Meeting in the event the condition set forth in Section 8.5 has not been satisfied. Company shall ensure that all proxies solicited in connection with the Company Shareholders' Meeting are solicited in compliance with all applicable Laws.

     (b) Subject to Section 5.2(c), (i) the Proxy Statement shall include a statement to the effect that the board of directors of Company recommends that Company's shareholders vote to adopt this Agreement at the Company Shareholders' Meeting (the recommendation of Company's board of directors that Company's shareholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

     (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Shareholder Vote the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) a proposal to acquire (by merger or otherwise) all of the outstanding shares of Company Common Stock (other than Company Common Stock owned by the Person making the Proposal) is made to Company and is not withdrawn; (ii) Company provides Parent with at least five business days prior notice of any meeting of Company's board of directors at which such board of directors will consider and determine whether such offer is a Superior Proposal; (iii) Company's board of directors determines in good faith (based upon a written opinion of an independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Proposal; (iv) Company's board of directors determines in good faith, after having taken into account the written advice of Company's outside legal counsel, that, in light of such Superior Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for Company's board of directors to comply with its fiduciary obligations to Company's shareholders under applicable Law; and (v) none of the Acquired Companies nor any of their Representatives shall have violated any of the restrictions set forth in Section 4.3. In making any determination to withdraw or modify the Company Board Recommendation, Company may consider any revised offer by Parent made prior to any determination to make such withdrawal or modification.

5.3  REASONABLE BEST EFFORTS TO CLOSE

     (a) Subject to Section 5.3(b), Parent and Company shall use their reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.3(b) and

Company's right to terminate this Agreement pursuant to Section 9.1(j), Parent and Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the Contemplated Transactions and to submit promptly any additional information requested in connection with such filings and notices, (ii) shall use their reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Laws or Contract, or otherwise) by such party in connection with the Merger or any of the Contemplated Transactions and (iii) shall use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger. Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by Company during the Pre-Closing Period.

     (b) At the request of Parent, Company shall agree to divest, sell, dispose of, hold, separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to retain, any of the businesses, product lines or assets of Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Merger.

     (c) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of the Acquired Companies to dispose of or transfer any assets, or to commit to cause any of the Acquired Companies to dispose of any assets; (ii) discontinue or cause any of Acquired Companies to discontinue offering any product or service, or to commit to cause any of the Acquired Companies to discontinue offering any product or service; (iii) hold separate or cause any of the Acquired Companies to hold separate any assets or operations (either before or after the Closing Date); or to commit to cause any of the Acquired Companies to hold separate any assets or operations; (iv) make or cause any of the Acquired Companies to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Companies; or (v) contest any Proceeding relating to the Merger if Parent determines in good faith that contesting such Proceeding might not be advisable.

5.4  DISCLOSURE

     Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, Company shall not, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the other Contemplated Transactions unless (a) Parent shall have approved such disclosure or (b) Company shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable Law.

5.5  RIGHTS AGREEMENT

     If applicable, Company shall not amend or grant any waiver under the Company Rights Agreement following the date of this Agreement except as requested by the Parent in connection with the Contemplated Transaction.

                                   Article 6

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

     The obligation of each party to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

6.1  COMPANY SHAREHOLDER APPROVAL

     This Agreement shall have been duly adopted, and the Merger shall have been duly approved, by the Required Company Shareholder Vote.

6.2  NO RESTRAINTS

     No temporary restraining Order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Law enacted, adopted or deemed applicable to the Merger that prohibits, retrains, enjoins, restricts or makes consummation of the Merger illegal.

                                   Article 7

                CONDITIONS PRECEDENT TO PARENT'S AND MERGER SUB'S
                               OBLIGATION TO CLOSE

     The obligation of Parent and Merger Sub to effect the Merger and to take the other actions required to be taken by Parent and Merger Sub at Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Parent and Merger Sub, in whole or in part):

7.1  ACCURACY OF REPRESENTATIONS

     The representations and warranties of Company contained in this Agreement
(a) that are qualified as to materiality or a Company Material Adverse Effect shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for such breaches of representations and inaccuracies in warranties in this clause (b) that do not have, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

7.2  COMPANY'S PERFORMANCE

     Company shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

7.3  CONSENTS

     Each of the Governmental Authorizations and Consents identified in Section
2.2 must have been obtained and must be in full force and effect without limitation or condition that has, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

7.4  NO MATERIAL ADVERSE EFFECT

     At any time after the date of this Agreement, there shall not have been any event or occurrence, or series of events or occurrences, that has had or is reasonably likely to have, individually or in the aggregate with all other events or occurrences since the date of this Agreement, a Company Material Adverse Effect.

7.5  NO PROCEEDINGS

     There shall not be pending or threatened any Proceeding: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the Contemplated Transactions; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages that may be material to Parent;
(c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the Acquired Companies; (d) which would materially and adversely affect the right of Surviving Corporation to own the assets or operate the business of the Acquired Companies; (e) seeking to compel any Acquired Company, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets, as a result of the Merger or any of the Contemplated Transactions; or (f) which, if adversely determined, could have a Company Material Adverse Effect or a Parent Material Adverse Effect.

7.6  SUCCESSFUL COMPLETION OF PARENT FINANCING

     Parent will have on hand an amount in cash and/or have available borrowings under credit facilities that are sufficient to provide the Exchange Agent immediately after the Effective Time the funds necessary to consummate the Merger and the Contemplated Transactions, to pay (i) the aggregate Merger Consideration to the holders of Company Common Stock on terms which are acceptable to Parent and (ii) to either refinance all indebtedness of the Company on terms which are acceptable to Parent or obtain from each of Guggenheim Investment Management, LLC and GMAC Commercial Credit LLC, the Company's principal lenders, a consent to the change in control that will be effected by the Merger, or an amendment or supplement to the Company's credit agreements on terms which are acceptable to Parent.

7.7  OFFICER'S CERTIFICATE

     Company shall have delivered to Parent and Merger Sub a certificate, executed on behalf of Company by an authorized executive officer of Company, and dated as of the Closing Date that the conditions set forth in Sections 7.1, 7.2,
7.3 and 7.5 have been duly satisfied.

7.8  DISSENTING SHARES

     The number of Dissenting Shares (if any) with respect to which the holders thereof shall have properly demanded appraisal in accordance with the CBCA before the taking of a vote on the Merger at the Company Shareholder's Meeting or any adjournment thereof, the holders of which shall not have withdrawn such demand as of the Closing Date, shall not exceed five percent of the issued and outstanding Company Common Stock entitled to vote thereon.

7.9  EXTENSION

     Company shall have used its best efforts to obtain, from the holders of all puts to sell Company Common Stock to the Company, an extension of time such that all such puts may be exercisable until the earlier of the Effective Time or the termination of this Agreement.

                                   Article 8

              CONDITIONS PRECEDENT TO COMPANY'S OBLIGATION TO CLOSE

     Company's obligation to effect the Merger and to take the other actions required to be taken by Company at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Company, in whole or in part):

8.1  ACCURACY OF REPRESENTATIONS

     The representations and warranties of Parent and Merger Sub contained in this Agreement (a) that are qualified as to materiality or a Parent Material Adverse Effect shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all respects as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for such breaches of representations and inaccuracies in warranties in this clause (b) that do not have, and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

8.2  PARENT'S AND MERGER SUB'S PERFORMANCE

     Parent and Merger Sub shall have performed, in all material respects, their respective covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

8.3  CONSENTS

     Each of the Governmental Authorizations and Consents identified in Section 3.2(c) must have been obtained and must be in full force and effect without limitation or condition that has, or would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

8.4  OFFICER'S CERTIFICATE

     Parent shall have delivered to Company a certificate, executed on behalf of Parent and Merger Sub by an authorized executive officer of Parent, and dated as of the Closing Date that the conditions set forth in Sections 7.6, 8.1, 8.2 and
8.3 have been duly satisfied.

8.5  CONFIRMATION OF AVAILABILITY OF FINANCING

     Parent shall have delivered to Company at least 24 hours prior to the date of the Company Shareholders' Meeting, confirmation reasonably satisfactory to the Board of Directors of the availability of financing described in Section 7.6; provided, however that the failure to provide such confirmation shall not effect a waiver by Parent of the conditions required pursuant to Section 7.6.

8.6  FEES AND EXPENSES

     At Closing, all reasonable fees and expenses of the Special Committee and its advisors, including all reasonable attorneys' and other professional fees shall be paid in full.

                                   Article 9

                                   TERMINATION

9.1  TERMINATION

     This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by Company's shareholders):

     (a) by mutual written consent of Parent and Company;

     (b) by either Parent or Company if the Merger shall not have been consummated by June 30, 2004 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

     (c) by Parent if there is pending or threatened any Proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the Contemplated Transactions; (ii) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages that may be material to Parent; (iii) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the Acquired Companies; (iv) which would materially and adversely affect the right of Surviving Corporation to own the assets or operate the business of the Acquired Companies; (v) seeking to compel any Acquired Company, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets, as a result of the Merger or any of the Contemplated Transactions; or (vi) which, if adversely determined, could have a Company Material Adverse Effect or a Parent Material Adverse Effect.;

     (d) by either Parent or Company if (i) the Company Shareholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Company's shareholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Shareholder Vote; provided, however, that (A) a party shall not be permitted to terminate this Agreement pursuant to this
Section 9.1(d) if the failure to obtain such shareholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time, and (B) Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) unless Company shall have made the payment(s) required to be made to Parent pursuant to Section 9.3(a) and, if applicable, pursuant to Section 9.3(b) or Section 9.3(d);

     (e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Shareholder Vote) if a Company Triggering Event shall have occurred;

     (f) by Parent (i) if any of Company's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied, or (ii) if (A) any of Company's representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied, and (B) such inaccuracy has not been cured by Company within 5 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) if any of Company's covenants contained in this Agreement shall have been breached, such that the condition set forth in Section
7.2 would not be satisfied;

     (g) by Company (i) if any of Parent's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied, or (ii) if (A) any of Parent's representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.1 would not be satisfied and (B) such inaccuracy has not been cured by Parent within 5 business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) if any of Parent's covenants contained in this Agreement shall have been breached, such that the condition set forth in Section
8.2 would not be satisfied;

     (h) by Parent if, since the date of this Agreement, there shall have occurred any Company Material Adverse Effect, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect, such that the condition set forth in Section 7.4 would not be satisfied;

     (i) by Parent if the satisfaction of any condition in Article 7 is or becomes impractical and Parent has not waived such condition; or

     (j) by Company if, prior to the adoption of this Agreement by the Required Company Shareholder Vote, (i) the board of directors of Company has received a Superior Proposal, (ii) in light of such Superior Proposal, the board of directors of Company shall have determined in good faith, after consultation with its outside legal advisors, that termination of this Agreement is required in order for the board of directors of Company to comply with its fiduciary obligations to Company's shareholders under applicable Law, (iii) Company has complied in all material respects with Section 4.3, (iv) Company pays the termination fee provided for under Section 9.3(d) and expenses provided for under Section 9.3(a) prior to termination, and (v) the board of directors of Company concurrently approves, and Company concurrently enters into, a binding definitive written agreement providing for the implementation of such Superior Proposal; provided that Company may not effect such termination pursuant to this
Section 9.1(j) unless and until (i) Parent receives at least three business days' prior written notice from Company of its intention to effect such termination pursuant to this Section 9.1(j); and (ii) during such three business day period, Company shall, and shall cause its advisors to, consider any adjustments in the terms and conditions of this Agreement that Parent may propose.

9.2  EFFECT OF TERMINATION

     If this Agreement is terminated as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section
9.2 and Section 9.3 and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any Liability for any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant or other provision contained in this Agreement.

9.3  EXPENSES; TERMINATION FEES

     (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that if this Agreement is terminated by Parent pursuant to Section 9.1(b), (c), (d), (e), (f) or (h) or by Company pursuant to
Section 9.1(b), (d) or (j), then (without limiting any obligation of Company to pay any fee payable pursuant to Section 9.3(b) or Section 9.3(d)) Company shall make a nonrefundable cash payment to Parent, at the time specified in Section 9.3(c), in an amount equal to the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger or any other Contemplated Transaction; further provided, however, that the amount of the nonrefundable cash fee payable to Parent may not exceed $500,000, exclusive of fees and expenses (including reasonable attorneys' fees) that Parent incurs in connection with any Proceeding challenging or seeking to restrain or prohibit the Merger or any of the Contemplated Transactions.

     (b) If this Agreement is terminated by Parent or Company pursuant to
Section 9.1(d), then (unless Parent is then entitled to receive a fee pursuant to Section 9.3(d)) Company shall pay to Parent, in cash at the time specified in
Section 9.3(c) (and in addition to the amounts payable by Company pursuant to Section 9.3(a)), a nonrefundable fee in an amount equal to $1,050,000.

     (c) In the case of termination of this Agreement by Company pursuant to
Section 9.1(b), (d) or (j), any nonrefundable payment required to be made pursuant to the proviso to Section 9.3(a) shall be made, and any fee payable pursuant to Section 9.3(b) shall be paid, by Company prior to the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 9.1(b), (c), (d), (e), (f) or (h), any nonrefundable payment required to be made pursuant to the proviso to Section 9.3(a) shall be made, and any fee payable pursuant to Section 9.3(b) shall be paid, by Company within two business days after such termination.

     (d) If this Agreement is terminated by (i) Parent or Company pursuant to
Section 9.1(b) or (d) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, and the transaction described in such Acquisition Proposal is consummated within 12 months following such termination, (ii) Parent pursuant to Section 9.1(e), or (iii) Company pursuant to Section 9.1(j), then Company shall pay to Parent, in cash at the time specified in the next sentence (and in addition to the amounts payable pursuant to Section 9.3(a)), a nonrefundable fee in the amount equal to $1,750,000; provided, however, that if Company (A) receives a Significant Proposal within 30 days of the date of this Agreement and (B) terminates the Agreement pursuant to Section 9.1(j) before the earlier of (y) 45 days from the date of this Agreement or (z) the date of mailing of the proxy statement contemplated pursuant to Section 5.1 in connection with entering into a written agreement that constitutes a Superior Proposal and contains terms and conditions that are not materially different than the terms and conditions of the Significant Proposal, the nonrefundable fee payable to Parent pursuant to this Section 9.1(d) shall be $1,000,000. In the case of termination of this Agreement by Company pursuant to Section 9.1(b), (d) or (j), the fee referred to in the preceding sentence shall be paid by Company prior to the time of such termination, except that in the case of termination by Company pursuant to Section 9.1(b) or (d), any termination fee payable pursuant to Section 9.3(d)(i) shall be paid by Company on the date of consummation of the acquisition described in such Acquisition Proposal, provided such consummation occurs within 12 months from the date of termination. In the case of termination of this Agreement by Parent pursuant to Section 9.1(b), (d) or (e), the fee referred to in the preceding sentence shall be paid by Company within two business days after such termination.

     (e) If Company fails to pay when due any amount payable under this Section 9.3, then (i) Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 9.3, and (ii) Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the greater of (i) 4% over the "prime rate" (as published in the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid or (ii) 8.25%.

                                   Article 10

                               GENERAL PROVISIONS

10.1 NOTICES

     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other parties):

     If to Company:

     Greka Energy Corporation
     2801 B Santa Maria Way
     Santa Maria, CA
     Attn:  Susan Whalen
     Facsimile No.:  (805) 937-7862
     E-mail Address:  smw@grekaenergy.com

     with a copy (which will not constitute notice) to:

     Ballard Spahr Andrews & Ingersoll, LLP
     1225 17th Street, Suite 2300
     Denver, CO 80202-5596
     Attn:  Roger V. Davidson
     Facsimile No.:  (303) 382-4607
     E-mail Address:  davidson@ballardspahr.com

     If to Parent or Merger Sub:

     Randeep Grewal
     c/o Scott Clemens
     Baker & McKenzie
     14th Floor, Hutchison House
     10 Harcourt Road
     Hong Kong
     Facsimile No.:  (852) 2845-0476
     E-mail Address:  scott.clemens@bakernet.com

     with a copy (which will not constitute notice) to:

     Baker & McKenzie
     2001 Ross Avenue, Suite 2300
     Dallas, Texas 75201
     Attn:  Daniel W. Rabun
     Facsimile No.:  (214) 978-3099
     E-mail Address:  daniel.w.rabun@bakernet.com

10.2 FURTHER ACTIONS

     Upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the Contemplated Transactions.

10.3 INCORPORATION OF SCHEDULES AND EXHIBITS

     The Schedules and Exhibits identified in this Agreement, including the Company Disclosure Schedule and any supplements thereto, are incorporated herein by reference and made a part of this Agreement.

10.4 ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may be amended with the approval of the respective boards of directors of Company and Parent at any time (whether before or after adoption of this Agreement by Company's shareholders); provided, however, that after any such adoption of this Agreement by Company's shareholders, no amendment shall be made which by Law requires further approval of Company's shareholders without the further approval of such shareholders. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by all of the parties to this Agreement.

10.5 DISCLOSURE SCHEDULES

     The Company Disclosure Schedule will be arranged in Parts corresponding to the numbered and lettered Sections of Articles 2 and 3, as applicable. Nothing in the Disclosure Schedules will be adequate to disclose an exception to any representation or warranty made in Article 2 or Article 3 unless it identifies the exception with reasonable particularity and describes the facts relating to such exception in reasonable detail. Without limiting the generality of the foregoing, the listing or inclusion of a copy of a document or other item will not be adequate to disclose an exception to any representation or warranty made in this Agreement unless the representation or warranty relates to the existence of the document or item itself.

10.6 TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.7 DRAFTING AND REPRESENTATION

     The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or its legal representative drafted the provision.

10.8 SEVERABILITY

     If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.9 ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS

     No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties; provided, however, Parent can assign all of its rights and obligations under this Agreement to any Affiliate of Parent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of each party's successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section and for the provisions of Article 1 (collectively, "Third-Party Provisions"). The Third-Party Provisions may be enforced by the beneficiaries thereof.

10.10 ENFORCEMENT OF AGREEMENT

     Each Party acknowledges and agrees that the other Party could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with the specific terms and that any breach of this Agreement by Company could not be adequately compensated in all cases by monetary damages alone. Accordingly, each Party agrees that, in addition to any other right or remedy to which the other Party may be entitled, at Law or in equity, the other Party will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.11 WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.12 GOVERNING LAW

     This Agreement will be governed by and construed under the laws of Colorado without regard to conflicts of laws principles that would require the application of any other law.

10.13 JURISDICTION; SERVICE OF PROCESS

     Any action, hearing, suit or Proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the State of Colorado, County of Denver, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Colorado. Each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. The parties agree that any or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section may be served on any party anywhere in the world.

10.14 COUNTERPARTS

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.



              [The remainder of this page intentionally left blank]

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                    ALEXI HOLDINGS LIMITED


                                    By: /s/ Randeep Grewal
                                    --------------------------------------------
                                          Randeep Grewal
                                          Director


                                    ALEXI CORPORATION


                                    By: /s/ Randeep Grewal
                                    --------------------------------------------
                                          Randeep Grewal
                                          Authorized Officer


                                    GREKA ENERGY CORPORATION


                                    By: /s/ Susan Whalen
                                    --------------------------------------------
                                          Susan Whalen
                                          Vice President -- Asset Management and
                                          Secretary

                                TABLE OF CONTENTS

                                                                            Page
Article 1         DESCRIPTION OF TRANSACTION...................................1

         1.1      MERGER OF MERGER SUB INTO COMPANY............................1
         1.2      EFFECT OF THE MERGER.........................................1
         1.3      CLOSING; EFFECTIVE TIME......................................1
         1.4      ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS
                  AND OFFICERS.................................................2
         1.5      CONVERSION OF SHARES.........................................2
         1.6      EXCHANGE OF CERTIFICATES.....................................4
         1.7      FURTHER ACTION...............................................5
         1.8      APPRAISAL RIGHTS.............................................6

Article 2         REPRESENTATIONS AND WARRANTIES OF COMPANY....................6

         2.1      ORGANIZATION AND GOOD STANDING...............................6
         2.2      AUTHORITY; ENFORCEABILITY; NO CONFLICT.......................7
         2.3      CAPITALIZATION...............................................8
         2.4      SEC FILINGS; FINANCIAL STATEMENTS............................9
         2.5      FINANCIAL STATEMENTS.........................................9
         2.6      NO UNDISCLOSED LIABILITES...................................10
         2.7      ABSENCE OF CERTAIN CHANGES AND EVENTS.......................10
         2.8      LEGAL PROCEEDINGS...........................................12
         2.9      RECOMMENDATION OF SPECIAL COMMITTEE AND COMPANY BOARD;
                  OPINION OF FINANCIAL ADVISOR................................12
         2.10     RIGHTS PLAN.................................................13
         2.11     ENVIRONMENTAL MATTERS.......................................13
         2.12     AGREEMENTS, CONTRACTS AND COMMITMENTS.......................14
         2.13     COMPLIANCE WITH LAWS; PERMITS...............................14
         2.14     TAKEOVER STATUTES NOT APPLICABLE............................14
         2.15     BROKERS; FINDERS............................................14
         2.16     FULL DISCLOSURE.............................................14

Article 3         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....15

         3.1      ORGANIZATION AND GOOD STANDING..............................15
         3.2      AUTHORITY; ENFORCEABILITY; NO CONFLICT......................15
         3.3      CAPITALIZATION .............................................16
         3.4      NO PRIOR ACTIVITIES.........................................16
         3.5      BROKERS; FINDERS............................................16
         3.6      FULL DISCLOSURE.............................................16
         3.7      DUE DILIGENCE...............................................17

Article 4         CERTAIN COVENANTS OF COMPANY AND PARENT.....................17

         4.1      ACCESS AND INVESTIGATION BY PARENT..........................17
         4.2      OPERATION OF COMPANY'S BUSINESS.............................17
         4.3      NO SOLICITATION.............................................18

Article 5         ADDITIONAL COVENANTS OF THE PARTIES.........................20

         5.1      PROXY STATEMENT AND SCHEDULE 13E-3..........................20
         5.2      COMPANY SHAREHOLDERS' MEETING...............................21
         5.3      REASONABLE BEST EFFORTS TO CLOSE ...........................21
         5.4      DISCLOSURE..................................................22
         5.5      RIGHTS AGREEMENT............................................22

Article 6         CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES..........23

         6.1      COMPANY SHAREHOLDER APPROVAL................................23
         6.2      NO RESTRAINTS...............................................23

Article 7         CONDITIONS PRECEDENT TO PARENT'S AND MERGER SUB'S
                  OBLIGATION TO CLOSE.........................................23

         7.1      ACCURACY OF REPRESENTATIONS.................................23
         7.2      COMPANY'S PERFORMANCE.......................................23
         7.3      CONSENTS....................................................24
         7.4      NO MATERIAL ADVERSE EFFECT..................................24
         7.5      NO PROCEEDINGS..............................................24
         7.6      SUCCESSFUL COMPLETION OF PARENT FINANCING...................24
         7.7      OFFICER'S CERTIFICATE.......................................24
         7.8      DISSENTING SHARES...........................................25
         7.9      EXTENSION...................................................25

Article 8         CONDITIONS PRECEDENT TO COMPANY'S OBLIGATION TO CLOSE.......25

         8.1      ACCURACY OF REPRESENTATIONS.................................25
         8.2      PARENT'S AND MERGER SUB'S PERFORMANCE.......................25
         8.3      CONSENTS....................................................25
         8.4      OFFICER'S CERTIFICATE.......................................26
         8.5      CONFIRMATION OF AVAILABILITY OF FINANCING...................26
         8.6      FEES AND EXPENSES...........................................26

Article 9         TERMINATION.................................................26

         9.1      TERMINATION.................................................26
         9.2      EFFECT OF TERMINATION.......................................28
         9.3      EXPENSES; TERMINATION FEES..................................28

Article 10        GENERAL PROVISIONS..........................................30

         10.1     NOTICES.....................................................30
         10.2     FURTHER ACTIONS.............................................31
         10.3     INCORPORATION OF SCHEDULES AND EXHIBITS.....................31
         10.4     ENTIRE AGREEMENT AND MODIFICATION...........................31
         10.5     DISCLOSURE SCHEDULES........................................31
         10.6     TIME OF ESSENCE.............................................32
         10.7     DRAFTING AND REPRESENTATION.................................32
         10.8     SEVERABILITY................................................32

         10.9     ASSIGNMENT; SUCCESSORS; NO THIRD-PARTY RIGHTS...............32
         10.10    ENFORCEMENT OF AGREEMENT....................................32
         10.11    WAIVER......................................................32
         10.12    GOVERNING LAW...............................................33
         10.13    JURISDICTION; SERVICE OF PROCESS ...........................33
         10.14    COUNTERPARTS................................................33

EXHIBIT A         CONSTRUCTION AND DEFINITIONS
EXHIBIT B         FORM OF CONFIDENTIALITY AGREEMENT
COMPANY DISCLOSURE SCHEDULE

                                    EXHIBIT A

                          CONSTRUCTION AND DEFINITIONS

1.   CONSTRUCTION

     Any reference in the Agreement (as defined below) to an "Article," "Section," "Exhibit" or "Schedule" refers to the corresponding Article, Section, Exhibit or Schedule of or to the Agreement, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of the Agreement. All words used in the Agreement should be construed to be of such gender or number as the circumstances require. The terms "include" and "including" indicate examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

2.   DEFINITIONS

     For the purposes of the Agreement, the following terms and variations on them have the meanings specified in this Section:

     "Acquired Companies" is defined in Section 2.1(a).

     "Acquisition Proposal" means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     "Acquisition Transaction" means any transaction or series of transactions involving:

          (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Companies is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 9.9% of the outstanding securities of any class of voting securities of any of the Acquired Companies, or (iii) in which any of the Acquired Companies issues or sells securities representing more than 9.9% of the outstanding securities of any class of voting securities of any of the Acquired Companies; or

          (b) any sale (other than sales of Inventory in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than sales of Inventory in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 9.9% or more of the consolidated net revenues, net income or assets of the Acquired Companies.

     "Affiliate" of a specified Person means a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

     "Agreement" is defined in the first paragraph of the Agreement.

     "Articles of Merger" is defined in Section 1.3.

     "Balance Sheet" is defined in Section 2.5.

     "CBCA" is defined in Section 1.2.

     "Certifications" means all certifications and statements required by (i) the SEC's Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (ii) Rule 13a-14 or 15d-14 under the Exchange Act, or
(iii) 18 U.S.C. ss.1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to in clause (a) or (b) of the definition of Company SEC Reports.

     "CIBC" is defined in Section 2.9(c).

     "Closing" is defined in Section 1.3.

     "Closing Date" is defined in Section 1.3.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" is defined in the first paragraph of the Agreement.

     "Company Board Recommendation" is defined in Section 5.2(b).

     "Company Common Stock" means the common stock, no par value per share, of Company.

     "Company Contract" means any Contract (a) under which any Acquired Company has or may acquire rights, (b) under which any Acquired Company is or may become subject to Liability or (c) by which any Acquired Company or any of its assets is or may become bound.

     "Company Disclosure Schedule" means the Disclosure Schedule delivered pursuant to Article 2 by Company to Parent concurrently with the execution and delivery of the Agreement, together with any updates to it permitted by the Agreement.

     "Company Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) that has had or would reasonably be expected to have a Material Adverse Effect on (a) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Companies taken as a whole, (b) the ability of Company to consummate the Merger or any of the Contemplated Transactions or to perform any of its obligations under the Agreement or (c) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Surviving Corporation; provided, however, that the following shall not be deemed to constitute, create or cause a Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the oil and gas industry, and do not disproportionately affect such Persons, and that result from national, regional, state or local economic conditions, from general developments or conditions in the industry in which Company conducts business, from changes in laws, rules or regulations applicable to such party or its subsidiaries or from other general economic conditions, facts or circumstances that are not subject to the control or such party, (ii) that result from the Contemplated Transactions and public announcement thereof, (iii) that result from any change in the trading prices or volumes of the capital stock of Company, (iv) that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including the occurrence of a terrorist attack or (v) that result from any change resulting from the actions of Parent.

     "Company Material Contracts" is defined in Section 2.12.

     "Company Rights Agreement" is defined in Section 2.3(f).

     "Company SEC Reports" means (a) the Company's Annual Reports on Form 10-K for each fiscal year of Company beginning since January 1, 2000, (b) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Company referred to in clause (a) above, (c) all proxy statements relating to Company's meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (a) above, (d) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (a) above, and (e) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Parent pursuant to Section 2.4) filed by Company with the SEC since the beginning of the first fiscal year referred to in clause (a) above.

     "Company Stock Certificate" means any validly issued certificate representing shares of the Company Common Stock.

     "Company Stock Options" is defined in Section 1.5(e).

     "Company Shareholders' Meeting" is defined in Section 5.2(a).

     "Company Triggering Event" means (a) approval, endorsement or recommendation by the board of directors of Company of any Acquisition Proposal,
(b) the failure of Company to comply with Section 5.2, (c) the withdrawal or modification of the Company Board Recommendation pursuant to Section 5.2(c), (d) commencement of a tender or exchange offer relating to securities of Company and the failure of Company to send to its security holders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the board of directors recommends rejection of such tender or exchange offer, (e) the public announcement of an Acquisition Proposal, and the failure of Company to issue a press release announcing its opposition to such Acquisition Proposal within 10 business days after such Acquisition Proposal is announced or (f) the breach of, or the taking of any action inconsistent with any of the provisions set forth in, Section 4.3 by any of the Acquired Companies or any Representative of any of the Acquired Companies.

     "Consent" means any approval, consent, ratification, waiver or other authorization.

     "Contemplated Transactions" means all of the transactions to be carried out in accordance with the Agreement, including the merger of Merger Sub with and into Company, the performance by the parties of their other obligations under the Agreement.

     "Contract" means any (i) contract, agreement, commitment, understanding, lease, license, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation (whether written or oral and whether express or implied) that is legally binding or (ii) any letter of intent or expression of interest that evidences an intent or desire to enter into an arrangement described in clause (i).

     "Contravene" or "Contravention" -- an act or omission would "Contravene" something if, as the context requires:

          (a) the act or omission would conflict with it, violate it, result in a breach or violation of or failure to comply with it, or constitute a default under it;

          (b) the act or omission would give any Governmental Body or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate or modify it, to exercise any remedy or obtain any relief under it or to declare a default or accelerate the maturity of any obligation under it; or

          (c) the act or omission would result in the creation of an Encumbrance on the stock or any of the assets of any of the Acquired Companies.

     "Dissenting Shares" is defined in Section 1.8.

     "Effective Time" is defined in Section 1.3.

     "Encumbrance" means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal or similar restriction; provided, however, that the term "Encumbrance" does not include (a) mechanic's, materialman's or similar liens with respect to amounts arising or incurred in the Ordinary Course of Business, (b) statutory liens for current Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate Proceedings, (c) liens securing rental payments under capital lease arrangements, (d) defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance or zoning, entitlement and other land use and environmental regulations by any Governmental Body and (e) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any property subject thereto or affected thereby.

     "Entity" means any corporation, general partnership, limited liability company, limited partnership, limited liability partnership, joint venture, estate, trust, company, firm, society or other enterprise, association or organization.

     "Environment" means the soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

          (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

          (b) fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

          (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended.

     "Environmental Law" means any Law that requires or relates to:

          (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

          (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

          (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

          (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

          (e) protecting resources, species, or ecological amenities;

          (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

          (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

          (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" is defined in Section 1.6(a).

     "Exchange Fund" is defined in Section 1.6(a).

     "Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

     "GAAP" means generally accepted accounting principles for financial reporting in the United States.

     "Governing Document" means any charter, articles, bylaws, certificate, statement, statutes or similar document adopted, filed or registered in connection with the creation, formation or organization of an Entity, and any Contract among all equityholders, partners or members of an Entity.

     "Governmental Authorization" means any Consent, license, permit or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

     "Governmental Body" means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other Entity and any court or other tribunal), (d) multinational organization, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (f) official of any of the foregoing.

     "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "Knowledge" means, with respect to any Party, the actual knowledge after reasonable investigation of any of such Party's directors or officers.

     "Law" means any constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law, principle of common law or notice of any Governmental Body.

     "Liabilities" includes liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

     "Merger" is defined in the Preliminary Statements.

     "Merger Consideration" is defined in Section 1.5(a).

     "Merger Sub" is defined in the first paragraph of the Agreement.

     "Merger Sub Common Stock" means the common stock, no par value per share, of Merger Sub.

     "Occupational Safety and Health Law" means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     "Off-Balance Sheet Arrangement" means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation: obligations that are not classified as a liability according to

GAAP; contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).

     "Option Plans" is defined in Section 1.5(e).

     "Options" is defined in Section 2.3.

     "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator, and any Contract with any Governmental Body pertaining to compliance with Law.

     "Ordinary Course of Business" refers to actions taken in Company's normal operation, consistent with its past practice and having no Company Material Adverse Effect.

     "Parent" is defined in the first paragraph of the Agreement.

     "Parent Common Stock" means the common stock, $0.01 par value per share, of Parent.

     "Parent Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) that has had or would reasonably be expected to have a Material Adverse Effect on (a) the business, condition, capitalization, assets, Liabilities, operations or financial performance of Parent and its Subsidiaries taken as a whole, or (b) the ability of Parent to consummate the Merger or any of the Contemplated Transactions or to perform any of its obligations under the Agreement; provided, however, that the following shall not be deemed to constitute, create or cause a Material Adverse Effect: any changes, circumstances or effects (i) that affect generally the oil and gas industry, and do not disproportionately affect such Persons, and that result from national, regional, state or local economic conditions, from general developments or conditions in the industry in which Parent conducts business, from changes in laws, rules or regulations applicable to such party or its subsidiaries or from other general economic conditions, facts or circumstances that are not subject to the control or such party, (ii) that result from the Contemplated Transactions and public announcement thereof, (iii) that result from any change in the trading prices or volumes of the capital stock of Parent; (iv) that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including the occurrence of a terrorist attack; or (v) that result from any change resulting from the actions of Company.

     "Party" means Company, Parent or Merger Sub.

     "Permits" is defined in Section 2.13.

     "Person" refers to an individual or an Entity.

     "Pre-Closing Period" is defined in Section 4.1.

     "Proceeding" means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Proxy Statement" means the proxy statement to be sent to Company's shareholders in connection with the Company Shareholders' Meeting.

     "reasonable best efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use reasonable best efforts under the Agreement will not be required to make any material change to its business, dispose of any material asset, expend material funds, incur any material burden or take actions that would result in a material adverse change in the benefits to such Person of the Agreement and the Contemplated Transactions.

     "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

     "Required Company Shareholder Vote" means the affirmative vote in favor of the Agreement and the Merger of a majority of the issued and outstanding shares of Company Common Stock entitled to vote on the matter.

     "Rights" means any outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Company.

     "SEC" means the United States Securities and Exchange Commission.

     "Secretary of State" is defined in Section 1.3.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Schedule 13E-3" means the Statement on Schedule 13E-3 to be filed by Company and Parent concurrently with the filing of the Proxy Statement pursuant to the Exchange Act, together with any amendments or supplements thereto.

     "Significant Proposal" means an unsolicited bona fide written proposal made by a third party to purchase all of the outstanding Company Common Stock on terms that the board of directors of Company determines, in its reasonable judgment, (a) to be more favorable from a financial point of view to Company's shareholders than the terms of the Merger, and (b) is reasonably capable of being consummated.

     "Special Committee" means that committee of independent directors established by Company's Board of Directors to evaluate the fairness of the Agreement and the Contemplated Transactions to Company's shareholders.

     "Subsidiary" of any Entity means any Entity of which such Entity directly or indirectly owns or has a right to acquire, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable the Entity owning the securities to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

     "Superior Proposal" means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding Company Common Stock not owned by the third party on terms that the board of directors of Company (excluding Randeep S. Grewal) determines, in its reasonable judgment, (a) after receipt of a written opinion of an independent financial advisor of nationally recognized reputation, to be more favorable from a financial point of view to Company's shareholders than the terms of the Merger, taking into account, among other things, financing requirements, timing of the closing of the proposed purchase, and regulatory and other approvals, and (b) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

     "Surviving Corporation" is defined in Section 1.1.

     "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, charges, fees, duties (including customs duties), levies or assessments, including income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, unemployment and social security taxes, that are imposed by any Governmental Body, and including any interest, penalties or additions to tax attributable thereto.

     "Tax Return" means any report, return or other information required to be supplied to a Governmental Body in connection with any Taxes.

     "Third-Party Provisions" is defined in Section 10.9.

                                    EXHIBIT B


                            CONFIDENTIALITY AGREEMENT

     This Confidentiality Agreement (the "Agreement") is dated ________ and is by and between Greka Energy Corporation, a Colorado corporation (the "Company"), and ___________________________, a _________corporation (the "Investigating
Party").

                              PRELIMINARY STATEMENT

     The Investigating Party has requested access to certain information, properties and personnel of the Company and its subsidiaries (collectively, the "Disclosing Party") in connection with the negotiation of a possible transaction (the "Transaction").

                                    AGREEMENT

     The parties, intending to be legally bound, agree as follows:

                       ARTICLE 1 CONFIDENTIAL INFORMATION

1.1 "Confidential Information" means all non-public information of the Disclosing Party disclosed or made available to the Investigating Party or any of its directors, officers, employees, agents, consultants, advisors, legal counsel or accountants (collectively, "Representatives"), regardless of the form or manner of disclosure, including without limitation:

     (a) all information relating to the Disclosing Party's trade secrets (including all information that applicable law defines as "trade secrets");

     (b) all information concerning products, product specifications, data, formulae, compositions, designs, sketches, photographs, graphs, drawings, samples, inventions, discoveries, ideas, know-how, past, current, and planned research and development, current and planned methods and processes, client or customer lists and files, current and anticipated client or customer requirements, vendor and supplier lists and files, price lists, market studies, business plans and business opportunities;

     (c) all information concerning software that was developed or modified by or for the Disclosing Party (including object and source codes), databases, data modules or structures, algorithms and computer system architectures;

     (d) all information concerning the Disclosing Party's business and affairs, assets, liabilities, historical and current financial statements, financial projections and budgets, historical, current and projected sales, capital spending budgets, forecasts, strategic plans, marketing and advertising plans, publications, agreements, the names and backgrounds of key personnel, personnel training techniques and materials and the names, contact information and any other information relating to an identified or identifiable natural person;

     (e) all third-party confidential information in the possession of the Disclosing Party; and

     (f) all notes, analyses, compilations, studies, summaries, interpretations and other material prepared by the Investigating Party or its Representatives to the extent they contain, are based on or refer to any information described in
(i) through (v) above (collectively, "Notes").

1.2 The term Confidential Information does not include any portions of such information:

     (a) that become generally available to the public, other than as a result of disclosure by the Investigating Party or any of its Representatives; or

     (b) that becomes available to the Investigating Party on a non-confidential basis from a source (other than the Disclosing Party or its Representatives) which, to the Investigating Party's knowledge after due inquiry, is not prohibited from disclosing such information to the Investigating Party by a legal, contractual or fiduciary obligation to the Disclosing Party.

1.3 Any trade secrets of the Disclosing Party will also be entitled to all of the protections and benefits under applicable trade secrets law and any other applicable law. If any information that the Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, the information nonetheless will be considered Confidential Information for purposes of this Agreement unless it falls within the exception described in Section 1(b).

                   ARTICLE 2 RESTRICTED USE AND NONDISCLOSURE

2.1 The Investigating Party agrees that the Investigating Party and its Representatives (i) will keep the Confidential Information confidential and
     (ii) without limiting the foregoing, will not disclose the Confidential Information to any person (including current or prospective financing sources) except with the specific prior written consent of Susan Whalen, the Company's Vice President - Asset Management (the "Disclosing Party Contact") or except as expressly otherwise permitted by the terms of this Agreement or a Definitive Agreement (as defined in Section 9). It is understood that the Investigating Party may disclose Confidential Information only to those of the Investigating Party's Representatives who require such material for the purpose of evaluating the Transaction (but to the extent practicable, only the part that is so required and without revealing the possible Transaction), and who are informed by the Investigating Party of the confidential nature of the Confidential Information and the obligations of this Agreement. The Investigating Party and its Representatives will not use any of the Confidential Information for any reason or purpose other than to evaluate and negotiate the Transaction.

2.2 The Investigating Party will enforce the terms of this Agreement as to its Representatives and will take all steps (including all action the Investigating Party would take to protect its own trade secrets and confidential information) necessary to cause them to comply with this Agreement and thereby prevent their disclosure of the Confidential Information, except as permitted by this Agreement. If an unauthorized use or disclosure occurs, the Investigating Party will immediately notify the Disclosing Party and take, at the Investigating Party's expense, all steps (including available actions for seizure and injunctive relief) necessary to recover the Confidential Information and prevent its subsequent unauthorized use or dissemination. If the Investigating Party fails to take these steps in a timely and adequate manner, the Disclosing Party may take them in its own or in the Investigating Party's name and at the Investigating Party's expense.

                     ARTICLE 3 NONDISCLOSURE OF TRANSACTION

     Except as expressly permitted by a Definitive Agreement, neither the Investigating Party nor its Representatives will, without prior written consent of a Disclosing Party Contact, disclose to any person (including another prospective purchaser who has been provided Confidential Information) the terms or existence of this Agreement, the fact that the Confidential Information has been made available to the Investigating Party or the Investigating Party's Representatives, the fact that discussions or negotiations are taking place concerning a Transaction, or any of the terms, conditions, or other facts with respect thereto; provided, however, that the Investigating Party and its Representatives may disclose such information to those of the Investigating Party's Representatives who require such information for purposes of assisting with the Transaction.

        ARTICLE 4 LEGAL COMPULSION TO DISCLOSE CONFIDENTIAL INFORMATION

     If the Investigating Party or any of its Representatives become legally compelled (including pursuant to any rule or regulation promulgated by any securities regulation authority or any securities exchange) to make any disclosure that is prohibited or otherwise constrained by this Agreement, then the Investigating Party or such Representative, as the case may be, will give the Company immediate written notice of such requirement so that it may seek a protective order or other appropriate relief, or waive compliance with the nondisclosure provisions of this Agreement. Subject to the foregoing, the

Investigating Party or such Representative may make only such disclosure that, in the written opinion of counsel reasonably acceptable to the Company, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material censure or penalty; provided, however, that the Investigating Party and its Representatives must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed.

                       ARTICLE 5 DISCLOSING PARTY CONTACT

     The Company will determine, in its sole discretion, what information, properties and personnel it wishes to make available to the Investigating Party. All requests by the Investigating Party or its Representatives for Confidential Information, meetings with Disclosing Party personnel or Representatives, inspections of Disclosing Party properties, and discussions or questions regarding procedures will be made exclusively to the Disclosing Party Contact. The Investigating Party and its Representatives will not initiate any communications with any director, officer or employee of the Disclosing Party (other than a Disclosing Party Contact) without the prior written consent of a Disclosing Party Contact.

                              ARTICLE 6 EMPLOYEES

     For a period of two years after the date of this Agreement, neither the Investigating Party nor its Representatives will (a) induce or attempt to induce any employee to leave the employ of the Disclosing Party, (b) hire, retain or attempt to hire or retain any employee of the Disclosing Party or (c) in any way interfere with the relationship between the Disclosing Party and any of its employees. Notwithstanding the foregoing, this Section will not prohibit the Investigating Party from making general employment solicitations not specifically directed at the Disclosing Party's employees, or hiring them as a result of such solicitations.

                  ARTICLE 7 RETURN OF CONFIDENTIAL INFORMATION

     If either party notifies the other party that it does not wish to proceed with the Transaction, then the Investigating Party will within five business days of such notification (a) deliver to a Disclosing Party Contact all documents and other materials constituting Confidential Information, other than Notes, in the possession or under the control of the Investigating Party or the Investigating Party's Representatives, and (b) destroy all Notes, without retaining a copy of any such material. Alternatively, if a Disclosing Party Contact so requests or gives prior written consent to the Investigating Party's request, the Investigating Party will destroy all documents and other materials constituting Confidential Information in the possession or under the control of the Investigating Party or the Investigating Party's Representatives, including all copies that are stored in an electronic or other medium and are retrievable in perceivable form. An appropriate officer of the Investigating Party must certify any such destruction to the Company in writing, and a list of the destroyed documents and materials must accompany the certification.

         ARTICLE 8 ATTORNEY WORK PRODUCT AND ATTORNEY-CLIENT PRIVILEGE

     The Investigating Party acknowledges that the Disclosing Party may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to certain of the Confidential Information. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information to the Investigating Party in connection with the Transaction. The parties (a) share a common legal and commercial interest in such Confidential Information, (b) are or may become joint defendants in proceedings to which such Confidential Information relates, and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates. In furtherance of the foregoing, the Investigating Party will not claim or contend, in proceedings involving either party, that the Disclosing Party waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of Confidential Information to the Investigating Party in connection with the Transaction.

            ARTICLE 9 NO OBLIGATION TO NEGOTIATE DEFINITIVE AGREEMENT

     The Company and its directors and shareholders reserve the right, in their sole discretion, to reject any and all proposals made by the Investigating Party or the Investigating Party's Representatives with regard to a Transaction and to terminate discussions and negotiations with the Investigating Party and the Investigating Party's Representatives at any time. No contract providing for a Transaction will be deemed to exist unless and until a definitive agreement, if any, with respect to a Transaction (a "Definitive Agreement") has been executed and delivered, and the parties waive any claims (including breach of contract claims, but excluding all claims directly or indirectly based on this Agreement) in connection with a Transaction unless and until they or, in the case of the Company, its shareholders enter into a Definitive Agreement. Neither the parties to this Agreement nor their respective Representatives and shareholders have any legal obligation of any kind with respect to a Transaction by virtue of this Agreement, except to the extent explicitly set forth herein.

                  ARTICLE 10 NO REPRESENTATIONS OR WARRANTIES

     Neither the Disclosing Party nor its Representatives make any representation or warranty (express or implied) concerning the completeness or accuracy of the Confidential Information, except pursuant to representations and warranties that may be made to the Investigating Party in a Definitive Agreement if, when, and as executed and subject to such limitations and restrictions as may be specified therein. The Investigating Party also agrees that if the Investigating Party determines to engage in a Transaction, the Investigating Party's determination will be based solely on the terms of such Definitive Agreement and on the Investigating Party's own investigation, analysis, and assessment of the business to be acquired.

                   ARTICLE 11 COMPLIANCE WITH SECURITIES LAWS

     The Investigating Party is aware, and its Representatives who are apprised of the Transaction will be advised, that the securities laws of the United States prohibit any person who has material, non-public information concerning the Disclosing Party from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

                             ARTICLE 12 STANDSTILL

     For a period of two years from the date of this Agreement, neither the Investigating Party nor its Representatives or affiliates will in any manner, directly or indirectly:

12.1 effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause, participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Disclosing Party or any of its affiliates; (ii) any tender or exchange offer or merger or other business combination involving the Disclosing Party or any of its affiliates; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Disclosing Party or any of its affiliates; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) or consents to vote any voting securities of the Disclosing Party;

12.2 form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended);

12.3 otherwise act, alone or in concert with others, to seek control of or influence the management, board of directors or policies of the Disclosing Party;

12.4 make any public announcements or take any action that might force the Disclosing Party to make a public announcement regarding any of the types of matters set forth above; or

12.5 enter into any discussions or arrangements with any third party with respect to any of the foregoing;

unless the Investigating Party has been specifically invited to do so in writing by the special committee of the board of directors of the Disclosing Party. During such period, neither the Investigating Party nor its Representatives will request, directly or indirectly, that the Disclosing Party (or its Representatives) amend or waive any provision of this Section (including this sentence).

               ARTICLE 13 DATA PROTECTION AND PRIVACY RESTRICTIONS

     The Investigating Party will inform itself about and observe all applicable data protection and/or privacy requirements in any jurisdiction in which the Confidential Information is located and any other relevant jurisdictions. The

Investigating Party will also implement and maintain all such technical and organizational security measures as may be reasonably available (having regard to technical developments at the time) and as are appropriate in the circumstances to protect Confidential Information against unauthorized or unlawful processing, accidental loss, distribution or damage. In addition, in the event that any Confidential Information is located in a jurisdiction that restricts the transfer of such information to other countries or locations, the Investigating Party will maintain such information within that jurisdiction only, and will not transfer it to any other country or location in a manner that violates such restrictions. The Investigating Party will indemnify and hold the Disclosing Party harmless for any damage or expense (including legal fees and costs) resulting from the Investigating Party's contravention or other violation of any applicable data protection and/or privacy laws.

                              ARTICLE 14 REMEDIES

     The Investigating Party acknowledges that the Disclosing Party would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with the specific terms, that the Disclosing Party would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by it as a result of the Investigating Party's breach and that any breach of this Agreement by the Investigating Party would not be adequately compensated by monetary damages alone. Accordingly, the Investigating Party agrees that, in addition to any other right or remedy to which the Disclosing Party may be entitled at law or in equity, the Disclosing Party will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent any breach or threatened breach of this Agreement, without posting any bond or other security and without the necessity of proving the amount of any actual damage to the Disclosing Party resulting therefrom. In addition, the Investigating Party will indemnify and hold the Disclosing Party and its stockholders harmless from any damages, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from the Investigating Party's breach of the terms of this Agreement or any other unauthorized use or disclosure by the Investigating Party or its Representatives of the Confidential Information. The Company's subsidiaries and other affiliates constituting a Disclosing Party have the right to enforce all indemnity obligations of Investigating Party under this Agreement independently of the Company. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

                               ARTICLE 15 NOTICE

     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by a nationally recognized overnight courier service (cost prepaid), (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

                           Greka Energy Corporation
                           Attention:  Susan M. Whalen
                           Address: 2801 B Santa Maria Way
                           Santa Maria, California 93454
                           Facsimile No.:    (805) 347-1072
                           E-mail Address: smw@grekaenergy.com

                           ____________________

                           Attention:
                           Address:
                           Facsimile No.:
                           E-mail Address:

                          ARTICLE 16 ENTIRE AGREEMENT

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the party to be charged with the modification.

                            ARTICLE 17 SEVERABILITY

     If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                               ARTICLE 18 WAIVER

     Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power or privilege.

           ARTICLE 19 GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS

19.1 This Agreement will be governed by and construed under the laws of the State of Texas without regard to conflicts of law principles that would require application of any other law.

19.2 Any action or proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Colorado, County of Denver or, if it has or can acquire jurisdiction, in the United States District Court for the District of Colorado, and each of the parties irrevocably submits to the jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or convenience of forum. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                                ARTICLE 20 COSTS

     Each party will bear its own expenses incurred in connection with pursuing or consummating the Transaction, including any broker's or finder's fees and all fees and expenses of its Representatives.

                            ARTICLE 21 COUNTERPARTS

     This Agreement may be executed in two or more counterparts.

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence.

                                           Greka Energy Corporation



                                           By:
                                           -------------------------------------

                                           Name:
                                           -------------------------------------

                                           Title:
                                           -------------------------------------







                                           By:
                                           -------------------------------------

                                           Name:
                                           -------------------------------------

                                           Title:
                                           -------------------------------------

                                   APPENDIX B

CIBC                                                    CIBC World Markets Corp.
World Markets                                           425 Lexington Avenue
                                                        New York, NY  10017
                                                        Tel: 212-856-6500
                                                        Fax: 212-885-4423

                                                                May 27, 2003

Personal and Confidential
-------------------------


The Special Committee of the Board of Directors
GREKA Energy Corporation
630 Fifth Avenue
Suite 1501
New York, New York 10111

Gentlemen:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Opinion") to the Special Committee (the "Special Committee") of the Board of Directors of GREKA Energy Corporation ("GREKA" or the "Company") for the use of the Special Committee and the Board of Directors of GREKA as to the fairness, from a financial point of view, to the holders of GREKA common stock, excluding certain members of management of the Company holding shares of Common Stock that will be contributed to the capital of Parent or Merger Sub, as defined below (the "Excluded Shares"), of the consideration to be received pursuant to the Merger Agreement dated May 27, 2003 by and among Alexi Holdings Limited, a Cayman Islands corporation ("Parent"), Alexi Corporation, a Colorado corporation ("Merger Sub") and GREKA (the "Merger Agreement"). The Merger Agreement provides for, among other things, a transaction whereby Merger Sub will be merged with and into GREKA (the "Merger"). Each outstanding share of GREKA common stock other than shares of common stock held by Parent or Merger Sub, treasury shares and Dissenting Shares (as such term is defined in the Merger Agreement) will be converted into the right to receive $6.25 in cash (the "Merger Consideration").

In arriving at our fairness Opinion we:

(a) reviewed the draft Merger Agreement, indicated as Baker & McKenzie document number 457079.5 and delivered to us on May 25, 2003;

(b) reviewed audited consolidated financial statements of GREKA for the fiscal years ended December 31, 2000, 2001 and 2002;

(c) reviewed unaudited consolidated financial statements of GREKA for the three months ended March 31, 2003 and 2002;

(d) reviewed reserve reports prepared by the Company's independent petroleum engineers as of December 31, 2002;

(e) reviewed financial estimates and projections of GREKA prepared by the Company and the Company's management;

(f) reviewed the historical market prices and trading volume for GREKA common stock;

(g) held discussions with senior management of GREKA with respect to the business and prospects for future growth of GREKA;

The Special Committee of the Board of Directors
GREKA Energy Corporation
May 27, 2003
Page 2


(h) reviewed and analyzed certain publicly available financial and trading data for certain companies we deemed comparable to GREKA or its component businesses;

(i) reviewed and analyzed certain publicly available financial and trading data for transactions that we deemed comparable to the Merger;

(j) performed an analysis of the net asset value of the Company based on the value of its reserves, the market value of its other assets and its current capital structure;

(k) performed discounted cash flow analyses of GREKA using certain assumptions of future performance provided to us by the management of GREKA ;

(l)  reviewed public information concerning GREKA; and

(m) performed such other analyses and reviewed such other information as we deemed appropriate.

In rendering our Opinion we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to us by the Company and its employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of GREKA provided to us, we assumed with the Company's consent, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgement of the Company and its management. In addition, GREKA's management indicated to us that existing financial constraints on the Company prevented current development of the Company's interest in coalbed methane properties in China and production sharing contracts for such properties and accordingly no value should be ascribed thereto. Accordingly, without independent verification or investigation and with the Company's consent, we assigned no value to such properties and contracts. At the direction of representatives of GREKA, we also assumed that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us and that the Parent will be able to secure the financing necessary to complete the Merger on terms acceptable to Parent. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of GREKA or affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of GREKA following the Merger. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for GREKA, or the effect of any other transaction in which GREKA might engage. We also were not asked to conduct an auction of the Company or its assets, and no such auction has been conducted. We also have not been asked to consider, and our opinion does not address any terms of the Merger Agreement providing for payments to be made by the Company in the event the Merger Agreement is terminated before the Merger is completed. Our opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm the opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We acted as financial advisor to GREKA in connection with the Merger and to the Special Committee of the Board of Directors of GREKA in rendering this opinion and will receive a fee for our services. CIBC World Markets has performed investment banking and other services for GREKA in the past and has been compensated for such services. In the ordinary course of its business, CIBC World Markets and its affiliates may actively trade securities of GREKA for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The Special Committee of the Board of Directors
GREKA Energy Corporation
May 27, 2003
Page 3


Based upon and subject to the foregoing, and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger Agreement is fair from a financial point of view to the holders of GREKA common stock other than the holders of the Excluded Shares. This Opinion is for the use of the Special Committee of the Board of Directors of GREKA and by the full Board of Directors of GREKA in their respective evaluations of the Merger and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Merger.


                                                            Very truly yours,


CIBC World Markets Corp.
/s/ CIBC World Markets Corp.

                                   APPENDIX C

Section 7-113-102 of the Colorado Business Corporations Statute; Right to dissent

     (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party if:

     (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

     (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

     (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

     (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

     (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, [FN1] or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

     (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

     (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

     (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

     (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

     (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

     (c) Cash in lieu of fractional shares; or

     (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

     (2) Deleted by Laws 1996, H.B.96-1285, ss. 30, eff. June 1, 1996.

     (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

     (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

     (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

                                      PROXY

                            GREKA ENERGY CORPORATION

                 Special Meeting of Shareholders, July 25, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder(s) of Greka Energy Corporation, do(es) hereby nominate, constitute and appoint Randeep S. Grewal and Susan M. Whalen, or either of them, the true and lawful proxies, agents and attorneys of the undersigned, with full power of substitution, to vote for the undersigned all of the common stock of said corporation standing in the name of the undersigned on its books at the close of business on June 18, 2003 at the Special Meeting of Shareholders to be held at 6527 Dominion Road, Santa Maria, California 93454, on July 25, 2003 at 1:00pm local time, or at any adjournment thereof, with all of the powers which would be possessed by the undersigned if personally present, upon and in respect of the following proposal and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     This proxy revokes any and all other proxies heretofore given by the undersigned.

     1. To adopt the Merger Agreement, dated as of May 27, 2003, by and among Alexi Holdings Limited, Alexi Corporation and Greka Energy Corporation and approve the merger of Alexi Corporation with and into Greka Energy Corporation.


          FOR              AGAINST                  ABSTAIN

     The Greka board of directors recommends that you vote "FOR" the merger agreement and proposed merger.

     THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ABOVE. IF NO DIRECTION IS MADE WITH RESPECT TO THE PROPOSAL, THIS PROXY WILL BE VOTED FOR THE PROPOSAL. THIS PROXY ALSO GRANTS TO THE ABOVE-NAMED PROXIES THE AUTHORITY TO VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders dated June 18, 2003 and the Proxy Statement furnished therewith.

     PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.



         Signature:                                     Date

                    ----------------                        ----------------

         Signature:                                     Date

                    ----------------                        ----------------


     NOTE: Please sign name exactly as your name (or names) appears on the stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.